UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a12
ELASTIC N.V.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

800 West El Camino Real, Suite 350
Mountain View, California 94040
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Meeting Details
Time:	5:00 PM, Central European Summer Time
Date:	Thursday, October 6, 2022
Address:	Keizersgracht 281, 1016 ED Amsterdam, the Netherlands
To the Shareholders of Elastic N.V.:
Notice is hereby given that an Annual General Meeting of Shareholders (the “Annual Meeting”) of Elastic N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company,” “Elastic,” or “we”), will be held on October 6, 2022, at 5:00 PM, Central European Summer Time (“CEST”), at the Company’s offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. At the Annual Meeting, we will discuss the following items of business:

Item 1	Opening and announcements
Item 2	Overview of the Company’s business, financial situation and sustainability
Item 3	Appointment of Sohaib Abbasi, Caryn Marooney, Chetan Puttagunta, and Steven Schuurman as non-executive directors (voting proposal no. 1)
Item 4
Financial statements and results

a.Discussion of the Company’s financial statements for the fiscal year that commenced on May 1, 2021 and ended on April 30, 2022 (“fiscal year 2022”), including the Dutch statutory board report and annual accounts

b.Proposal to adopt the Dutch statutory financial statements prepared in accordance with International Financial Reporting Standards of the Company for fiscal year 2022 (voting proposal no. 2)

Item 5
Proposal to appoint PricewaterhouseCoopers Accountants N.V. as the Company’s external auditor of the Company’s Dutch statutory annual accounts for the fiscal year ending April 30, 2023 (voting proposal no. 3)

Item 6	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2023 (voting proposal no. 4)
Item 7
Proposal to grant full discharge to the executive directors of the Company who were in office during fiscal year 2022 from liability for their duties performed as executive directors of the Company during fiscal year 2022 (voting proposal no. 5)

Item 8
Proposal to grant full discharge to the non-executive directors of the Company who were in office during fiscal year 2022 from liability for their duties performed as non-executive directors of the Company during fiscal year 2022 (voting proposal no. 6)

Item 9	Authorization of the board of directors to repurchase shares (voting proposal no. 7)
Item 10	Approval of the Elastic N.V. 2022 Employee Stock Purchase Plan (voting proposal no. 8)
Item 11	Proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers (voting proposal no. 9)
Item 12	Any other business
Item 13	Closing of the meeting

Each person authorized to attend the Annual Meeting may inspect the agenda of the Annual Meeting and the financial statements, including the Dutch statutory board report and annual accounts, at the Company’s offices in the United States at 800 West El Camino Real, Suite 350 Mountain View, California 94040 and at our offices in the Netherlands at Keizersgracht 281, 1016 ED Amsterdam.
The Board of Directors recommends that you vote “FOR” each director in voting proposal no. 1 and “FOR” each of the remaining voting proposals as noted above.
The Record Date is at the close of business at 5:00 PM Eastern Daylight Time (“EDT”) (11:00 PM Central European Summer Time) on September 8, 2022 and, therefore, only the Company’s shareholders of record at the close of business on September 8, 2022 are entitled to receive this notice (the “Notice”) and to vote at the Annual Meeting.
If you intend to attend the Annual Meeting in person, you must notify the Company by submitting your name and the number of registered shares you hold to the Company’s e-mail address ir@elastic.co by 8:00 PM EDT on October 3, 2022. Please read this proxy statement carefully to ensure that you have proper evidence of share ownership as of September 8, 2022, as we will not be able to accommodate guests without such evidence at the Annual Meeting.
We provide our materials pursuant to the full set delivery option in connection with the Annual Meeting. Under the full set delivery option, a company delivers all proxy materials to its shareholders. The approximate date on which the proxy statement and proxy card are intended to be first sent or given to the Company’s shareholders is                          . This delivery can be by mail or, if a shareholder has previously agreed, by e-mail. In addition to delivering proxy materials to shareholders, the Company must also post all proxy materials on a publicly accessible website and provide information to shareholders about how to access that website. Accordingly, you should have received our proxy materials by mail or, if you previously agreed, by e-mail. These proxy materials include this Notice of Annual General Meeting of Shareholders, proxy statement, and proxy card. These materials are available free of charge on our website at ir.elastic.co and at www.proxyvote.com.
Your vote is important regardless of the number of Elastic ordinary shares that you own. If you do not plan on attending the Annual Meeting and if you are a shareholder of record, please vote via the Internet or, if you are a holder of shares in street name (“Beneficial Owner”), please submit the voting instruction form you receive from your broker or nominee as soon as possible so your shares can be voted at the Annual Meeting. You may submit your voting instruction form by mail. If you are a shareholder of record, you also may vote by telephone or by submitting a proxy card by mail. If you are a Beneficial Owner, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you also may have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you receive from your broker or nominee. You do not need to affix postage to the enclosed reply envelope if you mail it within the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.
All proxies submitted to us will be tabulated by Broadridge Financial Solutions, Inc. All shares voted by shareholders of record present in person at the Annual Meeting will be tabulated by the secretary designated by the chairperson of the Annual Meeting.
All shareholders are extended an invitation to attend the Annual Meeting.
If you have any questions concerning this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Elastic ordinary shares, please contact our Investor Relations department at ir@elastic.co.
Thank you for your ongoing support of Elastic.
By the order of the Board of Directors of Elastic N.V.
Carolyn Herzog
Chief Legal Officer and Corporate Secretary
Mountain View, California
The date of this proxy statement is                          , and it is being mailed to shareholders on or about                          .

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED AUGUST 16, 2022
ELASTIC N.V.
800 West El Camino Real, Suite 350
Mountain View, California 94040
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 6, 2022

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Q:	Why am I receiving these proxy materials?
A:
You are receiving these proxy materials because you were a shareholder of record or beneficial owner of the ordinary shares of Elastic N.V. (the “Company,” “Elastic,” “we,” “us” or “our”) as of the close of business at 5:00 PM Eastern Daylight Time (“EDT”) on September 8, 2022 (the “Record Date”) for an annual general meeting of shareholders of Elastic to be held on October 6, 2022 (the “Annual Meeting”). We do this in order to solicit voting proxies for use at the Annual Meeting. If you are a shareholder of record and you submit your proxy to us, you direct a civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes to vote your shares in accordance with the voting instructions in your proxy. If you are a beneficial owner and you follow the voting instructions provided in the notice you receive from your broker, bank or other intermediary, you direct such organization to vote your shares in accordance with your instructions. These proxy materials are being distributed to you on or about                          . As a shareholder, you are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement.

Please refer to the question entitled “What is the difference between holding shares as a shareholder of record or as a beneficial owner?” below for important details regarding different forms of share ownership.

The enclosed voting materials allow you to vote your shares without attending the Annual Meeting. Your vote is important. We encourage you to vote as soon as possible. These proxy materials are being made available or distributed to you on or about                          .

Q:	What proposals will be voted on at the Annual Meeting?
A:	Shareholders will be asked to adopt voting proposals no. 1, no. 2, no. 3, no. 4, no. 5, no. 6, no. 7, no. 8 and no. 9 as described in this proxy statement.
Q:	How does the board of directors recommend that I vote?
A:	After careful consideration, the board of directors unanimously recommends that the Company’s shareholders vote:
•“FOR” the appointment of the nominees as non-executive directors of the Company (“voting proposal no. 1”);
•“FOR” the adoption of the Company’s Dutch statutory annual accounts (the “Dutch Statutory Annual Accounts”) (“voting proposal no. 2”);

•“FOR” the appointment of PricewaterhouseCoopers Accountants N.V. as the Company’s external auditor of the Company’s Dutch statutory annual accounts for the fiscal year ending April 30, 2023 (“voting proposal no. 3”);

•“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant for the fiscal year ending April 30, 2023 (“voting proposal no. 4”);
•“FOR” the granting of full discharge to the executive directors of the Company who were in office during fiscal year 2022 (“voting proposal no. 5”);
•“FOR” the granting of full discharge to the non-executive directors of the Company who were in office during fiscal year 2022 (“voting proposal no. 6”);

•“FOR” the approval to authorize the board of directors to repurchase shares in the capital of the Company (“voting proposal no. 7”);
•“FOR” the approval of the Elastic N.V. 2022 Employee Stock Purchase Plan (“voting proposal no. 8”); and
•“FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers (as defined below) (“voting proposal no. 9”).
Q:	Can I attend the Annual Meeting?
A:
You may attend the Annual Meeting if, on the Record Date, you were a shareholder of record or a beneficial owner. If you would like to attend the Annual Meeting in person, you must notify the Company by submitting your name and number of registered shares to the Company’s e-mail address ir@elastic.co by 8:00 PM EDT on October 3, 2022. You will be asked to show photo identification and the following:

•If you are a shareholder of record, your paper proxy card that includes your name, or admission ticket that you received with a paper proxy card or that you obtained from our shareholder voting site at www.proxyvote.com; or

•If you are a beneficial owner, the voting instruction card you received from your broker, bank or other intermediary, or a printed statement from such organization or online access to your brokerage or other account, showing your share ownership on the Record Date.

We will not be able to accommodate guests without proper evidence of share ownership as of the Record Date at the Annual Meeting, including guests of our shareholders.
The Annual Meeting will begin promptly at 5:00 PM Central European Summer Time (“CEST”), and you should leave ample time for the check-in procedures.
Q:	Where is the Annual Meeting?
A:
The Annual Meeting will be held at the Company’s offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. Shareholders may request directions to the Annual Meeting by contacting Investor Relations at 800 West El Camino Real, Suite 350, Mountain View, California 94040, e-mail ir@elastic.co.

Q:	Who is entitled to vote at the Annual Meeting?
A:
You may vote your shares of Elastic ordinary shares if you owned your shares at the close of business on the Record Date. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented. As of                          (the last practicable date prior to the Record Date and the mailing of the proxy statement), we had                          ordinary shares issued and outstanding. See the questions entitled “How can I vote my shares in person at the Annual Meeting?” and “How can I vote my shares without attending the Annual Meeting?” below for additional details.

Q:	What is the difference between holding shares as a shareholder of record or as a beneficial owner?
A:
You are the “shareholder of record” of any shares that are registered directly in your name with Elastic’s transfer agent, Computershare Trust Company, N.A. We have sent the proxy statement and proxy card directly to you if you are a shareholder of record. As a shareholder of record, you may grant your voting proxy directly to Elastic or to a third party, or vote in person at the Annual Meeting. If you are a shareholder of record and you submit your proxy to us, you direct a civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes to vote your shares in accordance with the voting instructions in your proxy.

You are the “beneficial owner” of any shares (which are considered to be held in “street name”) that are held on your behalf in a brokerage account or by a bank or another intermediary that is the shareholder of record for those shares. If you are a beneficial owner, you did not receive proxy materials directly from Elastic, but your broker, bank or other intermediary forwarded you a proxy statement and voting instruction card for directing that organization how to vote your shares. You may also attend the Annual Meeting, but because a beneficial owner is not a shareholder of record, you may not vote in person at the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?
A:
You may vote shares for which you are the shareholder of record in person at the Annual Meeting. You may vote shares you hold beneficially in street name in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, bank or other intermediary that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also direct the voting of your shares as described below in the question entitled “How can I vote my shares without attending the Annual Meeting?” so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?
A:	Whether you hold shares as a shareholder of record or a beneficial owner, you may direct how your shares are voted without attending the Annual Meeting, by the following means:

By Internet—Shareholders of record with Internet access may direct how their shares are voted by following the “Vote by Internet” instructions on the proxy card until 5:59 a.m. CEST on October 6, 2022/11:59 p.m. EDT on October 5, 2022. If you are a beneficial owner of shares held in street name, please check the voting instructions in the voting instruction card provided by your broker, bank or other intermediary for Internet voting availability.

By telephone—Shareholders of record who live in the United States or Canada may submit proxies by telephone by following the “Vote by Telephone” instructions on the proxy card until 5:59 a.m. CEST on October 6, 2022/11:59 p.m. EDT on October 5, 2022. If you are a beneficial owner of shares held in street name, please check the voting instructions in the voting instruction card provided by your broker, bank or other intermediary for telephone voting availability.

By mail—If you elect to vote by mail, please complete, sign and date the proxy card where indicated and return it in the prepaid envelope included with the proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. If you are a beneficial owner of shares held in street name, you may vote by mail by following the instructions for voting by mail in the voting instruction card provided by your broker, bank or other intermediary.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?
A:
The shareholders of record of at least one third of the shares entitled to vote at the Annual Meeting must either (1) be present in person at the Annual Meeting or (2) have properly submitted a proxy in order to constitute a quorum at the Annual Meeting.

Q:	What is the voting requirement to approve the proposals?
A:
The nominees mentioned under voting proposal no. 1 will be appointed to the board of directors unless a two-thirds majority of the votes cast at the Annual Meeting, which votes must represent more than one-half of the issued and outstanding share capital, are cast against the proposal.

Each of voting proposals no. 2, no. 3, no. 4, no. 5, no. 6 no. 7, no. 8 and no. 9 requires a simple majority of votes cast in an Annual Meeting where at least one-third of the issued and outstanding ordinary shares of the Company are represented. Proposal no. 9, commonly referred to as the “say-on-pay” vote, is advisory and not binding. Our board of directors will review the voting results and take them into consideration in determining the compensation of our Named Executive Officers.

Q:	What will happen if I fail to vote or vote to abstain from voting?
A:
If you are the shareholder of record and you fail to vote or abstain from voting, it will have no effect on the voting proposals, assuming a quorum is present. If you are a beneficial owner and you fail to provide the organization that is the shareholder of record for your shares with voting instructions, the organization will not have discretion to vote on the non-routine matters that will be proposed at the Annual Meeting. If you fail to provide voting instructions to the organization or instruct the organization to vote your shares to abstain from voting, it will have no effect on the voting proposals. If you are a beneficial owner and you fail to provide the organization that is the shareholder of record for your shares with voting instructions, the organization will have discretion to vote on the routine matters that will be proposed at the Annual Meeting.

Q:	What will happen if I submit a proxy but do not specify how my shares are to be voted?
A:	If you are the shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as recommended by the board of directors.

If you are a beneficial owner and you do not provide the organization that is the shareholder of record for your shares with voting instructions, the organization will not have discretion to vote on non-routine matters, such as voting proposals nos. 1, 2, 5, 6, 7, 8 and 9.

Q:	What is the effect of a broker non-vote?
A:
A broker non-vote occurs when a broker, bank or other intermediary that is otherwise counted as present or represented by proxy does not receive voting instructions from the beneficial owner and does not have the discretion to vote the shares. A broker present or represented by proxy will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, and a broker non-vote will be treated as an abstention and therefore not be counted for purposes of determining the number of votes cast with respect to a particular proposal as to which that broker non-vote occurs. Thus, a broker non-vote will not impact our ability to obtain a quorum for the Annual Meeting and will not otherwise affect the outcome of the non-routine matters properly presented for a vote at the Annual Meeting.

Q:	Can I change my vote?
A:
If you are the shareholder of record, you may change your vote (1) by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above in the question entitled “How can I vote my shares without attending the Annual Meeting?,” (2) by providing a written notice of revocation to Elastic’s Corporate Secretary at Elastic N.V., 800 West El Camino Real, Suite 350, Mountain View, California 94040, prior to your shares being voted, or (3) by attending the Annual Meeting and voting in person, which will supersede any proxy previously submitted by you. However, merely attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request it.

If you are a beneficial owner of shares held in street name, you may generally change your vote by (1) submitting new voting instructions to your broker, bank or other intermediary or (2) if you have obtained a legal proxy from the organization that holds your shares giving you the right to vote your shares, by attending the Annual Meeting and voting in person. However, please consult that organization for any specific rules it may have regarding your ability to change your voting instructions.

Q:	What should I do if I receive more than one proxy card, voting instruction card from my broker, bank or other intermediary, or set of proxy materials?
A:
You may receive more than one proxy card, voting instruction card from your broker, bank or other intermediary or set of proxy materials. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive, or follow the voting instructions on such proxy card or voting instruction card you receive, to ensure that all your shares are voted.

Q:	Is my vote confidential?
A:
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Elastic or to third parties, except: (1) as necessary for applicable legal requirements, (2) to allow for the tabulation and certification of the votes, and (3) to facilitate a successful proxy solicitation or a shareholder outreach. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Elastic management.

Q:	Who will serve as inspector of election?
A:	The inspector of election will be Broadridge Financial Solutions, Inc.
Q:	Where can I find the voting results of the Annual Meeting?
A:
We will publish final voting results in our Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) and made available on its website at www.sec.gov within four business days of the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?
A:
Elastic will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Elastic, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Elastic may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the Record Date and will provide customary reimbursement to such firms for the cost of forwarding these materials.

Q:	What is the deadline to propose actions for consideration at next year’s annual general meeting or to nominate individuals to serve as directors?
A:
Future Shareholder Proposals for inclusion in the Company’s proxy materials under SEC rules
Any shareholder desiring to present a resolution for inclusion in the Company’s proxy statement for the annual general meeting of shareholders to be held in 2023 (the “2023 Annual Meeting”) must deliver such resolution to the Company’s Corporate Secretary at the address below no later than                          , 2023 (120 days before the anniversary date of the release of this proxy statement to shareholders). Only those resolutions that comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be included in the Company’s proxy statement for the 2023 Annual Meeting.
Future Shareholder Proposals to be brought at the annual general meeting under Dutch law
In addition, under Dutch law, shareholders are permitted to submit a resolution for consideration at the 2023 Annual Meeting so long as (1) such matter is received by the Company no later than 60 days prior to the date of the meeting, and (2) the shareholder or group of shareholders submitting the proposed agenda item or resolutions owns at least 3% of the Company’s issued share capital.
Complete details regarding all requirements that must be met regarding advance notice procedure for shareholders who wish to present certain matters at an annual general meeting of shareholders can be found in our articles of association. See “Future Shareholder Proposals.”
All submissions to the Company should be made to:
Elastic N.V.
800 West El Camino Real, Suite 350
Mountain View, California 94040
Attention: Investor Relations
Email: ir@elastic.co

Shareholders may recommend director candidates for consideration by our nominating and corporate governance committee. For additional information regarding our policy regarding shareholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Policies Governing Director Nominations—Director Nomination Process.”

Q:	What is householding and how does it affect me?
A:
The SEC permits companies that provide advance notice and follow certain procedures to send a single set of proxy materials to any household at which two or more shareholders of record reside, unless contrary instructions have been received. In such cases, each shareholder of record continues to receive a separate set of proxy materials. Certain brokerage firms may have instituted householding for beneficial owners. If your family has multiple accounts holding Elastic ordinary shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?
A:	Please contact our Investor Relations Department by writing to Elastic N.V., 800 West El Camino Real, Suite 350, Mountain View, California 94040, Attention: Investor Relations or e-mail ir@elastic.co. If you have questions about the proposals or the information contained in this proxy statement, or desire additional copies of this proxy statement, or if you are a shareholder of record, additional proxy cards, please contact our Investor Relations Department.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The board of directors of the Company is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. The board of directors selects the Company’s senior management, delegates authority for the conduct of the Company’s day-to-day operations to those senior managers, and monitors their performance. Members of the board of directors are kept informed of the Company’s business by, among other things, participating in meetings of the board of directors and committees and by reviewing analyses and reports provided to them.
The board of directors is currently made up of nine directors. We have a one-tier board of directors, consisting of two executive directors and seven non-executive directors. Under the Company’s articles of association, all directors may hold office for a maximum term of three years, provided that such term shall ultimately lapse immediately after the close of the first annual general meeting held after three years (or less if the term is shorter than three years) have lapsed since the appointment, or until their earlier death, resignation or removal. A director may be reappointed, and the three-year maximum term may be deviated from by resolution of the general meeting of shareholders upon a proposal of the board of directors.
The following table sets forth the names, ages as of July 31, 2022, and certain other information for each of the directors who are nominees for appointment as a director at the Annual Meeting and for each of the continuing members of our board of directors:

Name	Age	Director Since	Current Term Expires	Expiration of Term For Which Nominated	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Nominees for Director
Sohaib Abbasi Vice-Chairman	66	2022	*	2025	Yes		✓
Caryn Marooney	55	2019	2022	2023	Yes			✓
Chetan Puttagunta Chairman Lead Independent Director	36	2017	2022	2024	Yes	✓		©
Steven Schuurman	46	2012	2022	2025	Yes
Continuing Directors
Ashutosh Kulkarni Executive Director Chief Executive Officer (“CEO”)	47	2022	2025	-	No
Shay Banon Executive Director Chief Technology Officer (“CTO”)	44	2012	2024	-	No
Jonathan Chadwick	56	2018	2023	-	Yes	©	✓
Alison Gleeson	57	2020	2023	-	Yes		©
Shelley Leibowitz	61	2021	2024	-	Yes	✓		✓

©	=	Chairperson
*On July 7, 2022, the board of directors appointed Mr. Abbasi to replace Michelangelo Volpi as a non-executive director, Vice-Chairman of the board of directors, and member of the Company’s Compensation Committee, effective July 13, 2022. Pursuant to Dutch law, the board of directors has also nominated Mr. Abbasi to stand for appointment to the board of directors (voting proposal no. 1). Mr. Abbasi was appointed to serve until the earlier of (i) the vacancy created by Mr. Volpi’s resignation being filled, which will occur if Mr. Abbasi is appointed upon conclusion of the Annual Meeting in accordance with voting proposal no. 1, (ii) the board appointing another person to temporarily fill such vacancy or (iii) the vacancy has been cancelled.

Our directors self-identify as set forth in the table below:

Board Diversity Matrix (as of July 31, 2022)
Total Number of Directors:	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6	-	-
Number of Directors Who Identify as:
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	3	-	-
Hispanic or Latinx	-	-	-	-
Middle Eastern	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White (not of Hispanic or Latinx origin)	3	2	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
The biographies below include information, as of July 31, 2022, regarding the specific and particular experience, education and qualifications of the nominees for director and the continuing directors.
Nominees for Director

Sohaib Abbasi (Vice-Chairman)
Background and Experience

Sohaib Abbasi has served as a member of our board of directors since July 2022. He has also served as a member of the Executive Council of Balderton Capital, a venture capital firm, since January 2018 and as a Senior Advisor of TPG Global LLC, a private equity firm, since July 2017.
•From July 2004 to August 2015, he served as the Chief Executive Officer of Informatica Corporation, a data integration company, where he also served as the Chair and a member of the board of directors from March 2004 to December 2015.
•Mr. Abbasi previously served in various executive roles at Oracle Corporation, a computer technology corporation, most recently as a member of Oracle's executive committee and as senior vice president of the Oracle Tools and Oracle Education divisions.
•He currently serves on the boards of several private companies and previously served as a director of McAfee Corp., a computer security software company, from November 2018 to March 2022, New Relic, Inc., an enterprise software company, from May 2016 to September 2019, Nutanix, Inc., a cloud computing company, from March 2020 to December 2020, and Red Hat, Inc., a provider of enterprise open source software solutions, from March 2011 to July 2019.

Age: 66
Compensation Committee

Education	Qualifications
Mr. Abbasi holds a B.S. and an M.S. in Computer Science from the University of Illinois at Urbana-Champaign.
We believe Mr. Abbasi is qualified to serve as a member of our board of directors because of his prior experience as CEO of a public technology company and his current and prior executive and directorship experience for multiple large public and private technology companies.

Caryn Marooney
Background and Experience

Caryn Marooney has served as a member of our board of directors since April 2019. She has served as a General Partner of Coatue Management, LLC, a global investment manager, since November 2019.
•From May 2011 to May 2019, she served in various roles at Meta Platforms, Inc. (formerly Facebook, Inc.), a social networking and technology company, most recently serving as Vice President, Global Communications from March 2012 to May 2019.
•From June 1997 to March 2011, Ms. Marooney served in various roles, including President and CEO, of The OutCast Agency, a public relations firm.
•Ms. Marooney served as a member of the board of directors of Zendesk, Inc., a software development company that provides a software-as-a-service customer service platform, from January 2014 to May 2020.
•Ms. Marooney also serves on the boards of various private companies.

Age: 55
Nominating and Corporate Governance Committee

Education	Qualifications
Ms. Marooney holds a B.S. in Labor Relations from Cornell University.	We believe that Ms. Marooney is qualified to serve as a member of our board of directors because of her prior executive experience and her experience advising technology companies.

Chetan Puttagunta (Chairman and Lead Independent Director)
Background and Experience

Chetan Puttagunta has served as a member of our board of directors since January 2017, as our Chairman since January 2022, and as our Lead Independent Director since June 2018. Mr. Puttagunta has served as General Partner of Benchmark Capital Partners since July 2018.
•From October 2016 until July 2018, Mr. Puttagunta served as a General Partner of New Enterprise Associates, a venture capital firm he joined in April 2011.
•Mr. Puttagunta also serves on the boards of various private companies.

Age: 36
Nominating and Corporate Governance Committee (Chair) Audit Committee

Education	Qualifications
Mr. Puttagunta holds a B.S. in Electrical Engineering from Stanford University.
We believe that Mr. Puttagunta is qualified to serve as a member of our board of directors because of his extensive experience in the venture capital industry and his knowledge of the technology industry.

Steven Schuurman
Background and Experience

Steven Schuurman co-founded our Company and has served as a member of our board of directors since July 2012 and previously served as our CEO from July 2012 to May 2017. Mr. Schuurman serves on the boards of various private companies.

Age: 46

Education	Qualifications
Mr. Schuurman holds a B.Sc. in Electrical Engineering from TH Rijswijk, now known as The Hague University of Applied Sciences.
We believe Mr. Schuurman is qualified to serve as a member of our board of directors because of his deep understanding of our business, operations and strategy due to his role as our co-founder and former CEO.

Continuing Directors

Ashutosh Kulkarni (Chief Executive Officer)
Background and Experience

Ashutosh Kulkarni has served as our CEO since January 2022 and was elected to our board of directors in March 2022. Mr. Kulkarni previously served as our Chief Product Officer from January 2021 to January 2022.
•Prior to joining us, he served as Executive Vice President and Chief Product Officer, Enterprise Business Group, at McAfee Corp., a digital provider of cyber security services, from October 2018 until December 2020.
•Prior to joining McAfee Corp., Mr. Kulkarni served as Senior Vice President and General Manager at Akamai Technologies in the Web Performance and Web Security division and in the Web Experience division from August 2016 to October 2018 and August 2015 to August 2016, respectively.
•Prior to that, Mr. Kulkarni held various senior leadership, product management, product marketing and engineering roles at Akamai Technologies, Informatica and Sun Microsystems.

Age: 47

Education	Qualifications
Mr. Kulkarni earned an M.S. in computer engineering from the University of Texas at Austin, an M.B.A. degree from the University of California, Berkeley and a B.E. in engineering from the University of Mumbai.

We believe that Mr. Kulkarni is qualified to serve as a member of the Board because of the perspective he brings as our CEO, our former Chief Product Officer, and his experience as an executive in the technology industry.

Shay Banon (Chief Technology Officer)
Background and Experience

Shay Banon co-founded our Company and has served as a member of our board of directors since July 2012 and as our CTO since January 2022. Mr. Banon served as our CEO from May 2017 to January 2022, and as our Chairman and CEO from June 2018 to January 2022. He previously also served as our Chief Technology Officer from July 2012 to April 2017. Mr. Banon is the creator of our Elasticsearch product.

Age: 44

Education	Qualifications
Mr. Banon holds a B.Sc. in Computer Science from Technion, Israel Institute of Technology.
We believe that Mr. Banon is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our CTO, our prior CEO and co-founder and his experience as an executive in the technology industry.

Jonathan Chadwick
Background and Experience

Jonathan Chadwick has served as a member of our board of directors since August 2018. Mr. Chadwick has been a private investor since April 2016.
•From November 2012 to April 2016, Mr. Chadwick served as Chief Financial Officer (“CFO”) and Executive Vice President of VMware, Inc., a virtualization and cloud infrastructure solutions company, and from August 2014 to April 2016, he also served as VMware’s Chief Operating Officer (“COO”).
•From March 2011 until November 2012, he served as the CFO of Skype Communication S.á.r.l., a voice over IP (VoIP) service, and as a corporate vice president of Microsoft Corporation after its acquisition of Skype in October 2011.
•From June 2010 until February 2011, Mr. Chadwick served as Executive Vice President and CFO of McAfee, Inc., a security software company, until its acquisition by Intel Corporation.
•From September 1997 until June 2010, Mr. Chadwick served in various executive roles at Cisco Systems, Inc., a multinational technology company (“Cisco”).
•He also currently serves on the board of directors of Confluent, Inc., a data infrastructure company, Samsara Inc., an IT company, ServiceNow, Inc., a cloud computing company, Zoom Video Communications, Inc., a provider of remote conferencing services, and various private companies. He previously served on the board of directors of Cognizant Technology Solutions Corporation, an IT business services provider, from April 2016 to December 2019, and F5 Networks, Inc., an application networking delivery company, from August 2011 until March 2019.
•He also worked for Coopers & Lybrand in various roles in the U.S. and the U.K.

Age: 56
Audit Committee (Chair) Compensation Committee

Education	Qualifications
Mr. Chadwick qualified as a Chartered Accountant in England and holds a B.Sc. degree in Electrical and Electronic Engineering from the University of Bath, U.K.
We believe Mr. Chadwick is qualified to serve as a member of our board of directors because of his significant financial expertise as a CFO and service on the boards of directors of various public companies.

Alison Gleeson
Background and Experience

Alison Gleeson has served as a member of our board of directors since January 2020. She currently also serves as a sales strategic advisor to Verkada Inc., a professional monitoring and video verification threat detection company, since August 2021, and Special Advisor and Operating Committee Member at Brighton Park Capital, an investment firm, since October 2019.
•From November 2018 to September 2019, she was a private investor.
•From January 1996 to October 2018, Ms. Gleeson was with Cisco, where she served in various roles, most recently as Senior Vice President, Americas from July 2014 to October 2018.
•Ms. Gleeson currently also serves on the board of directors of 8x8, Inc., a cloud-based provider of voice over IP products, and Zoominfo Technologies Inc., a comprehensive sales and marketing intelligence SaaS platform.

Age: 57
Compensation Committee (Chair)

Education	Qualifications
Ms. Gleeson holds a B.A. in Marketing from Michigan State University.	We believe Ms. Gleeson is qualified to serve as a member of our board of directors because of her prior executive and go-to-market experience for a large public company.

Shelley Leibowitz
Background and Experience

Shelley Leibowitz has served as a member of our board of directors since October 2021. Ms. Leibowitz currently serves as President of SL Advisory, which provides advice and insights in innovation and digital transformation, information technology portfolio and risk management, digital trust, performance metrics, and effective governance, and has served in such capacity since January 2016.
•From 2009 through 2012, Ms. Leibowitz served as Chief Information Officer for the World Bank Group.
•Prior to that, Ms. Leibowitz held Chief Information Officer positions at top-tier financial institutions, including Morgan Stanley and Greenwich Capital Markets.
•She currently serves as a director of Morgan Stanley, a global financial services firm. Previously she served as a director of Massachusetts Mutual Life Insurance Company, an insurance and financial services provider, from October 2019 to April 2021, E*Trade Financial Corporation, a financial services company, from December 2014 to October 2020, and AllianceBernstein Holding L.P., a global asset management firm, from November 2017 to June 2019.
•Ms. Leibowitz also serves on the boards of private companies in the cybersecurity and risk arenas.

Age: 61
Audit Committee Nominating and Corporate Governance Committee

Education	Qualifications
Ms. Leibowitz holds a B.A. in Mathematics from Williams College.
We believe Ms. Leibowitz is qualified to serve as a member of our board of directors because of her current and prior executive and directorship experience and extensive leadership and experience in technology services, digital transformation, and information security.

Board of Directors
We have a one-tier board of directors, consisting of executive and non-executive directors. The number of executive and non-executive directors is to be determined by the board of directors.
Our one-tier board structure consists of two executive directors and seven non-executive directors. Chetan Puttagunta serves as our Chairman and Lead Independent Director. For more information regarding our board leadership structure, please see “Board of Directors and Corporate Governance—Board Leadership Structure and Role of Independent Chairman and the Lead Independent Director.”
Pursuant to our articles of association, our executive and non-executive directors may be appointed for a maximum term of three years (unless such director has resigned at an earlier date). A director may be reappointed, and the three-year maximum term may be deviated from by resolution of the general meeting of shareholders upon a proposal of the board of directors.
The members of our board of directors have been appointed to staggered terms. The current terms of Ms. Marooney and Messrs. Puttagunta and Schuurman will expire at this Annual Meeting; the terms of Ms. Gleeson and Mr. Chadwick will expire at the annual general meeting of shareholders to be held in 2023; the terms of Mr. Banon and Ms. Leibowitz will expire at the annual general meeting of shareholders to be held in 2024; and the term of Mr. Kulkarni will expire at the annual general meeting of shareholders to be held in 2025. Mr. Abbasi was appointed to our board of directors to temporarily fill the vacancy resulting from Mr. Volpi’s resignation, such appointment and resignation both effective as of July 13, 2022. The term of Mr. Abbasi’s temporary appointment will expire upon the earlier of (i) the vacancy created by Mr. Volpi’s resignation being filled, which will occur if Mr. Abbasi is appointed upon conclusion of the Annual Meeting in accordance with voting proposal no. 1, (ii) the board appointing another person to temporarily fill such vacancy or (iii) the vacancy has been cancelled.
Director Independence
Under the rules of the New York Stock Exchange (“NYSE”), independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.
In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise their ability to exercise independent judgment in carrying out their responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, and as a result of this review, our board of directors determined that each of Messrs. Abbasi, Chadwick, Puttagunta, and Schuurman, and Mses. Gleeson, Leibowitz, and Marooney, representing seven of our nine continuing directors and director nominees standing for appointment at the Annual Meeting, does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, our board of directors considered the current and prior relationships that each non-executive director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-executive director.
In addition to the independence requirements under the NYSE rules, the Dutch Corporate Governance Code (the “DCGC”) requires a majority of the non-executive directors of our board of directors, a majority of the members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance

Committee, and the Lead Independent Director to be independent. The DCGC provides for a different definition of an “independent director” and only assesses independence of non-executive directors. A non-executive director is considered not independent under the DCGC if the director or the director’s spouse, registered partner or life companion, foster child or relative by blood or marriage up to the second degree (i) has been an employee, managing director or executive director of the company in the five years prior to appointment, (ii) has received personal financial compensation from us for work not in keeping with the normal course of business, (iii) has had an important business relationship with the company in the years prior to the appointment, (iv) is a member of the management board of a company in which an executive director of the company is a supervisory board member, (v) has temporarily performed management duties for us, (vi) is a major shareholder of the company (holding at least 10%), or (vii) represents one or more major shareholders. The criteria under (i) through (v) should only apply to at most one non-executive director. The total number of non-executive directors who are not independent under this definition should account for less than half of the total number of non-executive directors. There can be at most one non-executive director who can be considered to be affiliated with or representing any shareholder, or group of affiliated shareholders, who directly or indirectly holds more than ten percent of the shares in the company. Our board of directors has determined that it complies with the independence requirements of the DCGC.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our CEO, CFO and other executive and senior financial officers. The full text of our corporate governance guidelines and our code of business conduct and ethics are available on our website at ir.elastic.co. We intend to post any amendment to our corporate governance guidelines and our code of business conduct and ethics, and any waivers of such guidelines or code for directors and executive officers, on the same website.
Board Leadership Structure and Role of the Independent Chairman and Lead Independent Director
As noted above, our one-tier board structure consists of two executive directors and seven non-executive directors. Additionally, our articles of association provide for one of our independent, non-executive directors to be designated as Lead Independent Director by our board of directors. The role of Chairman and Lead Independent Director can, but is not required to, be fulfilled by the same individual. Our board of directors has designated Mr. Puttagunta to serve as our Chairman and Lead Independent Director. As Chairman of our board of directors and Lead Independent Director, Mr. Puttagunta presides at all meetings of the board of directors, presides over executive sessions of our independent directors, as chairperson of our general meeting (if the Lead Independent Director is not present, he may designate one of the other non-executive directors for that purpose), serves as a liaison between our executive directors and our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate and as required by the DCGC and our articles of association and board rules governing the internal proceedings of the board of directors. Our articles of association also provide for one of our independent, non-executive directors to be designed as vice-chairperson by our board of directors. Our board of directors has designated Mr. Abbasi to serve as our Vice-Chairman. As Vice-Chairman, Mr. Abbasi is entrusted with the duties of Lead Independent Director if the Lead Independent Director is absent or unwilling to take the chair. Mr. Abbasi will continue to serve as our Vice-Chairman if he is appointed by the general meeting of shareholders in accordance with voting proposal no. 1.
The DCGC requires that the Lead Independent Director may not be a former executive director of our Company, in addition to the DCGC independence requirements.
The board of directors believes that its current leadership structure, in which the positions of Chairman and Lead Independent Director (currently held by the same person) are held by an independent, non-executive director with broad authority and a Vice-Chairman, is appropriate at this time and currently provides the most effective leadership for Elastic in a highly competitive and rapidly changing technology industry. We believe that separation of the positions of our Chairman from the CEO reinforces the independence of the board of directors in its oversight of the business and affairs of the Company. Specifically, the balance of powers among our CEO and our Chairman facilitates the active participation of our independent directors and enables our Board to provide more effective oversight of management. Non-executive directors and management sometimes have different perspectives and roles in strategy development. Our non-executive directors bring experience, oversight and expertise from outside of our Company, while our CEO brings company-specific experience and expertise. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in the best interests of the Company and its stakeholders.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with members of the senior management team at quarterly meetings of our board of directors, as well as at such other times as they deem appropriate, where, among other topics, they discuss strategy and risks facing the Company.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk.
Our Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk.
Our Compensation Committee, in consultation with management and Compensia, Inc. (“Compensia”), a compensation consulting firm that serves as compensation consultant to the Compensation Committee, assesses risks created by the incentives inherent in our compensation programs, policies and practices. Specifically, at least annually the Compensation Committee assesses and considers potential risks when reviewing and approving our compensation programs, policies and practices for all employees, including our executive officers. Based on its most recent assessment, our Compensation Committee believes that our compensation programs, policies and practices do not encourage excessive and unnecessary risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company or its operations.
Our Nominating and Corporate Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance.
Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, regularly receives reports on all significant committee activities, evaluates the risks inherent in significant transactions, and provides guidance to management.
Management Succession Planning
Our board of directors and the Nominating and Corporate Governance Committee review the risks associated with our executive management team to ensure adequate succession plans are in place. Pursuant to our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee, in consultation with the full board of directors, is primarily responsible for succession planning for the role of CEO, including developing plans for interim succession for the CEO in the event of an unexpected occurrence. In addition, the Nominating and Corporate Governance Committee works with the CEO and the board of directors to plan for succession of executive directors and non-executive directors and other members of the Company’s executive management team, as well as to develop plans for interim succession of each of the other executive directors and non-executive directors or other members of the Company’s executive management team, in the event of an unexpected occurrence. The Nominating and Corporate Governance Committee also periodically reviews the succession planning process for the CEO, executive directors, non-executive directors and any other members of our executive management team, reports its findings and recommendations to the board of directors, and assists the board of directors in evaluating potential successors.

Board Meetings and Committees of Our Board of Directors
During our fiscal year ended April 30, 2022 (“fiscal year 2022”), the board of directors held six meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which they have been a director and (ii) the total number of meetings held by all committees of our board of directors on which they served during the periods that they served. During fiscal year 2022, the board of directors also acted by written consent.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders, we encourage, but do not require, our directors to attend. The Company held an annual general meeting of shareholders on October 1, 2021 (the “2021 Annual Meeting”). Messrs. Banon, Chadwick, Puttagunta and Schuurman and Mses. Gleeson, Leibowitz and Marooney attended the 2021 Annual Meeting.
Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Executive directors may not be members of the Audit Committee, Compensation Committee or the Nominating and Corporate Governance Committee. Our board of directors may from time to time establish ad hoc committees.
Audit Committee
Our Audit Committee is currently composed of Messrs. Chadwick and Puttagunta and Ms. Leibowitz, each of whom is a non-executive member of our board of directors. The Audit Committee may not be chaired by the Lead Independent Director or by a former executive director. Mr. Chadwick is the chair of our Audit Committee. Our board of directors has determined that each member of our Audit Committee, including the chair of our Audit Committee, satisfy the requirements for independence and financial literacy under the rules and regulations of the NYSE and the SEC. Our board of directors has also determined that each of Messrs. Chadwick and Puttagunta and Ms. Leibowitz qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the NYSE. Mr. Chadwick currently serves on the audit committees of five public companies, including our company. Given Mr. Chadwick’s extensive experience as a CFO, his nearly perfect attendance to our board and Audit Committee meetings, proficiency in accounting, high level of engagement with management and other members of the board of directors, significant contributions to discussions and decision-making of the Audit Committee, experience as a finance professional and his knowledge of, and dedication to, our Company, our Nominating and Corporate Governance Committee has recommended, and our board of directors has determined, that Mr. Chadwick’s simultaneous service on the audit committees of more than three public companies does not impair his ability to effectively serve on our Audit Committee. The Audit Committee is responsible for, among other things:
•review of all related person transactions in accordance with our related person transactions policy;
•overseeing our accounting and financial reporting processes;
•the integrity and audits of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal and regulatory requirements related to our financial statements and other public disclosures, our compliance with our policies related thereto, and our policy in respect of tax planning;
•the engagement and retention of the registered independent public accounting firm to audit our U.S. generally accepted accounting principles (“GAAP”) financial statements and the recommendation for nomination by our board of directors for the instruction (appointment) by our general meeting of an external auditor to audit the Dutch Statutory Annual Accounts and board report, and the evaluation of the qualifications, independence, and performance of the independent public accounting firm, including the provision of non-audit services;

•the application of information and communication technology;
•the role and performance of our internal audit function;
•reviewing significant cybersecurity matters and concerns, including information security, data protection, and related regulatory matters and compliance;
•overseeing significant tax and treasury matters, including, among others, tax planning and compliance, cash management, investing activities and currency exposures and approving policies related thereto;
•our overall risk profile; and
•attending to such other matters as are specifically delegated to our Audit Committee by our board of directors from time to time.
During fiscal year 2022, our Audit Committee held six meetings and also acted by unanimous written consent.
Compensation Committee
Our Compensation Committee is currently composed of Ms. Gleeson and Messrs. Abbasi and Chadwick, each of whom is a non-executive member of our board of directors. The Compensation Committee may not be chaired by the Lead Independent Director or by a former executive director. Ms. Gleeson is currently the chair of our Compensation Committee. Our board of directors has determined that each member of our Compensation Committee meets the requirements for independence under the rules of the NYSE and the SEC and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for, among other things:
•reviewing and approving the compensation, including equity compensation, change-in-control benefits and severance arrangements, of our executive officers (other than the executive directors) and overseeing their performance;
•reviewing and making recommendations to our board of directors with respect to the compensation of our directors;
•reviewing and making recommendations to our board of directors with respect to our executive compensation policies and plans;
•implementing and administering our incentive and equity-based compensation plans;
•determining or, with respect to our executive directors, recommending to the board of directors the number of shares underlying, and the terms of, restricted share awards and options to be granted to our directors, executive officers, and other employees pursuant to these plans;
•assisting management in complying with our proxy statement and annual report disclosure requirements;
•producing a report on executive compensation to be included in our annual proxy statement;
•assisting our board of directors in producing the compensation report to be included in our annual report filed in the Netherlands and to be posted on our website in accordance with best practice of the DCGC;
•reviewing and monitoring matters related to human capital management, including corporate culture, diversity, equity and inclusion, recruiting, retention, attrition, talent management, and career development and progression; and
•attending to such other matters as are specifically delegated to our Compensation Committee by our board of directors from time to time.
During fiscal year 2022, our Compensation Committee held four meetings and also acted by unanimous written consent.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is currently composed of Mr. Puttagunta and Mses. Leibowitz and Marooney, each of whom is a non-executive member of our board of directors. Mr. Puttagunta is the chair of our Nominating and Corporate Governance Committee. Our board of directors has determined that each member of our nominating and corporate committee meets the requirements for independence under the rules of the NYSE. The Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying, recruiting, and recommending to our board of directors qualified candidates for appointment as directors and recommending nominees for appointment as directors at our annual general meeting of shareholders;
•developing and recommending to our board of directors corporate governance guidelines as set forth in our rules of the board of directors, including the Nominating and Corporate Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;
•overseeing compliance with legal and regulatory requirements applicable to us;
•reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;
•recommending to our board of directors nominees for each committee of our board of directors;
•annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, and the performance of our committees of the board of directors as required by applicable law, regulations, corporate governance guidelines and exchange listing standards;
•overseeing, and periodically reviewing, our environmental, social and governance activities, programs and public disclosure, including in light of any feedback received from shareholders of the Company; and
•overseeing our board of directors’ evaluation of executive officers.
During fiscal year 2022, our Nominating and Corporate Governance Committee held two meetings and also acted by unanimous written consent. On July 7, 2022, the Nominating and Corporate Governance Committee recommended to the board of directors to appoint Mr. Abbasi to temporarily fill the vacancy resulting from Mr. Volpi’s resignation as non-executive director and to nominate Mr. Abbasi for appointment as a non-executive director at the Annual Meeting. Mr. Abbasi was identified by a third-party director search firm engaged by the Nominating and Corporate Governance Committee to assist in the search for a new member of the board of directors.
We have posted the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, and any amendments thereto that may be adopted from time to time, on our website at ir.elastic.co. Information on or that can be accessed through our website is not part of this proxy statement.
Environmental, Social and Governance Matters
In July 2022, we released our inaugural environmental, social, and governance (“ESG”) report. The report details the ways in which we are addressing today's challenges with transparency and accountability to enhance the lives of our employees, customers, and society at large, and it also reviews our progress against the Sustainability Accounting Standards Board (SASB) standards for the Software and IT Services industry. We also align with select United Nations Sustainable Development Goals (UN SDGs), where we believe we can have the greatest impact. We rally around four core ESG pillars: social impact, governance, environmental impact, and our products' societal impact. We believe that operating Elastic in an environmentally and socially responsible manner, while employing principled, effective and transparent governance practices, will help drive long-term value for all of our stakeholders, including our shareholders, employees, customers, creditors and communities.
Our ESG report is available on our website. Nothing on our website, including our ESG report or sections thereof, shall be deemed incorporated by reference into this proxy statement or any other filing with the SEC. Our initiatives and goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made herein or in our ESG report are forward-looking. These statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for fiscal year 2022.
ESG Oversight
The Nominating and Corporate Governance Committee of the Board oversees our ESG activities, programs, and public disclosure. Additionally, we established an ESG steering committee consisting of our CFO and COO; Senior Vice President, Global Human Resources; Chief Legal Officer; and Chief Marketing Officer. The ESG steering committee’s responsibility is to provide applicable approvals and strategic direction to our cross-functional ESG working group, which implements ESG initiatives throughout Elastic and contributes to developing ESG disclosures. The ESG steering committee also provides updates to the Nominating and Corporate Governance Committee and the Board.
Environment
We believe that environmentally responsible operating practices are important to generating value for our stakeholders, being a good partner to our customers, and being a good employer to our employees.
As a company distributed by design we have a distributed workforce, which helps reduce our environmental footprint by decreasing long commutes and the corresponding environmental impact, energy usage and waste that can come with operating numerous large physical offices that would typically be needed to house a traditional in-office workforce. While we do have physical office spaces throughout the world, the space is limited (as shown by our in-office people-to-desk ratio of 3:1) and we strive to limit the amount of space used to what is necessary to support our operations globally, and as noted previously, we support a distributed workforce by providing reimbursements for home office equipment. Additionally, our workplace team runs several in-office initiatives to positively impact our environmental efforts on a daily basis, including plastic water bottle removal, packaging reduction, in-office recycling, bio-waste reduction and water management.
Social Impact
Our employees (whom we call “Elasticians”) and our culture are vital to Elastic’s long-term success. We invest in our people by focusing on:
•Attracting, engaging and retaining talent;
•Maintaining our strong company culture;
•Enhancing our diversity, equity and inclusion (“DEI”);
•Continuing strong employee engagement;
•Facilitating continuous employee learning and development; and
•Offering effective total rewards, including employee well-being.
Our management regularly updates our board of directors and its committees on human capital trends and employee-focused activities and initiatives.
Our Culture
We describe our culture by the Elastic “source code,” the things that make Elastic, Elastic. Our source code guides our culture, business, product development, people practices and brand. The guiding ideas are:
•Home, Dinner. There is no such thing as work-life balance. We are successful if we find balance in life. Elastic empowers its employees with the flexibility to do so. Be home for dinner, go for a run midday, care for a sick child, or visit a parent. Finding balance means being more innovative and efficient at work. Which makes for a better Elastic.
•Space, Time. It’s easy to get stuck in a day-to-day work pattern. Allowing for the space and time to dream requires conscious effort. Embracing a high failure rate does, too. Fulfillment comes from doing the obvious and dreaming up the un-obvious. Both are foundations of Elastic.
•IT, Depends. It’s pretty complicated to make some things simple, and even more complicated to make other things possible. We embrace and value the knowledge required to do both. When a question is asked, buckle up. Sh*t is about to get real. Your journey will likely start with “it depends.”
•Progress, SIMPLE Perfection. Perfection is not a destination. Color inside the lines or color outside the lines. Just pick a color. It’s as simple as 2048. An Elastic that moves is an Elastic that survives, thrives, and stands the test of time.
•01.02, /FORMAT. Our products are distributed by design, our company is distributed by intention. With many languages, perspectives, and cultures, it’s easy to lose something in translation. Over email and chat, doubly so. Until we get a perpetual empathy machine, don’t assume malice. A distributed Elastic makes for a diverse Elastic, which makes for a better Elastic.
•As YOU, Are. We all come in different shapes with different interests and skills. We all have an accent. Celebrate it. Just come as you are. No need to invest neurons trying to fit an arbitrary mold. We’d rather you put them to work shaping Elastic.
•HUMBLE, Ambitious. Ambition drives us to challenge ourselves and the people around us to do better. It is not an excuse to be an *sshole. Be humble. Be ambitious. At Elastic, we are both.
•Speed, SCALE, Relevance. Elastic is a search company. We focus on value to users by producing fast results that operate at scale and are relevant. This is our DNA. We believe search is an experience. It is what defines us, binds us, and makes us unique.
Elastic was born a distributed company and continues to be distributed by design. We have designed our processes, systems, and teams so that employees can generally perform their jobs without needing to be physically present in the same room or even in the same time zone. Just as distributed systems are more resilient, we believe that being distributed helps build a strong company that can scale and adapt as new challenges arise. Having a distributed workforce gives us a global candidate pool, which gives us the opportunity to cast a wider recruiting net, a critical aspect of helping open our pipelines to a broader set of diverse talent.
Diversity, Equity and Inclusion
Our focus on DEI is critical to how we develop, strengthen and sustain a sense of belonging and inclusion among all Elasticians.
•Balanced Teams. We strive to be an employer of choice for a diverse and inclusive workforce through our talent brand, talent attraction, development, and retention efforts. Our recruiting approach is underpinned by the desire to create balanced teams at Elastic, which includes considering broad aspects of diversity from race and gender mix as well as diversity of thought, experience and tenure when recruiting new team members. In fiscal year 2022, the created-by-women-for-women workplace review site, Fairygodboss, once again recognized Elastic as number one in the Best Technology Company for Women category, and as one of the best workplaces for women in two additional categories: Best Company for Women, and Best Company Where CEOs Support Gender Diversity.
•Elastician Resource Groups. We strive to embed DEI deep within our culture through various initiatives, projects and programs, the centerpiece of which is the Elastician Resource Groups, which are organizationally sponsored, self-organized, Elastician-run groups. Aligned to specific shared identities, interests, affinity or allyship, such as Latinx, parent(s), disability or accessibility, Black, LGBTQ+ and others, each group identifies goals and objectives with executive sponsorship to ensure that they provide tangible benefits and result in all Elasticians feeling a sense of belonging.

•Fair Pay. We have fair and consistent compensation practices through our use of local third-party market data specific to each country, where available, so that we understand local compensation and cost of labor levels. We retain external experts to review our compensation outcomes on an ongoing basis to ensure they are bias-free and fairly reward employee performance and contributions. We take great pride in our focus on fair pay and the positive results we’ve established. Our external review continues to validate that we have gender-based pay parity between male and female Elasticians globally.
•Code of Conduct. All of our employees must adhere to a code of business conduct and ethics that sets standards for appropriate behavior and, as mentioned above, are required to complete annual training on the code of business conduct and ethics and training to help prevent, identify and report any type of discrimination and harassment.
Employee Engagement
We are committed to ensuring that Elasticians have a voice in how we can collectively make Elastic a better place to work.
•New Employee Onboarding. Our new employee onboarding experience is centered around attending “X-School”, our extensive new-hire orientation program, which enables new Elasticians to meet and collaborate with other new Elasticians from around the globe and to learn about our products and solutions.
•Engagement Surveys. We maintain a regular pulse on how our employees are feeling through two primary feedback mechanisms – an annual employee engagement survey and a mid-year pulse survey check-in. The results of these surveys are reviewed at the company, functional, team and manager level, with action plans put in place annually. Elasticians were highly engaged in providing feedback in fiscal years 2022 and 2021, with very high participation rates for the mid-year and annual surveys as well as high engagement scores across a spectrum of questions.
Learning and Development
Our Learning & Organizational Development team’s mission to enable Elasticians to pursue their purpose, in work and life, makes for a better Elastic. To that end, we have a variety of ways in which we support the continuous learning and development of all Elasticians, including access to on-demand video based learning.
We also conduct specific programs to develop managers and leaders at Elastic, including our flagship leadership development program - Leading Strategically, an externally-led program focused on high-performing leaders who have the potential to have a significant strategic impact on the achievement of our long-term objectives.
Total Rewards
•Compensation, Benefits and Well-being. We provide market competitive compensation which typically includes cash compensation as well as equity awards. Reflecting our interest in the whole person, we provide programs designed to enable Elasticians to meet their well-being goals, from starting a family to being at their physical and emotional best. These programs include market competitive medical and dental programs, in addition to focus on mental health and holistic well-being. We provide market competitive paid time off programs, including offering 16 weeks of paid leave to all new parents, life-planning benefits and other travel reimbursements for certain healthcare services. In addition, we provide retirement and income protection plans, which include a 401k plan with a dollar-for-dollar match by Elastic up to 6% of eligible earnings up to a plan-limit maximum for U.S.-based Elasticians as well as similar competitive plans outside of the United States.
•Flexible Work Environment. Since inception, we have provided most Elasticians with the ability to work from where they are and as they are. We know that being face-to-face is important too, and we have physical offices around the world to provide a space for employees to work from if they wish.
•Involvement in the Community. Through Elastic Cares, employees can support the charitable organizations that matter the most to them on a local and global level. Elastic Cares is a program consisting of donation matching, our nonprofit organization program which provides our technology for free to certain nonprofit organizations, and our volunteer time off (“VTO”) initiative. Employees are encouraged to volunteer for charitable organizations throughout the year using our VTO program which provides our employees with 40 hours of volunteer time each year.
COVID-19 Response
During the COVID-19 pandemic, our primary focus was and continues to be on the safety and well-being of our employees and their families, while also providing them with the flexibility and support needed for the frequently-changing COVID-19 landscape. Given the significant personal and professional impact of the COVID-19 pandemic, we provided reimbursements for home office equipment, pandemic-specific learning opportunities for our employees and fun virtual activities to help teams bond. To allow employees to deal with and alleviate the physical, mental, and emotional effects of the pandemic on themselves and loved ones, we continued offering digital mental health services, COVID leave and company-wide days off called “Shut It Down Days,” generally twice per month. During fiscal 2022, we gradually reopened offices and invited our employees to return to work on a voluntary basis if they wished to do so, reduced travel restrictions, and opened up small in-person events, determined on a regional basis.
Governance
Our board of directors sets high standards for itself and the officers and employees of the Company. Implicit in this philosophy is the importance of sound corporate governance. We believe it is the duty of the board of directors to serve all our stakeholders, including our shareholders, and to oversee the management of the Company’s business. To fulfill its responsibilities, the board of directors follows the procedures and standards set forth in our corporate governance guidelines, board rules, code of business conduct and ethics and other governance policies. To further promote better governance and a higher standard of ethical and professional conduct across the entire company, we have mandatory trainings and policy acknowledgments for employees with respect to our code of business conduct and ethics and other significant compliance policies. We also maintain an ethics hotline where employees and third parties can confidentially report any concerns about possible violations of our code of business conduct and ethics and compliance policies. We thoroughly investigate any compliance-related reports we receive through the hotline or other reporting channels and take appropriate remedial action when warranted. You can find certain of our governance documents and compliance policies on our website at www.elastic.co.
We believe that good corporate governance provides a strong foundation for operating our business in a manner that is fair, ethical and responsible and is therefore essential to the long-term success of our company. Our board of directors and its committees participate in setting the tone for our company in this regard, as they regularly review and, as appropriate, update various corporate governance and other key policy documents in light of current regulations and best practices, and monitor and strive to ensure compliance with such corporate governance and key policy documents.
We recognize the importance of diversity within our board of directors and we believe that our business benefits from a board of directors with a wide range of skills and a variety of different backgrounds and that a diverse composition contributes to a well-balanced decision-making process by the board of directors. As such, we have a diversity policy that identifies the importance of considering potential director candidates’ diversity, including nationality, age, gender, race, ethnicity, education and experience. Currently, 33.3% of our directors are female and 33.3% of our directors self-identify as being racially, ethnically, or nationally diverse.
We believe that our efforts for effective corporate governance are illustrated by, among others, the following practices:
•Seven out of nine continuing directors and director nominees standing for appointment at the Annual Meeting are independent under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.
•The Chairman of our board of directors is independent.
•Our board of directors has both a Lead Independent Director and a Vice-Chairman, both of whom are independent.
•All of our board committees are comprised of independent directors.

•The functioning of our board of directors and board committees is evaluated at least annually.
•The leadership structure of our board of directors is reviewed regularly.
•Our key corporate governance and compliance policies are reviewed regularly.
•Our board of directors and its committees may hire outside advisors independently of management.
•Our insider trading policy contains anti-hedging and anti-pledging provisions.
Global Data Privacy
We are committed to the highest ethical standards and dedicated to complying with all applicable laws and safeguarding all data entrusted to us. Working to maintain the trust and confidence of our customers is at the center of our global privacy and information security program. Elastic’s data protection program and policies (i.e. global privacy statement and cookie policy) leverage technology and robust governance practices in an effort to protect data. We have dedicated teams that include privacy and compliance counsel, our chief information security officer, our European data protection officer, and experienced security operations teams working to protect data. We invest in technical, organizational, and administrative measures throughout our infrastructure, including our cloud offerings. Elastic’s program includes transparency, physical and logical controls, vulnerability monitoring, data availability, supply-chain risk management and a legal compliance framework designed to address applicable laws and regulations relating to privacy and information security. Further, our services have been independently audited and are the subject of numerous certifications and attestations relating to specified privacy and security standards.
Vendor Code of Conduct
We also recognize the foundational value that promoting an ethical business environment brings to all market participants and strive to support a business environment that allows us and our suppliers to flourish. We have adopted and make publicly available a global vendor code of conduct and are working to develop programs using several industry standards such as, among others, International Standards Organization and Organization for Economic Cooperation and Development (OECD) Guidelines for Multinational Enterprises.
Product Societal Impact
Elastic is committed to building products that create a positive societal impact. The Elastic Search Platform is built on the Elastic Stack, a powerful set of software products that ingest data from any source, in any format, and perform search, analysis, and visualization of that data. The company’s open source roots allow Elastic to provide its solutions to a large community of users for free. This encourages innovation and efficiency to operate at scale for both non-profit organizations and for-profit customers. Elastic’s solutions have allowed our customers to positively impact society in various ways, including but not limited to enabling human security and combating trafficking, reducing carbon footprint, and providing energy-savings through efficient and reduced power consumption.
Elastic Community Engagement
At Elastic, community matters. We recognize that our team extends beyond our employees to our community of users, which includes all the users who download our software. Our users interact with us on our website and forums and on Twitter, GitHub, Stack Overflow, Quora, Facebook, and more. In order to build products that best meet our users’ needs, we focus on, and invest in, continuing to build a strong community. Each download of the Elastic Stack is a new opportunity to educate our next contributor, hear about a new use case, explore the need for a new feature, or meet a future member of the team. Community is more than code and it is core to our identity, binding our products closely together with our users.
To recognize the contributions of our community members, we have an Elastic Contributor Program to recognize the hard work of our awesome contributors, encourage knowledge sharing within the Elastic community and to build friendly competition around contributions. Further, we created the Elastic Excellence Awards program, which celebrates philanthropic, innovative and transformative projects and the people behind them. Through our engagement with our community through programs such as the Elastic Contributor Program and Elastic Excellence Awards, we aim to acknowledge and recognize our valued community members who have brought us to where we are now.

Policies Governing Director Nominations
Director Nomination Process
Our board of directors is responsible for selecting its own members. Our board of directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate. The Nominating and Corporate Governance Committee makes recommendations to the board of directors regarding the size and composition of the board of directors. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the board of directors accurately reflects the needs of the Company’s business and, in furtherance of this goal, for proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. The Nominating and Corporate Governance Committee recommends, and our board of directors makes a binding nomination for a candidate to stand for appointment as director by the meeting of shareholders.
Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of other advisors, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Candidates recommended by shareholders and other stakeholders are given appropriate consideration in the same manner as other candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualifications and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates as director nominees to our board of directors in order for the board of directors to draw up a binding nomination for appointment by the meeting of shareholders.
Shareholders may submit proposals related to the composition of the board of directors as provided in our articles of association and by Dutch law. Such proposals are forwarded to the chairperson of the Nominating and Corporate Governance Committee for consideration. Directors are appointed by the annual general meeting of shareholders (or an extraordinary meeting of shareholders) at the binding nomination of the board of directors. Additionally, if a binding nomination of the board of directors has been overruled and a subsequent non-binding nomination by the board of directors has been rejected, shareholders may propose a resolution to appoint a board member that was not nominated by the board of directors, and any such resolution requires at least a two-thirds majority of the votes cast at the annual general meeting, provided such majority represents more than half the issued share capital.

Qualifications
In recommending candidates to the board of directors, the Nominating and Corporate Governance Committee takes into consideration the board of directors’ criteria for selecting new directors, including, but not limited to, integrity, past achievements, judgment, intelligence, relevant experience and the ability of the candidate to devote adequate time to duties of the board of directors. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any candidate. We do however consider diversity in reviewing director candidates and do not discriminate on the basis of race, religion, sexual orientation, sex or national origin. In order for the board of directors to fulfill its responsibilities, our Nominating and Corporate Governance Committee believes that the board of directors should include directors possessing a blend of experience, knowledge and ability, regardless of other characteristics.
Shareholder Communications
The Company has a process for shareholders and other interested parties who wish to communicate with our board of directors, or with an individual member or members of our board of directors. Shareholders and other interested parties who wish to communicate with our board of directors may write to our board of directors at the address of the Company’s registered office at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. These communications will be received by our General Counsel and will be presented to our board of directors at the discretion of our General Counsel, in consultation with appropriate directors, as necessary. Certain items that are unrelated to our board of directors’ duties and responsibilities may be excluded, such as mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material. The full text of our policies and procedures for bilateral contacts with shareholders, including information regarding how to contact our non-management directors, is available on our website at ir.elastic.co.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee during our fiscal year 2022 was or has formerly been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the Compensation Committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Compensation Committee or our board of directors.
Non-Executive Director Compensation
Each non-executive director is eligible to receive compensation for their service consisting of annual cash retainers and equity awards. Our board of directors has the discretion to revise non-executive director compensation as it deems necessary or appropriate, in accordance with our remuneration policy as previously adopted by an annual general meeting of shareholders (the “Remuneration Policy”).
Cash Compensation. In fiscal year 2022, all non-executive directors were eligible to receive the following cash compensation for their services:
•$30,000 per year for service as a board member;
•$19,000 per year additionally for service as Lead Independent Director;
•$20,000 per year additionally for service as chairperson of the Audit Committee;
•$10,000 per year additionally for service as an Audit Committee member;
•$15,000 per year additionally for service as chairperson of the Compensation Committee;
•$7,500 per year additionally for service as a Compensation Committee member;
•$8,500 per year additionally for service as chairperson of the Nominating and Corporate Governance Committee; and
•$4,000 per year additionally for service as a Nominating and Corporate Governance Committee member.
All cash payments to non-executive directors, or the retainer cash payments, are paid quarterly in arrears on a prorated basis.
Equity Compensation. In fiscal year 2022, our non-executive directors were eligible for nondiscretionary, automatic grants of restricted stock units, except for any non-employee director who either (i) beneficially owns more than 2% of the outstanding and issued share capital of the Company, or (ii) is a partner or a member of any venture capital firm that owns securities of the Company representing more than 2% of the outstanding and issued share capital of the Company.
•Initial award. Any person who would have first became an eligible non-executive director would have been granted an award of restricted stock units covering a number of shares having a grant date fair value equal to $200,000 pro-rated for the amount of time that remains in the 12-month period prior to the next scheduled annual general meeting of the Company’s shareholders (and if the date of such annual general meeting of the Company’s shareholders is not known, the one-year anniversary of the most recent Annual Award granted to non-executive directors), rounded down to the nearest whole share (the “Initial Award”). The shares underlying the Initial Award will settle on the earlier of (i) the one-year anniversary of the date the Initial Award is granted or (ii) the day prior to the date of the annual general meeting of the Company’s shareholders next following the date the Initial Award is granted, subject to continued service through the applicable vesting date.
•Annual award. For fiscal year 2022, on the date of the general meeting of the Company’s shareholders, each eligible non-executive director was eligible to be granted an award of restricted stock units covering a number of shares having a grant date fair value equal to $200,000 (the “Annual Award”). The shares underlying the Annual Award will settle on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the annual general meeting of our shareholders next following the date the Annual Award is granted, subject to continued service through the applicable vesting date.
The grant date fair value is computed in accordance with GAAP.
Any award of restricted stock units granted under our non-executive director compensation policy will fully vest and become exercisable in the event of a change in control, as defined in our amended and restated 2012 Stock Option Plan (the “2012 Plan”) provided that the director remains a director through such change in control. Further, our 2012 Plan provides that in the event of a merger or change in control, as defined in our 2012 Plan, each outstanding equity award granted under our 2012 Plan that is held by a non-executive director will fully vest, all restrictions on the shares subject to such award will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all of the shares subject to such award will become fully exercisable, if applicable, provided such director remains a director through such merger or change in control.
Fiscal 2022 Non-Executive Director Compensation Table
The table below shows the total compensation awarded to those serving as non-executive directors during fiscal year 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Jonathan Chadwick (2)	57,500	199,852	(3)	257,352
Peter Fenton (4)	24,500	—		24,500
Alison Gleeson (5)	41,875	199,852	(3)	241,727
Shelley Leibowitz (5)	25,667	199,852	(3)	225,519
Caryn Marooney (5)	34,000	199,852	(3)	233,852
Chetan Puttagunta (5)	67,500	199,852	(3)	267,352
Steven Schuurman (6)	30,000	—		30,000
Michelangelo Volpi (7)	—	—		—
(1)The amounts shown represent the grant date fair value of restricted stock unit (“RSU”) awards granted in fiscal year 2022 for financial reporting purposes pursuant to the provisions of Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). Such amounts do not represent amounts paid to or realized by the non-executive director. See Note 11, “Equity Incentive Plans” of the notes to our consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal year 2022 regarding assumptions underlying valuation of equity awards. Additional information regarding the RSUs awarded to each non-executive director during fiscal year 2022 is set forth in the footnotes below.
(2)As of April 30, 2022, Mr. Chadwick held 1,323 RSUs and 137,500 options to purchase ordinary shares.
(3)Represents the aggregate grant date fair value of RSUs granted to the incumbent non-executive directors on October 1, 2021, under the terms of our non-executive director compensation policy for fiscal year 2022 and the 2012 Plan, and calculated in accordance with ASC 718 based on the closing market price of our ordinary shares on the grant date.
(4)Mr. Fenton’s term as a member of our board of directors expired at our 2021 Annual Meeting. As of April 30, 2022, Mr. Fenton did not hold any RSUs or options to purchase ordinary shares.
(5)As of April 30, 2022, the non-executive director held 1,323 RSUs and no options to purchase ordinary shares.
(6)Mr. Schuurman did not receive any grants of RSUs or options to purchase ordinary shares in fiscal year 2022 in accordance with our non-executive director compensation policy, which provides that non-employee directors who, at the time of appointment or the date of the annual general meeting, either (i) beneficially owned more than 2% of the outstanding and issued share capital of the Company, or (ii) was a partner or a member of any venture capital firm that owns securities of the Company representing more than 2% of the outstanding and issued share capital of the Company, are not eligible to receive equity awards. As of April 30, 2022, Mr. Schuurman held no RSUs or options to purchase ordinary shares.
(7)Mr. Volpi has waived his right to receive payments of director fees and the annual equity grant to directors. He would have been eligible to receive $39,875 in fees and an RSU award with a grant date fair value of $199,852 calculated in accordance with ASC 718 for his service as a director in fiscal year 2022.

BOARD APPOINTMENTS—VOTING PROPOSAL NO. 1
The board of directors of the Company is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. The board of directors selects the Company’s senior management, delegates authority for the conduct of the Company’s day-to-day operations to those senior managers, and monitors their performance. Members of the board of directors are kept informed of the Company’s business by, among other things, participating in meetings of the board of directors and committees and by reviewing analyses and reports provided to them.
The board of directors is currently made up of nine directors. We have a one-tier board of directors, consisting of two executive directors and seven non-executive directors. Under the Company’s articles of association, all directors may hold office for a maximum term of three years provided that such term shall lapse ultimately immediately after the close of the first annual general meeting held after three years have lapsed since the appointment, or until their earlier death, resignation or removal. A director may be reappointed, and the three-year maximum term may be deviated from by resolution of the general meeting of shareholders upon a proposal of the board of directors.
The members of our board of directors have been appointed to staggered terms. The terms of Ms. Marooney and Messrs. Puttagunta and Schuurman will expire at the Annual Meeting; the terms of Ms. Gleeson and Mr. Chadwick will expire at the annual general meeting of shareholders to be held in 2023; the terms of Mr. Banon and Ms. Leibowitz will expire at the annual general meeting of shareholders to be held in 2024; and the term of Mr. Kulkarni will expire at the annual general meeting of shareholders to be held in 2025. Mr. Abbasi was appointed to our board of directors to temporarily fill the vacancy resulting from Michael Volpi’s resignation, such appointment and resignation both effective as of July 13, 2022. The term of Mr. Abbasi’s temporary appointment will expire upon the earlier of (i) the vacancy created by Mr. Volpi’s resignation being filled, which will occur if Mr. Abbasi is appointed upon conclusion of the Annual Meeting in accordance with voting proposal no. 1, (ii) the board appointing another person to temporarily fill such vacancy or (iii) the vacancy has been cancelled.
The board of directors, following the recommendation of the Nominating and Corporate Governance Committee, has made a binding nomination to elect Mr. Abbasi and to re-elect Ms. Marooney and Messrs. Puttagunta and Schuurman as non-executive directors, in accordance with article 7.2 of the Company’s articles of association.
The board of directors recommends a vote “FOR” the appointment of each of Ms. Marooney and Messrs. Abbasi, Puttagunta and Schuurman.
If appointed, the term of office for Ms. Marooney will expire at the end of the 2023 annual general meeting of shareholders, the term of office for Mr. Puttagunta will expire at the end of the 2024 annual general meeting of shareholders, and the terms of office for Messrs. Abbasi and Schuurman will expire at the end of the 2025 annual general meeting of shareholders.
Other than as disclosed in this proxy statement regarding compensation for non-executive directors, which each of the director nominees would receive if elected, there are no arrangements or understandings between the nominees, directors or executive officers and any other person pursuant to which our nominees, directors or executive officers have been selected for their respective positions.
Required Vote
Ms. Marooney and Messrs. Abbasi, Puttagunta and Schuurman will each be appointed to the board of directors unless a two-thirds majority of the votes cast for such nominee at the Annual Meeting, which votes must represent more than one-half of the issued and outstanding share capital, are cast against such nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS—VOTING PROPOSAL NO. 2
At the Annual Meeting, shareholders will be asked to adopt the Dutch Statutory Annual Accounts for fiscal year 2022, which are prepared in accordance with International Financial Reporting Standards (“IFRS”). The report of PricewaterhouseCoopers Accountants N.V. for fiscal year 2022, is included in the Dutch Statutory Annual Accounts.
In accordance with article 10.1.4 of the Company’s articles of association, the board of directors of the Company has determined that the net loss for fiscal year 2022 is added to the other reserve-accumulated losses.
As a public company with limited liability incorporated under the laws of the Netherlands, the Company is required by Dutch law to prepare the accounts and submit them to shareholders for adoption. The Company’s Dutch Statutory Annual Accounts are different from the consolidated financial statements contained in our annual report on Form 10-K for fiscal year 2022, which were prepared in accordance with GAAP and filed with the SEC.
A copy of the Dutch Statutory Annual Accounts will be available free of charge on our website at ir.elastic.co, at our offices at 800 West El Camino Real, Suite 350 Mountain View, California 94040 and at our offices in the Netherlands at Keizersgracht 281, 1016 ED Amsterdam.
A representative of PricewaterhouseCoopers Accountants N.V. will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders, and will be given an opportunity to make a statement.
Required Vote
The adoption of the Company’s Dutch Statutory Annual Accounts for fiscal year 2022 requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS.

APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS THE EXTERNAL AUDITOR OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS—VOTING PROPOSAL NO. 3
The Board has nominated PricewaterhouseCoopers Accountants N.V. for appointment to serve as the external auditor of our Dutch statutory annual accounts to be prepared in accordance with IFRS for the fiscal year ending April 30, 2023, and, in accordance with our Articles of Association, we are requesting that shareholders appoint PricewaterhouseCoopers Accountants N.V. as external auditor of such annual accounts. PricewaterhouseCoopers Accountants N.V. has acted as the auditor of our Dutch statutory annual accounts since 2018. Representatives of PricewaterhouseCoopers Accountants N.V. will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Required Vote
The appointment of PricewaterhouseCoopers Accountants N.V. requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS THE EXTERNAL AUDITOR OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS FOR THE FISCAL YEAR ENDING APRIL 30, 2023.

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM—VOTING PROPOSAL NO. 4
Introduction
The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the GAAP consolidated financial statements of the Company for the fiscal year ending April 30, 2023. In addition, the board of directors has directed that management submit the selection of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm for ratification by the shareholders at the Annual Meeting. The board of directors recommends that shareholders vote “FOR” the ratification and selection of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP also served as the Company’s independent registered public accounting firm for fiscal year 2022. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Although action by shareholders is not required by law, the board of directors has determined that it is desirable to request ratification of this selection by the shareholders. Notwithstanding the ratification of this selection by the shareholders, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee feels that such a change would be in the best interest of the Company and its shareholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.
Principal Accounting Fees and Services
The following table presents fees for professional audit services and other services rendered to the Company by its principal independent registered public accounting firm and its affiliates for fiscal years 2022 and 2021. The dollar amounts in the table and accompanying footnotes are in thousands.

	Fiscal Year 2022	Fiscal Year 2021
Audit Fees (1)	$3,687,337	$2,968,283
Audit-Related Fees (2)	383,000	137,450
Tax Fees (3)	—	10,316
All Other Fees (4)	11,838	5,781
Total	$4,082,175	$3,121,830
(1)Audit Fees consist of fees for professional services rendered in connection with the integrated audit of our annual consolidated financial statements, management’s report on internal controls, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2)Audit-Related Fees are fees for assurance and related services that are reasonably associated to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not included in “Audit Fees.”
(3)Tax Fees include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.
(4)All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These services specifically relate to subscription fees paid for access to online accounting research software and regulatory applications.
All services provided by PricewaterhouseCoopers LLP and its affiliates for our fiscal years 2022 and 2021 were approved by our Audit Committee.

Pre-Approval of Audit and Non-Audit Services
The Audit Committee has established a policy governing the Company’s use of its principal independent registered public accounting firm for non-audit services. Under the policy, the Audit Committee must pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm, unless subsequent approval is permitted under the rules and regulations of the SEC, in order to ensure that the provision of such services does not impair the public accountants’ independence.
Required Vote
The ratification of the selection of PricewaterhouseCoopers LLP requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2023.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is responsible for assisting our board of directors in fulfilling its oversight responsibilities regarding the Company’s financial accounting and reporting processes, system of internal control, audit process, and process for monitoring compliance with laws and regulations.
Management of the Company has the primary responsibility for preparing the Company’s consolidated financial statements, as well as establishing and maintaining the integrity of the Company’s financial reporting process, accounting principles and internal controls. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended April 30, 2022 with the Company’s management and PricewaterhouseCoopers LLP. The Audit Committee also discussed with PricewaterhouseCoopers LLP critical audit matters included in the firm’s audit opinion and discussed the firm’s opinion regarding the Company’s internal control over financial reporting. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope, plans, and estimated costs of PricewaterhouseCoopers LLP’s audits. To ensure independence, the Audit Committee met separately with PricewaterhouseCoopers LLP and members of the Company’s management. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB requiring independent registered public accounting firms to annually disclose in writing all relationships that, in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence, and it has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee also met with PricewaterhouseCoopers LLP periodically to discuss the results of their examinations, the overall quality of the Company’s financial reporting, and their reviews of the Company’s quarterly financial statements.
Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee:
Jonathan Chadwick (Chair)
Shelley Leibowitz
Chetan Puttagunta

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

GRANT OF FULL DISCHARGE TO EXECUTIVE DIRECTOR—VOTING PROPOSAL NO. 5
At the Annual Meeting, our shareholders will be asked to grant a discharge to the executive directors of the Company who were in office during fiscal year 2022 from their liability with respect to the performance of their duties as executive directors of the Company during fiscal year 2022. The scope of the discharge extends to the facts that are apparent from the Dutch Statutory Annual Accounts and facts that are otherwise known to the general meeting of shareholders.
Required Vote
The approval to grant the discharge to the executive directors of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE GRANTING OF FULL DISCHARGE FROM LIABILITY TO THE EXECUTIVE DIRECTORS.

GRANT OF FULL DISCHARGE TO NON-EXECUTIVE DIRECTORS—VOTING
PROPOSAL NO. 6
At the Annual Meeting, our shareholders will be asked to grant a discharge to the non-executive directors of the Company who were in office during fiscal year 2022 from their liability with respect to the performance of their duties as non-executive directors of the Company during fiscal year 2022. The scope of the discharge extends to the facts that are apparent from the Dutch Statutory Annual Accounts and facts that are otherwise known to the general meeting of shareholders.
Required Vote
The approval to grant the discharge to the non-executive directors of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE GRANTING OF FULL DISCHARGE FROM LIABILITY TO THE NON-EXECUTIVE DIRECTORS.

AUTHORIZATION OF THE BOARD OF DIRECTORS TO REPURCHASE SHARES IN THE CAPITAL OF THE COMPANY—VOTING PROPOSAL NO. 7
At the Annual Meeting, our shareholders will be asked to authorize the board of directors to, on the Company’s behalf, repurchase the Company’s ordinary shares up to a maximum of 10% of the issued share capital at the date of acquisition on a stock exchange or otherwise, at a price per share between (i) an amount equal to the nominal value of the ordinary shares and (ii) an amount equal to 110% of the market price of an ordinary share on such stock exchange, the market price being the average of the highest price on each of the five days of trading prior to the day of the acquisition, for a period of 18 months. This authorization, if given, will supersede and replace the board of directors’ existing repurchase authorization granted by shareholders on October 1, 2021.
Pursuant to Dutch law and our articles of association, our board of directors requires, subject to certain exemptions, an authorization by our shareholders to be able to repurchase shares in the Company's capital. The purpose of this proposal to renew the board’s existing authority is to give the board flexibility in repurchasing ordinary shares for, among other considerations, the return of capital to the Company’s shareholders and/or, to the extent such authorization is required, to fulfill the Company’s obligations under its 2012 Plan. This authority to repurchase shares is similar to that generally afforded under applicable state laws to many public companies domiciled in the U.S. and in accordance with market practice for Dutch listed companies.
Required Vote
The resolution to authorize the board of directors to repurchase shares in the capital of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO REPURCHASE SHARES IN THE CAPITAL OF THE COMPANY.

APPROVAL OF THE ELASTIC N.V. 2022 EMPLOYEE STOCK PURCHASE PLAN—VOTING PROPOSAL NO. 8
Introduction
On August 16, 2022 on the recommendation of the Compensation Committee, the board of directors unanimously adopted the Elastic N.V. 2022 Employee Stock Purchase Plan (the “ESPP”), subject to the approval of the shareholders of the Company. The ESPP is a broad-based plan that provides an opportunity for eligible employees of the Company and its designated subsidiaries and affiliates to purchase ordinary shares of the Company (referred to herein as “shares”) through periodic payroll deductions at a discount from the then-current market price. The ESPP does not provide for discretionary grants. If approved by the Company’s shareholders, a total of 6,000,000 shares will be made available for purchase under the ESPP.
Shareholder Approval Requirement
The approval of the ESPP requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented. Shareholders are requested in this proposal to approve the ESPP in substantially the form attached hereto as Appendix A. If shareholders do not approve this proposal, then the ESPP will not become effective.
Purpose of the Request for Approval
Approval of the ESPP by the shareholders will enable the Company to offer a current market-competitive, broad-based stock purchase plan to employees of the Company and its subsidiaries and affiliates on a global basis. The board of directors believes that the ESPP is in the best interest of the Company because it will help us to attract, retain, motivate and reward eligible employees and promote employee share ownership, which aligns employees’ interests with those of the Company. The board of directors believes that the ESPP is essential to the Company’s ability to attract, retain and motivate highly qualified employees in the current competitive labor markets in which we operate.
Key Features of the ESPP
The principal features of the ESPP are summarized below, but the summary is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP is attached to this Proxy Statement as Appendix A, and is incorporated herein by reference. For purposes of this proposal, “Committee” means the Compensation Committee of our board of directors, and “Administrator” means the Committee or, subject to applicable law, a subcommittee of the Committee or one or more of the Company’s officers or management team appointed by the board of directors or Committee to administer the day-to-day operations of the ESPP.
Purpose of the ESPP
The purpose of the ESPP is to provide an opportunity for eligible employees of the Company and any subsidiary or affiliate of the Company that has been designated by the Administrator (each, a “Designated Company”) to purchase shares of the Company at a discount through voluntary contributions from such employees’ eligible pay, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such employees and the Company’s shareholders.
The rights granted under the ESPP are intended to be treated as either (i) purchase rights granted under an “employee stock purchase plan,” as that term is defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., rights granted under a “Section 423 Offering”), or (ii) purchase rights granted under an employee stock purchase plan that is not subject to the requirements of Section 423 of the Code (i.e., rights granted under a “Non-423 Offering”). The Administrator has discretion to grant purchase rights under either a Section 423 Offering or a Non-423 Offering.
Shares Subject to Plan and Adjustments upon Changes in Capitalization
A total of 6,000,000 of the Company’s shares will be initially authorized and reserved for issuance under the ESPP. Such shares may be authorized but unissued shares or reacquired shares. Shares withheld to satisfy tax withholding obligations arising under the ESPP will not reduce the number of shares available for purchase under the ESPP.

In the event of any change affecting the number, class, value, or terms of the shares of the Company, resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution (but excluding any regular cash dividend), then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, will, in such manner as it may deem equitable, adjust the number and class of shares that may be delivered under the ESPP (including numerical limits), the purchase price per share and the number of shares covered by each purchase right under the ESPP that has not yet been exercised.
Administration
The ESPP will be administered by the Committee and any authority or responsibility that may be exercised by the Committee may alternatively be exercised by the board of directors. The Committee may delegate its authority to a subcommittee, one or more of the other parties comprising the Administrator or other persons or groups of persons, including to assist with the day-to-day administration of the ESPP. The Administrator will have, among other authority, the authority to interpret, reconcile any inconsistency in, correct any default in and apply the terms of the ESPP, to determine eligibility and adjudicate disputed claims under the ESPP, to determine the terms and conditions of purchase rights under the ESPP, to establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the ESPP, to amend an outstanding right to purchase shares, and to make any other determination and take any other action desirable for the administration of the ESPP. For purchase rights granted under a Section 423 Offering, the Administrator is authorized to adopt such rules and regulations for administering the ESPP as it may deem necessary to comply with the requirements of Section 423 of the Code.
Non-U.S. Sub-Plans
The Administrator will also have the authority to adopt such sub-plans as are necessary or appropriate to permit the participation in the ESPP by employees who are foreign nationals or employed outside of the U.S. Such sub-plans may vary from the terms of the ESPP, other than with respect to the number of shares reserved for issuance under the ESPP, to accommodate the requirements of local laws, customs and procedures for non-U.S. jurisdictions. For this purpose, the Administrator is authorized to adopt sub-plans for non-U.S. jurisdictions that vary from the terms of the ESPP regarding, without limitation, eligibility to participate, the definition of eligible pay, the dates and duration of offering periods or other periods during which participants may make contributions towards the purchase of shares, the method of determining the purchase price and the discount at which shares may be purchased, any minimum or maximum amount of contributions a participant may make in an offering period or other specified period under the applicable sub-plan, the handling of payroll deductions and the methods for making contributions by means other than payroll deductions, the treatment of purchase rights upon a corporate transaction (as defined in the ESPP) or a change in capitalization of the Company, the establishment of bank accounts, building society accounts or trust accounts to hold contributions, the payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures, handling of share issuances and withdrawal from the ESPP.
Eligibility
Generally, any individual in an employee-employer relationship with the Company or a Designated Company is eligible to participate in the ESPP and may participate by completing the online enrollment process or other procedures specified by the Administrator. For purposes of a Non-423 Offering and subject to the Administrator’s sole discretion, individuals who are employed or engaged by a third party agency but provide services to the Company or a Designated Company at the direction of the Company or a Designated Company may be eligible to participate in the ESPP by completing the online enrollment process or other procedures specified by the Administrator. As of July 31, 2022, approximately 2,834 employees, including three executive officers, were eligible to participate in the ESPP.
However, the Administrator, in its discretion, may determine on a uniform basis for an offering that employees will not be eligible to participate if they: (i) have not completed at least two years of service since their last hire date (or such lesser period of time determined by the Administrator), (ii) customarily work not more than 20 hours per week (or such lesser period of time determined by the Administrator), (iii) customarily work not more than five months per calendar year (or such lesser period of time determined by the Administrator), (iv) are highly compensated employees within the meaning of Section 414(q) of the Code, or (v) are highly compensated employees within the meaning of Section 414(q) of the Code with compensation above a certain level or who are officers subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.
No employee is eligible for the grant of any purchase rights under the ESPP if, immediately after such grant, the employee would own shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any subsidiary or parent of the Company (including any shares which such employee may purchase under all outstanding purchase rights), nor will any employee be granted purchase rights to buy more than $25,000 worth of shares (determined based on the fair market value of the shares on the date the purchase rights are granted) under the ESPP in any calendar year such purchase rights are outstanding.
Eligible employees who are citizens or residents of a jurisdiction outside the U.S. may be excluded from participation in the ESPP if their participation is prohibited under local laws or if complying with local laws would cause the ESPP or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-423 Offering, eligible employees may be excluded from participation in the ESPP or an offering if the Administrator has determined that participation of such eligible employees is not advisable or practicable for any reason.
Offering Periods
The ESPP will be implemented by consecutive or overlapping offering periods, as specified by the Administrator, with a new offering period commencing on the first trading day of the relevant offering period and terminating on the last trading day of the relevant offering period. The Administrator will specify prior to the scheduled beginning of the applicable offering period (which may not have a duration exceeding 27 months): (i) the length of the offering period, (ii) the number of purchase periods that will be contained in an offering period, (iii) the length of each purchase period, and (iv) the dates on which an offering period and purchase period will commence and conclude.
The Administrator has the authority to establish the terms that will apply to the offering periods in accordance with the provisions described in the paragraph above without shareholder approval. Additionally, to the extent that the Administrator establishes an offering period with multiple purchase periods or overlapping offering periods, the Administrator will have discretion to structure an offering period so that if the fair market value of a share on the first trading day of the offering period in which a participant is currently enrolled is higher than the fair market value of a share on the first trading day of any subsequent offering period, the Company will automatically enroll the participant in the subsequent offering period and will terminate their participation in the original offering period.
Payroll Deductions
Except as otherwise provided by the Administrator, up to a maximum of 15% of a participant’s “eligible pay” (as defined in the ESPP) may be contributed by payroll deductions or other payments that the Administrator may permit a participant to make toward the purchase of shares during each purchase period. Once an eligible employee elects to participate in an offering period, then the participant will automatically participate in subsequent offering periods at the same contribution rate as was in effect in the prior offering period unless the participant elects to increase or decrease the contribution rate with respect to a subsequent offering period or withdraw, or is deemed to withdraw, from this Plan. A participant who is automatically enrolled in a subsequent offering period is not required to file any additional documentation in order to continue participation; provided, however, that participation in the subsequent offering period will be governed by the terms and conditions of the ESPP in effect at the beginning of such offering period, subject to the participant’s right to withdraw from the ESPP. A participant may elect to increase or decrease the rate of such contributions during any subsequent enrollment period, and any such new rate of contribution will become effective on the first day of the first purchase period following the completion of such form. Unless otherwise determined by the Administrator, during an offering period, a participant may decrease their rate of contributions applicable to such offering period once. A participant may also reduce the rate of their contributions to zero percent (0%) at any time during the offering period, provided that any such reduction will result in the automatic withdrawal of the participant from the ESPP, and the participant will not be eligible to participate in the ESPP again until the next enrollment period. Once an offering period has commenced, a participant may not increase their rate of contributions applicable to such offering period.
Purchase Price
Unless otherwise determined by the Administrator prior to the commencement of an offering period and subject to adjustment in the event of certain changes in our capitalization, the purchase price per share at which shares are sold in an offering period under the ESPP will not be less than 85% of the lesser of (i) the fair market value of the shares on the first trading day of the offering period, or (ii) the fair market value of the shares on the purchase date (i.e., the last trading day of the purchase period). The Administrator has authority to establish a different purchase price for any Section 423 Offering or Non-423 Offering, provided that the purchase price applicable to a Section 423 Offering complies with the provisions of Section 423 of the Code. As of August 12, 2022, the closing price of a share of the Company on the New York Stock Exchange was $83.78.
Purchase of Shares
Each purchase right will be automatically exercised on the applicable purchase date, and shares will be purchased on behalf of each participant by applying the participant’s contributions for the applicable purchase period to the purchase of shares at the purchase price in effect for that purchase date.
The maximum number of shares purchasable per participant during any single offering period may not exceed the limit imposed by the Administrator, subject to adjustments in the event of certain changes in our capitalization.
Any amount remaining in a participant’s account that was not applied to the purchase of shares because it was insufficient to purchase a whole share will be carried forward for the purchase of shares during the following offering period. However, any amounts not applied to the purchase of shares during an offering period for any reason other than as described above will not be carried forward to any subsequent offering periods, and will instead by refunded, without interest, as soon as practicable after the purchase date, except as otherwise determined by the Administrator or required by applicable law.
Transferability
Purchase rights granted under the ESPP are not transferable by a participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant.
Withdrawals
A participant may withdraw from an offering period and receive a refund of contributions by submitting a notice of withdrawal, which must be received no later than the last day of the month immediately preceding the month of the purchase date or by such other deadline as may be prescribed by the Administrator. Upon receipt of such notice, deductions of contributions on behalf of the participant will be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such participant will not be eligible to participate in the ESPP until the next enrollment period. Amounts credited to the account of any participant who withdraws from an offering period, according to the procedures set forth in the ESPP, within the time period prescribed by the Administrator will be refunded as soon as practicable, without interest, except as otherwise determined by the Administrator or required by applicable law.
Termination of Employment; Leave of Absence
If a participant ceases to be an eligible employee prior to a purchase date, contributions for the participant will be discontinued and any amounts credited to the participant’s account will be refunded as soon as practicable, without interest, except as otherwise provided by the Administrator or required by applicable law.
Subject to the discretion of the Administrator, if a participant is granted a paid leave of absence, the participant’s payroll deductions will continue and amounts credited to the participant’s account may be used to purchase shares as provided under the ESPP. If a participant is granted an unpaid leave of absence, the participant’s payroll deductions will be discontinued and no other contributions will be permitted (unless otherwise determined by the Administrator on a uniform and nondiscriminatory basis for Section 423 Offerings or required by applicable law), but any amounts credited to the participant’s account may be used to purchase shares on the next applicable purchase date. Where the period of leave exceeds three months and the participant’s right to reemployment is not guaranteed by statute or by contract, for purposes of the Section 423 Offerings, the employment relationship will generally be deemed to have terminated three months and one day following the commencement of such leave, or such other period specified in Treas. Reg. § 1.421-1(h)(2) or any successor thereto.
Unless otherwise determined by the Administrator or required by applicable law, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company will not be treated as having terminated employment for purposes of participating in the ESPP or an offering. However, if a participant transfers from a Section 423 Offering to a

Non-423 Offering, the exercise of the participant’s purchase right will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the Participant’s purchase right will remain non-qualified under the Non-423 Offering. The Administrator may establish additional or different rules to govern transfers of employment for purposes of participation in the ESPP or an offering, consistent with the applicable requirements of Section 423 of the Code.
Corporate Transaction
In the event of a “Corporate Transaction” (as defined in the ESPP), each outstanding purchase right will be equitably adjusted and assumed or an equivalent purchase right substituted by the successor company or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute the purchase right or is not a publicly traded corporation, the offering period then in progress will be shortened by setting a new purchase date before the date of the proposed Corporate Transaction, as of which date the offering period will end.
Term of the ESPP; Amendment and Termination of Plan
The ESPP will become effective upon its approval by the holders of shares in the capital of the Company and will continue in effect until its expiration on the tenth anniversary thereof, unless terminated earlier by the board of directors, as described below. Any offering periods that are outstanding as of the expiration of the ESPP will continue in effect in accordance with their terms through the final purchase period in the outstanding offering period.
The board of directors or the Committee may amend the ESPP at any time, provided that if approval of holders of shares in the capital of the Company is required under applicable law, then no such amendment will be effective unless approved by the holders of shares in the capital of the Company within such time period as may be required. The board of directors may suspend the ESPP or discontinue the ESPP at any time, including shortening an offering period in connection with a spin-off or similar corporate event. Upon termination of the ESPP, all contributions will cease, all amounts credited to a participant’s account will be equitably applied to the purchase of whole shares then available for sale, and any remaining amounts will be promptly refunded, without interest (unless required by applicable law), to the participants.
U.S. Federal Income Tax Information
The following summary briefly describes the general U.S. federal income tax consequences of purchase rights under the ESPP for participants who are tax resident in the U.S., current as of July 31, 2022, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors regarding the taxation of purchase rights under the ESPP. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in countries other than the U.S. does not generally correspond to U.S. federal tax laws, and is not covered by the summary below.
U.S. Federal Income Tax Information for Section 423 Offerings
Rights to purchase shares granted under a Section 423 Offering are intended to qualify for favorable federal income tax treatment available to purchase rights granted under an employee stock purchase plan that qualifies under the provisions of Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. If the shares are disposed of within two years from the purchase right grant date (i.e., the beginning of the offering period) or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the difference between the fair market value of the shares on the purchase date and the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

If the shares purchased under the ESPP are sold (or otherwise disposed of) more than two years after the purchase right grant date and more than one year after the shares are transferred to the participant, then the lesser of (i) the excess of the sale price of the shares at the time of disposition over the purchase price, and (ii) the excess of the fair market value of the shares as of the purchase right grant date over the purchase price (determined as of the first day of the offering period) will be treated as ordinary income. If the sale price is less than the purchase price, no ordinary income will be reported. The amount of any such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be long-term capital gain or loss.
The Company (or applicable Designated Company) generally will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to any applicable limitations under the Code. In other cases, no deduction is allowed.
U.S. Federal Income Tax Information for Non-423 Offerings
If the purchase right is granted under a Non-423 Offering, then the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price will be treated as ordinary income at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.
The Company (or applicable Designated Company) generally will be entitled to a deduction in the year of purchase equal to the amount of ordinary income recognized by the participant as a result of such disposition, subject to any applicable limitations under the Code. For U.S. participants, FICA/FUTA taxes will generally be due in relation to ordinary income earned as a result of participation in a Non-423 Offering.
New Plan Benefits
The benefits to be received pursuant to the ESPP by the Company’s officers and employees are not currently determinable as they will depend on the purchase price of our shares in offering periods after the implementation of the ESPP, the market value of our shares on various future dates, the amount of contributions that eligible officers and employees elect to make under the ESPP and similar factors. As of the date of this Proxy Statement, no officer or employee has been granted any purchase rights under the proposed ESPP.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ELASTIC N.V. 2022 EMPLOYEE STOCK PURCHASE PLAN.

NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS—VOTING PROPOSAL NO. 9
At the Annual Meeting, our shareholders will be asked to approve, on a non-binding and advisory basis, the compensation of our Named Executive Officers. You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provides a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our Named Executive Officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, our shareholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 annual meeting of shareholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
As this is an advisory vote, you are not voting to approve or disapprove of the board of directors’ recommendation. Nevertheless, our board of directors appreciates your input as it considers the compensation of our Named Executive Officers, and our board of directors and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. The next advisory shareholder vote on the compensation of our named executive officers will occur at our 2023 annual general meeting of shareholders.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
The following table provides information regarding our current executive officers as of July 31, 2022. Executive officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Ashutosh Kulkarni	47	Executive Director and CEO
Janesh Moorjani	49	CFO and COO
Shay Banon	44	Executive Director and CTO
Carolyn Herzog	55	Chief Legal Officer (“CLO”)
For a brief biography of Messrs. Kulkarni and Banon, please see “Board of Directors and Corporate Governance—Nominees for Director.”
Janesh Moorjani has served as our COO since May 2022 and our CFO since August 2017. Prior to joining us, he served as Executive Vice President and CFO of Infoblox Inc., an IT automation and security company, from January 2016 until August 2017, prior to which he held various senior leadership, finance and sales positions at VMware, Cisco Systems, PTC and Goldman Sachs. Mr. Moorjani holds a Bachelor of Commerce degree from the University of Mumbai and an M.B.A. from the Wharton School of the University of Pennsylvania.
Carolyn Herzog has served as our CLO since May 2022. Prior to joining us, she served as Executive Vice President and General Counsel of Arm, Ltd., a semiconductor and software design company, from January 2017 to February 2022. From December 2000 to January 2017 Ms. Herzog was with Symantec, a cybersecurity software and services company, in various roles, most recently as Chief Compliance Officer and Deputy General Counsel. Ms. Herzog holds a B.A. in French language and literature and music from Washington University and a J.D. from the University of Wisconsin-Madison.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides information regarding the fiscal year 2022 compensation program for each individual who served as our principal executive officer at any time during the last completed fiscal year, our principal financial officer, and the two individuals for whom disclosure would have been required but for the fact that these individuals were not serving as executive officers of the Company at the end of the last completed fiscal year (our “Named Executive Officers”). For fiscal year 2022, our Named Executive Officers were:
•Ashutosh Kulkarni, our current CEO and former Chief Product Officer (“CPO”);
•Shay Banon, our current CTO and former Chairman of the board of directors and former CEO;
•Janesh Moorjani, our CFO and COO;
•Paul Appleby, our former President, Worldwide Field Operations; and
•W.H. Baird Garrett, our former Senior Vice President and General Counsel.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal year 2022. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers, or in the case of our executive directors, the CEO and CTO, how and why the non-executive directors arrived at the specific compensation decisions in fiscal year 2022 and discusses the key factors that the Compensation Committee considered in determining their compensation or, with regard to the compensation of our executive directors, making recommendations to our board of directors.
Fiscal Year 2022 Executive Officer Resignations, Transitions and Appointments
On October 18, 2021, Mr. Garrett provided notice of his intent to resign, effective as of December 10, 2021, from his position as our Senior Vice President and General Counsel and terminated his employment in order to pursue other career opportunities. Mr. Garrett had been with Elastic since 2015. Following the end of our fiscal year 2022 to which this Compensation Discussion and Analysis pertains, the board of directors appointed Carolyn Herzog as Chief Legal Officer of the Company effective as of May 2, 2022.
In January 2022, Mr. Banon transitioned from the role of Chairman of the board of directors and CEO to the role of CTO, Mr. Puttagunta, Lead Independent Director, was appointed Chairman of the board of directors, and Mr. Kulkarni transitioned from the role of CPO to acting CEO. Mr. Kulkarni was also appointed to the board of directors by shareholders at an extraordinary general shareholder meeting on March 9, 2022 (the “March 2022 EGM”), and this appointment confirmed his position as CEO.
On January 12, 2022, Mr. Appleby stepped down from his position as our President, Worldwide Field Operations, while continuing his employment with us through June 9, 2022.
For details on the changes to the compensation arrangements of Messrs. Kulkarni and Appleby resulting from these transitions, appointments and resignations, please see “Executive Summary – Executive Compensation Highlights” below. We entered into an amended and restated employment agreement with Mr. Banon, but we did not make any changes to Mr. Banon’s compensation arrangement in connection with his transition from his position as our Chairman of the board of directors and CEO to our CTO. We did not enter into a separation agreement or provide any severance payments or benefits to Mr. Garrett in connection with his resignation as our Senior Vice President and General Counsel.

Executive Summary

Elastic is a data analytics company built on the power of search. Our platform, which is available as both a hosted, managed service across public clouds as well as self-managed software, allows our customers to almost instantly find insights from large amounts of data and take action. We offer three search-powered solutions – Enterprise Search, Observability, and Security – that are built into the platform. We help organizations, their employees, and their customers find what they need faster, while keeping mission-critical applications running smoothly, and protecting against cyber threats.
Our platform is built on the Elastic Stack, a powerful set of software products that ingest data from any source, in any format, and perform search, analysis, and visualization of that data. At the core of the Elastic Stack is Elasticsearch - a highly scalable document store and search engine, and the only data store for all of our solutions and use cases. Another key component of the Elastic Stack is Kibana, which delivers a single user interface across all of our solutions, with powerful drag-and-drop visual analytics, and centralized management of the platform. Our business model is based primarily on a combination of a paid Elastic-managed hosted service offering and paid and free proprietary self-managed software. Our paid offerings for our platform are sold via subscription through resource-based pricing, and all customers and users have access to all solutions.
Fiscal Year 2022 Financial Highlights
Fiscal year 2022 was a strong year for us marked by significant growth in our business. Our fiscal year 2022 financial highlights included the following:
•Total revenue was $862.4 million, an increase of 42% year-over-year.
•Elastic Cloud revenue was $298.6 million, an increase of 80% year-over-year.
•GAAP operating loss was $173.7 million, while GAAP operating margin was -20%.
•Non-GAAP operating profit was $0.9 million, while non-GAAP operating margin was 0%.
•GAAP net loss per share was $2.20, while non-GAAP net loss per share was $0.33.
•Operating cash flow was $5.7 million with adjusted free cash flow of $10.7 million.
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP operating loss, free cash flow, and free cash flow margin. For additional information and a full reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see Appendix B.
Fiscal Year 2022 Executive Compensation Highlights
Consistent with our compensation objectives and following a review of data summarizing the competitive market environment and the other factors described below, the Compensation Committee (and, in the case of our executive directors, the non-executive directors serving on our board of directors upon the recommendation of the Compensation Committee) took the following key actions with respect to the compensation of our Named Executive Officers for and during fiscal year 2022:
•Compensation Arrangements with Mr. Kulkarni in Connection with his Transition to CEO – In connection with his appointment as our CEO, entered into an amended employment offer letter dated January 12, 2022 (the “Kulkarni Employment Letter”) with Mr. Kulkarni. Pursuant to the Kulkarni Employment Letter, our new compensation arrangements with Mr. Kulkarni were as follows:
◦a base salary increase for Mr. Kulkarni of 20% setting his annual base salary at $600,000;
◦a target annual cash incentive award opportunity for fiscal year 2022 equal to the sum of (i) 60% of Mr. Kulkarni’s annual base salary for the period beginning on the commencement of fiscal year 2022 and ending on January 10, 2022, and (ii) 100% of his annual base salary for the period between January 11, 2022 and the end of fiscal year 2022, subject to the terms and conditions of the Company’s Executive Incentive Compensation Plan (the “Bonus Plan”); and
◦in order to align the value of Mr. Kulkarni’s unvested equity with that of similarly situated CEOs at the companies in our compensation peer group, promotion equity awards in the form of an option to purchase ordinary shares with an award value of $8.0 million and a restricted stock unit (“RSU”) award that may be settled for ordinary shares with an award value of $4.0 million, which were granted in March 2022. Each of Mr. Kulkarni’s promotion equity awards vest over a four-year period as described in “Long-Term Incentive Compensation – Promotion Equity Awards.”
In establishing Mr. Kulkarni’s new compensation arrangement, we took into consideration the requisite experience and skills that a qualified candidate would need to lead a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data, balancing both competitive and internal equity considerations, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” below.
•Base Salaries – As part of the annual review of our executive compensation program, approved a base salary increase for Mr. Banon1, our then-CEO, of 25.0% effective November 2021 setting his annual base salary at $500,000,2 and approved a base salary increase for Mr. Moorjani, our CFO and COO, of 37.0% in November 2021 setting his annual base salary at $500,000. These salary increases were approved to be more competitive with the base salaries of similarly-situated executive officers at companies of comparable size and stage of maturity, as well as the base salaries of our other executive officers, and to compensate Messrs. Banon and Moorjani for not having received market-based adjustments in prior years. Our other Named Executive Officers did not receive an annual base salary increase during fiscal year 2022.
•Annual Cash Incentive (Bonus) Plan – Approved annual cash incentive awards under our Bonus Plan to Messrs. Kulkarni, Moorjani, Banon and Appleby in the amount of $376,635, $251,252, $248,728, and $307,281, respectively. As discussed in greater detail below, Mr. Garrett was not eligible to receive an annual cash incentive award under our Bonus Plan, which is consistent with our historical compensation practices. See “Compensation Elements – Annual Cash Incentives” below for a summary of the terms of our Bonus Plan.
1 Mr. Banon’s compensation was reviewed and increased effective November 1, 2021 as part of the Board’s annual review of his executive compensation package as our then-current CEO. This was before Mr. Banon provided notice of his intent to transition from his position as Chairman of the Board and CEO to the role of CTO in January 2022. Mr. Banon’s compensation package was left unchanged following his transition because the Compensation Committee determined that Mr. Banon’s compensation was fair considering that (i) hiring a new executive in the role of CTO would require a comparable level of compensation based on a general analysis of the compensation levels of senior technical officers in the Company’s peer group, and (ii) maintaining Mr. Banon’s compensation package was internally consistent.
2 All cash compensation paid to Mr. Banon was denominated in New Israel Shekels (“ILS”). For purposes of this Compensation Discussion and Analysis, all compensation paid in ILS to Mr. Banon has been converted into USD at an exchange rate of 0.2991 USD for each 1.00 ILS, which was the exchange rate in effect on April 30, 2022 (our fiscal year end).

•Long-Term Incentive Compensation
◦Granted long-term incentive compensation in the form of options to purchase ordinary shares to Messrs. Banon, Moorjani, Kulkarni and Appleby with aggregate award values3 of $4.0 million, $4.5 million, $2.0 million, and $2.5 million, respectively, and RSU awards that may be settled for ordinary shares to Messrs. Banon, Moorjani, Kulkarni and Appleby with aggregate award values of $4.0 million, $4.5 million, $4.0 million and $2.5 million, respectively. These awards consist of annual awards approved as part of the annual review of our executive compensation program in December 2021, and with respect to Messrs. Kulkarni and Moorjani, this also included supplemental awards intended to incentivize key employees.
•Compensation Arrangements with Mr. Appleby in Connection with his Separation– In connection with stepping down as our President, Worldwide Field Operations, we entered into a separation and transition agreement letter dated as of January 12, 2022 (the “Appleby Separation Letter”) with Mr. Appleby under substantially the same terms of Mr. Appleby’s severance agreement that is part of his employment agreement from August 2020. Pursuant to the Appleby Separation Letter, if Mr. Appleby remained employed with us through June 9, 2022, his scheduled separation date, or was terminated without “Cause” (as defined in the Appleby Separation Letter) prior to June 9, 2022, and Mr. Appleby executed a supplemental separation agreement that became effective and irrevocable within 60 days of his separation date, Mr. Appleby would be eligible to receive the following:
◦a lump sum payment equal to $250,000, less applicable withholdings, which is equal to 6 months of Mr. Appleby’s annual base salary;
◦a lump sum payment equal to $150,000, less applicable withholdings, which is equal to 50% of Mr. Appleby’s annual target bonus amount under our Bonus Plan for fiscal year 2022; and
◦if Mr. Appleby timely elects continued group health plan continuation coverage under COBRA, we will pay the full amount of Mr. Appleby’s premiums on his behalf for continued coverage under our group health plans, including coverage for Mr. Appleby’s eligible dependents, for 12 months from the date Mr. Appleby or his dependents suffer a loss of health coverage under our group health plan or until such earlier date on which he becomes eligible for health coverage from another employer.
Other than being permitted to continue vesting with respect to Mr. Appleby’s outstanding and unvested equity awards through the period he remained employed with us through his scheduled separation date, June 9, 2022, Mr. Appleby did not receive any accelerated or additional vesting with respect to his outstanding and unvested equity awards. Mr. Appleby’s remaining outstanding and unvested equity awards were forfeited as of his actual separation date on June 9, 2022.
Relationship Between Pay and Performance
We strive to design our executive compensation program to balance the goals of attracting, motivating, rewarding and retaining our Named Executive Officers with the goal of promoting the interests of our stakeholders, such as our users, customers, employees, creditors, shareholders and other stakeholders. To ensure this balance and to motivate and reward individual initiative and effort, we seek to ensure that our program is designed so that a meaningful portion of our Named Executive Officers’ annual target total direct compensation is both “at-risk” and variable in nature. While we do not determine either “variable” or “fixed” pay for each Named Executive Officer
3 For purposes of this Compensation Discussion and Analysis, “award value” generally means an economic target value, as distinct from the grant date fair value under Financial Accounting Standard Board’s Accounting Standards Codification Topic 718. The actual number of our ordinary shares subject to an equity award was determined by dividing the applicable award value by one of the following per share values, as applicable: (i) with respect to RSU awards granted to our Named Executive Officers, the value per share was equal to the trading average of our ordinary shares for the 15 trading days immediately prior to the applicable grant date, and (ii) with respect to stock options granted to our Named Executive Officers, the value per share was calculated in accordance with the Black-Scholes option valuation methodology, which calculation assumed that the value of one of our ordinary shares was equal to the trading average of our ordinary shares for the 15 trading days immediately prior to the applicable grant date.

with reference to a specific percentage of target total direct compensation, consistent with our “pay-for-performance” philosophy, generally, we seek to emphasize variable pay over fixed pay.
Generally, this philosophy is reflected in the target total direct compensation opportunities of our Named Executive Officers. In fiscal year 2022, the majority of the target total direct compensation granted to Mr. Banon and Mr. Kulkarni in the position of CEO consisted of variable pay in the form of a target annual cash incentive award and long-term incentive compensation in the form of options to purchase ordinary shares and RSU awards that may be settled for ordinary shares. As granted by the non-executive directors on our board of directors, fixed pay, primarily consisting of base salary, made up only 5.2% of Mr. Banon’s target total direct compensation and 2.8% of Mr. Kulkarni’s target total direct compensation, while variable pay, consisting of target annual cash incentive awards and long-term incentive compensation in the form of equity awards, made up 94.8% of Mr. Banon’s target total direct compensation and 97.2% of Mr. Kulkarni’s target total direct compensation.
In the case of Messrs. Moorjani and Appleby, their target total direct compensation packages were similar to that of Messrs. Banon and Kulkarni, consisting of “at risk” variable pay in the form of a target annual cash incentive award and long-term incentive compensation in the form of both options to purchase ordinary shares and RSU awards that may be settled for ordinary shares. Variable pay made up 95.5% and 91.4% of the target total direct compensation of Messrs. Moorjani and Appleby, respectively, on an annualized basis.
Generally, Mr. Garrett’s target total direct compensation package was considered to be largely comprised of “at risk” variable pay even though he did not participate in our Bonus Plan, because even without a target annual cash incentive award, Mr. Garrett’s equity award generally made up the vast majority of his target total direct compensation for fiscal year 2022. However, because Mr. Garrett resigned prior to when the annual equity awards were granted to our executive officers, he received no annual equity award in fiscal 2022 and his total direct compensation for fiscal year 2022 was entirely fixed pay in the form of base salary.
As we continue to mature as a public company, we believe that the compensation elements provided to all of our Named Executive Officers will continue to emphasize “at risk” and variable pay that should enable us to provide a balanced set of incentives for our Named Executive Officers to meet our business objectives and drive long-term growth.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during fiscal year 2022:
What We Do:

•Maintain Independent Compensation Committee. The Compensation Committee is composed solely of independent directors who determine our compensation policies and practices (or, with regard to our executive directors, recommend compensation policies and practices to our board of directors, who determine such policies and practices for our executive directors) and who have established effective means for communicating with our shareholders regarding their executive compensation views and concerns, as described in this proxy statement.
•Periodic Executive Compensation Review. The Compensation Committee reviews and approves our compensation strategy periodically (or, with regard to the compensation strategy for our executive directors, reviews and recommends to our board of directors to approve such strategy), including a review of our compensation peer group used for comparative purposes.
•Maintain Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to assist with the annual executive compensation review. This consultant performed only compensation-related services for us in fiscal year 2022.
•Compensation At-Risk. Our executive compensation program is designed so that in setting or recommending our Named Executive Officers’ compensation in a given year, the Compensation

Committee considers whether a sufficient portion of their compensation is “at risk” based on corporate performance to align the interests of our Named Executive Officers and shareholders.
•Multi-Year Vesting Requirements. The annual equity awards granted to our Named Executive Officers vest over multi-year periods, consistent with current market practice and our retention objectives.
•“Double-Trigger” Change-in-Control Arrangements. Under our severance arrangements with our Named Executive Officers, all change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid).
•Health or Welfare Benefits. Our Named Executive Officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other employees in the country of their employment.
•Succession Planning. Our board of directors and the Nominating and Corporate Governance Committee review the risks associated with our executive officer positions to ensure adequate succession plans are in place.
What We Don’t Do:

•No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees in the jurisdiction where the Named Executive Officer is located. Our Named Executive Officers in the United States are eligible to participate in our Section 401(k) plan on the same basis as our other employees in the United States, and our Named Executive Officer in Israel is covered by a Section 14 Arrangement under Israel Severance Pay Law, as are all other employees in Israel.
•Limited Perquisites. We provide minimal perquisites and other personal benefits to our Named Executive Officers.
•No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than on standard relocation benefits.
•No “Golden Parachute” Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company that our Named Executive Officers might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”).
•No Hedging or Pledging of our Securities. We prohibit our employees, including our officers, and the members of our board of directors from engaging in hedging transactions or pledging our securities as collateral for a loan or holding our securities in a margin account.
Shareholder Advisory Vote on Named Executive Officer Compensation
At the 2021 Annual Meeting, our advisory vote on the compensation of our Named Executive Officers (the “Say-on-Pay” vote) received 84.7% support from our shareholders. The board of directors and the Compensation Committee believe the 2021 Say-on-Pay vote result indicates support for the design of our current compensation program and our overall compensation philosophy and decisions for fiscal year 2022. Accordingly, the Compensation Committee did not make any material changes to the underlying structure of our executive compensation program. The Compensation Committee regularly reviews and adjusts our executive compensation program to ensure it remains competitive and aligned with our shareholders’ interests.
We value our shareholders’ opinions and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our shareholders. We believe that ongoing engagement builds mutual trust and alignment with our shareholders and is essential to our long-term success.
At our 2020 annual general meeting of shareholders, our shareholders indicated their approval of the recommendation that we solicit a Say-on-Pay vote on an annual basis. In accordance with that preference, our board of directors has determined that the Company will conduct a Say-on-Pay vote every year until the next shareholder advisory vote on the frequency of Say-on-Pay votes (the “Say-When-on-Pay” vote). The next required Say-When-on-Pay vote will take place no later than at the Company’s 2026 annual general meeting of shareholders.
At the Annual Meeting to which this proxy statement relates, we will continue to hold an annual Say-on-Pay vote. Our board of directors and the Compensation Committee will consider the outcome of the 2022 Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers in the future.
Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. We strive to provide an executive compensation program that is competitive, rewards achievement of our business objectives and aligns our Named Executive Officers’ interests with those of our shareholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•provide market competitive compensation and benefit levels that will attract, motivate, reward and retain a highly talented team of executives within the context of responsible cost management;
•establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives;
•align the interests and objectives of our executives with those of our shareholders by linking their long-term incentive compensation opportunities to shareholder value creation and their cash incentives to our annual performance; and
•offer total compensation opportunities to our executives that, while competitive, are internally consistent and fair.
We structure the annual compensation of our Named Executive Officers using base salary and long-term incentive compensation in the form of equity awards. In addition, for fiscal year 2022, each of our Named Executive Officers (other than Mr. Garrett) were eligible to earn annual cash incentive awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our Named Executive Officers and shareholders and to link pay with performance.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. As described below, the Compensation Committee considers a variety of factors in determining the appropriate yearly mix among such compensatory elements, including our compensation philosophy and the value of unvested equity awards granted previously.
Compensation-Setting Process

Role of the Compensation Committee
The Compensation Committee discharges many of the responsibilities of our board of directors relating to the compensation of our Named Executive Officers, and periodically reviews and makes recommendations to our board of directors regarding their compensation, subject to the terms of our Remuneration Policy (as required by Dutch corporate law). Notwithstanding the responsibility of our board of directors, the Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our Named Executive Officers. Our board of directors has delegated express authority to the Compensation Committee to serve as the administrator of the 2012 Plan.
The Compensation Committee has authority to make decisions regarding the compensation of our Named Executive Officers (other than our executive directors) and makes recommendations to our board of directors regarding the compensation of our executive directors. The non-executive directors on our board of directors make all final decisions regarding the compensation of our executive directors with due observance to the Remuneration Policy adopted by our general meeting of shareholders in 2018.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions and recommendations with respect to their compensation.
The Compensation Committee’s authority, duties and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the “Investor Relations” section of our website, which is located at ir.elastic.co by clicking on “Corporate Governance” under “Governance.”
The Compensation Committee retains a compensation consultant to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making its decisions and recommendations with respect to the compensation of our Named Executive Officers.
Setting Target Total Direct Compensation
Each year, the Compensation Committee conducts an annual review of the compensation arrangements of our Named Executive Officers, typically during the first quarter of the fiscal year. As part of this review, the Compensation Committee evaluates the base salary levels and long-term incentive compensation of our Named Executive Officers, as well as the annual cash incentive awards for our Named Executive Officers who are eligible to receive such awards, and all related performance criteria.
The Compensation Committee does not establish a specific target for formulating the target total direct compensation of our Named Executive Officers. In making decisions and recommendations about the compensation of our Named Executive Officers, the members of the Compensation Committee are initially presented with a competitive market analysis prepared by its compensation consultant based on data gathered from the companies in our compensation peer group and considerations from broader executive compensation trends for its review and consideration. Drawing on this data, the members of the Compensation Committee then apply their professional experience to consider the following factors as applicable:
•our executive compensation program objectives;
•our performance against the financial, operational and strategic objectives established by the Compensation Committee and our board of directors;
•each individual Named Executive Officer’s knowledge, skills, experience, qualifications and tenure relative to other similarly-situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the prior performance of each individual Named Executive Officer, based on a subjective assessment of their contributions to our overall performance, ability to lead their business unit or function and work as part of a team;
•the potential of each individual Named Executive Officer to contribute to our long-term financial, operational and strategic objectives;
•our executive directors’ compensation relative to that of our other Named Executive Officers, and compensation parity among our Named Executive Officers;
•the compensation practices of our compensation peer group and broader executive compensation trends and the positioning of each Named Executive Officer’s compensation in a ranking of executive officer compensation levels based on an analysis of competitive market data; and

•the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to compensation of our executive directors).
These factors provide the framework for compensation decision-making regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions and recommendations. The members of the Compensation Committee consider this information in view of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer and business judgment in making their decisions and recommendations.
The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions and recommendations with respect to our Named Executive Officers. Instead, in making its determinations and recommendations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, as well as from more broad-based compensation surveys to gain a general understanding of market compensation levels.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance and management’s perspective on compensation matters. Our management also provides certain compensation data about our executive officers to Compensia, the Compensation Committee’s compensation consultant, which presents such information to the Compensation Committee as part of its review and analysis of our executive compensation program. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation and other compensation-related matters for our Named Executive Officers (except with respect to compensation of our executive directors) based on his evaluation of their performance for the prior year.
The Compensation Committee reviews and discusses such proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our Named Executive Officers. Our CEO also attends meetings of our board of directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving compensation of our executive directors.
Role of the Compensation Consultant
The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.
In fiscal year 2022, the Compensation Committee engaged Compensia to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and with the data analysis and selection of the compensation peer group.
During fiscal year 2022, Compensia attended meetings of the Compensation Committee as requested and provided various services including the following:
•the review, analysis and updating of our compensation peer group;
•an assessment and review of executive officer and director stock ownership guidelines and peer company practices and considerations of implementing such guidelines;

•a review and analysis of our non-executive director compensation program and methodology, including an assessment against competitive market data based on the companies in our compensation peer group;
•review of the Compensation Discussion and Analysis for our definitive proxy statement for our 2021 Annual Meeting;
•the review and analysis of the base salary levels, target annual cash incentive awards and long-term incentive compensation of our Named Executive Officers and other senior leadership team members against competitive market data based on the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the review and analysis of compensation for Mr. Kulkarni, our current CEO;
•the review and analysis of our 2021 Say-on-Pay vote results;
•the review and assessment on market practice for executive bonus plan design terms and practices;
•the review and analysis of compensation for the Chief Sales Officer position; and
•support on other ad hoc matters throughout the year.
The terms of Compensia’s engagement includes reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In fiscal year 2022, Compensia provided only compensation-related services for us.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during fiscal year 2022. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Section 303A.05(c)(iv) of the rules of the NYSE relating to the independence of the Compensation Committee’s compensation advisors and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Competitive Positioning
The Compensation Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization and industry focus. The competitive data drawn from this compensation peer group is one of several factors that the Compensation Committee considers in making its decisions and recommendations with respect to the compensation of our Named Executive Officers.
The compensation peer group for fiscal year 2022, which was developed in May 2021 with the assistance of Compensia to analyze the compensation of our Named Executive Officers, was composed of publicly-traded technology companies against which we compete for executive talent. In identifying and selecting the companies for the compensation peer group, Compensia considered the following primary criteria:
•publicly-traded companies in the software and internet services sectors identified on a national basis, with a focus on California-based companies;
•similar revenues – within a range of ~0.5x to ~2.0x our trailing four fiscal quarters’ revenue; and
•similar market capitalization – within a range of ~0.33x to ~3.0x our then-market capitalization.

After consultation with Compensia, the Compensation Committee approved the following compensation peer group for use when making its fiscal year 2022 executive compensation decisions:

Alarm.com Holdings	Five9	Smartsheet
Alteryx	HubSpot	Tenable Holdings
Anaplan	MongoDB	The Trade Desk
Avalara	New Relic	Zendesk
Cloudera	Okta	Zscaler
Cloudflare	Paylocity Holding
Coupa Software	SailPoint Technologies
The Compensation Committee used data gathered by Compensia from the public filings of the companies in our compensation peer group, as well as data from a custom data cut of the peer companies (other than Zscaler) drawn from the Radford Global Technology Survey database that are similar to us in revenue, market capitalization and industry for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points. This data permitted us to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target annual cash incentive awards and long-term incentive compensation.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
Compensation Elements
Our executive compensation program consists principally of base salary and long-term incentive compensation in the form of equity awards. In addition, for fiscal year 2022, Messrs. Kulkarni, Banon, Moorjani and Appleby were also eligible to receive annual cash incentive awards.
Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.
Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account their position, qualifications, and experience, the market compensation for such role, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual review of our executive compensation program, with input from our CEO (except with respect to the base salary of executive directors), and makes adjustments (other than with respect to our executive directors) that it determines are reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion and market conditions. With respect to our executive directors, the non-executive directors serving on our board of directors determine any base salary adjustments upon the recommendation of the Compensation Committee.
In November 2021, the Compensation Committee reviewed the base salaries of our Named Executive Officers employed by the Company at such time. The Compensation Committee recommended to our board of directors that the base salary of Mr. Banon, our then-CEO, be increased, and approved an increase in the base salary of Mr. Moorjani, in each instance, to be more competitive with the base salaries of similarly-situated executive officers at companies of comparable size and stage of maturity, as well as the base salaries of our other executive officers, and to compensate Messrs. Banon and Moorjani for not having received market-based adjustments in prior years. The Compensation Committee also determined not to increase the base salaries of the other Named Executive Officers employed by the Company at such time. In making this recommendation and these decisions, the Compensation Committee took into consideration a competitive market analysis prepared by Compensia, the recommendations of our then-CEO (except with respect to his own base salary) and the current retention risks and challenges facing us, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Subsequently, in December 2021, the non-executive directors serving on our board of directors increased the base salary of Mr. Banon, effective as of November 1, 2021, upon the recommendation of the Compensation Committee.
The base salaries of our Named Executive Officers as determined in November 2021 for fiscal year 2022 were as follows:

Named Executive Officer	Fiscal Year 2021 Base Salary	Fiscal Year 2022 Base Salary (1)	Percentage Change
Shay Banon	$400,000	$500,000	25.0%
Ashutosh Kulkarni	$500,000	$500,000	—%
Janesh Moorjani	$365,000	$500,000	37.0%
Paul Appleby	$500,000	$500,000	—%
W.H. Baird Garrett	$400,000	$400,000	—%
(1)The revised base salary for Mr. Banon was effective November 1, 2021.
In connection with his appointment as our acting CEO, the non-executive directors serving on our board of directors, upon the recommendation from the Compensation Committee, increased the annual base salary of Mr. Kulkarni from $500,000 to $600,000, effective January 11, 2022.
The base salaries paid to our Named Executive Officers during fiscal year 2022 are set forth in “Executive Compensation Tables—Fiscal 2022 Summary Compensation Table” below.
Annual Cash Incentives
Our board of directors has adopted, and our general meeting of shareholders has approved, the Bonus Plan. The Bonus Plan is administered by the Compensation Committee. The Bonus Plan enables the Compensation Committee to provide cash incentive awards to selected employees, including our Named Executive Officers (other than our executive directors), based upon our actual achievement as measured against performance metrics established by the Compensation Committee. In the case of our executive directors, the performance metrics for their cash incentive awards and the actual payment of the awards are established by the non-executive directors serving on our board of directors, upon the recommendation from the Compensation Committee. The Compensation Committee believes that the financial performance measures used in the Bonus Plan contribute to driving the creation of long-term stakeholder value, including shareholder value, and play an important role in influencing the performance of our Named Executive Officers who participate in the plan, who are most directly responsible for our overall success.
Under the Bonus Plan, each fiscal year (generally during the first fiscal quarter) the Compensation Committee approves the terms and conditions that will serve as the basis for determining the eligibility for, and amount of, cash incentive awards to be paid under the Bonus Plan. Typically, performance under the Bonus Plan is measured semi-annually as of October 31st and April 30th of each fiscal year. After the end of each six-month period, the Compensation Committee reviews our actual achievement against the target levels for the corporate performance measures established for that period and determines the cash incentive awards, if any, to be paid under the plan. Awards are paid out following the approval by the Compensation Committee and, in the case of our executive directors, the approval by the non-executive directors serving on our board of directors.
The Compensation Committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award. In the case of our executive directors the non-executive directors serving on our board of directors determine whether an executive director’s actual award is increased, reduced or eliminated, taking into consideration the recommendation of the Compensation Committee. The actual award may be below, at or above a participant’s target annual cash incentive award, as determined at the Compensation Committee’s discretion or, in the case of our executive directors, as recommended by the Compensation Committee to our board of directors for their discretionary action. The Compensation Committee may determine the amount of any change (or recommendation for any change in the case of our executive directors) on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers. In fiscal year 2022, neither the Compensation Committee nor, in the case of our executive directors, the non-executive directors serving on our board of directors, exercised their discretion with respect to any of the actual cash incentive award payments made under the Bonus Plan.
The annual operating plan for fiscal year 2022 was based on demanding but realistically achievable business goals in order to drive strong growth. The Compensation Committee approved corporate performance metrics or, in the case of Mr. Banon, our then-CEO, recommended such action to our board of directors, commensurate with the operating plan target levels because it wanted to incentivize these Named Executive Officers to achieve our performance objectives under the Company’s Bonus Plan for fiscal year 2022 (the “Fiscal Year 2022 Bonus Plan”). The Fiscal Year 2022 Bonus Plan was funded based on our actual results for the first and second halves of the fiscal year as evaluated against these performance metrics.
Pursuant to the Kulkarni Employment Letter, in connection with the promotion of Mr. Kulkarni to CEO in January 2022 and the Compensation Committee’s desire to incentivize Mr. Kulkarni, who, as a result of his role within the Company, was also best positioned to drive corporate performance to meet or exceed our principal business objectives as set forth in our fiscal year 2022 annual operating plan, the Compensation Committee recommended, and the non-executive directors serving on our board of directors approved, in January 2022, a target annual cash incentive award opportunity for Mr. Kulkarni for fiscal year 2022 equal to the sum of (i) 60% of Mr. Kulkarni’s annual base salary for the period beginning on the commencement of fiscal year 2022 and ending on January 10, 2022, and (ii) 100% of his annual base salary for the period between January 11, 2022 and the end of fiscal year 2022. The prorated 100% target for Mr. Kulkarni was determined upon evaluating the target bonuses for CEOs in the Company’s peer group.
Target Annual Cash Incentive Award Opportunities
For purposes of the Fiscal Year 2022 Bonus Plan, target annual cash incentive awards were to be based upon a specific percentage of each eligible Named Executive Officer’s annual base salary. In May 2021, as part of its annual review of our executive compensation program, the Compensation Committee reviewed the target annual cash incentive award opportunities of Messrs. Banon, Kulkarni, Moorjani and Appleby. The Compensation Committee recommended to our board of directors that the target percentage of base salary for the annual cash incentive award opportunity of Mr. Banon remain at the level set for the second half of fiscal year 2022. In addition, the Compensation Committee determined to leave the target percentage of base salary for the annual cash incentive award opportunity of Messrs. Kulkarni, Moorjani and Appleby at their fiscal year 2021 levels. In making the recommendation to our board of directors for Mr. Banon’s target annual cash incentive award opportunity and the decisions for the target annual cash incentive award opportunities of the other eligible Named Executive Officers, the Compensation Committee took into consideration a competitive market analysis prepared by Compensia, the recommendations of Mr. Banon (except with respect to his own target annual cash incentive opportunity) and the current retention risks and challenges facing us, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. The target annual cash incentive opportunity of Mr. Banon was approved by the non-executive directors serving on our board of directors in June 2021.
Corporate Performance Metrics
In May 2021, the Compensation Committee approved (or in the case of Mr. Banon, our then-CEO, recommended to the non-executive directors serving on our board of directors) the financial performance metrics for fiscal year 2022 in connection with the Fiscal Year 2022 Bonus Plan to provide incentives for Messrs. Banon, Kulkarni, Moorjani and Appleby, the Named Executive Officers best positioned at that time to drive corporate performance to meet or exceed our principal business objectives as set forth in our fiscal year 2022 annual operating plan. In June 2021, the non-executive directors serving on our board of directors approved the financial performance metrics for Mr. Banon for fiscal year 2022, upon the recommendation of the Compensation Committee.
The Compensation Committee selected the following two performance metrics for the Fiscal Year 2022 Bonus Plan: calculated billings and non-GAAP operating margin percentage. The Compensation Committee believed these performance metrics were appropriate because, in its view, they continued to be the best indicators of our successful execution of our annual operating plan. In addition, they provided a strong emphasis on growth and managing profitability, which the Compensation Committee believed would most directly influence the creation of sustainable long-term shareholder value. Four-fifths of the target annual cash incentive award payout under the Fiscal Year 2022 Bonus Plan was based on the attainment of calculated billings goals, while one-fifth was based on the attainment of non-GAAP operating margin percentage goals.
For purposes of the Fiscal Year 2022 Bonus Plan:

▪“calculated billings” meant total revenue plus the increase in total deferred revenue as presented on or derived from our condensed consolidated statements of cash flows less the (increase) decrease in total unbilled accounts receivable in a given period; and
▪“non-GAAP operating margin percentage” meant GAAP operating margin excluding stock-based compensation expense, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets and acquisition-related expenses.
In May 2021, the Compensation Committee established threshold, target and maximum achievement levels for each of these performance metrics for the first half of fiscal year 2022 (May 1, 2021 through October 31, 2021). Subsequently, in November 2021, the Compensation Committee established threshold, target and maximum achievement levels for each of these performance metrics for the second half of fiscal year 2022 (November 1, 2021 through April 30, 2022). In establishing these performance levels in May and November, the Compensation Committee set them at an amount that it believed was necessary to provide a target total cash compensation opportunity that was both competitive in the market and that would motivate the eligible Named Executive Officers to achieve an aggressive level of growth and profitability.
Following the Compensation Committee’s decisions in May 2021 and November 2021, the bonus targets and thresholds for Mr. Banon, our then-CEO, for the first half of fiscal year 2022 and the bonus targets and thresholds for the second half of fiscal year 2022 were approved by the non-executive directors serving on our board of directors in December 2021 (in each case upon the recommendation of the Compensation Committee).
To the extent that performance for either metric was below the threshold performance level, there would be no payout with respect to that metric. In addition, the potential payment for any metric was capped at the maximum performance level. Achievement levels and payout percentages for performance between the threshold and maximum performance levels were set forth in tables approved by the Compensation Committee.
For both performance metrics, for achievement between threshold and target, and between target and maximum, the payout was to be determined on a linear interpolation basis.
The performance levels for the two performance measures for the first half of fiscal year 2022 were established as follows:

Calculated Billings
Attainment vs. Plan	Amount	Payout Percentage
Below Threshold (<80%)	<$325 million	0%
Threshold (80%)	$325 million	50%
Target (100%)	$407 million	100%
Maximum (>120%)	>$488 million	150%

Non-GAAP Operating Margin Percentage
Non-GAAP Operating Margin Percentage	Payout Percentage
Below Threshold (<-8.7%)	0%
Threshold (-8.7%)	50%
Target (-3.7%)	100%
Maximum (>1.3%)	150%
The performance levels for the two performance measures for the second half of fiscal year 2022 were established as follows:

Calculated Billings
Attainment vs. Plan	Amount	Payout Percentage
Below Threshold (<80%)	<$460 million	0%
Threshold (80%)	$460 million	50%
Target (100%)	$575 million	100%
Maximum (>120%)	>$690 million	150%

Non-GAAP Operating Margin Percentage
Non-GAAP Operating Margin Percentage	Payout Percentage
Below Threshold (<-6.5%)	0%
Threshold (-6.5%)	50%
Target (-1.5%)	100%
Maximum (>3.5%)	150%
Annual Cash Incentive Payouts
For the six-month period ended October 31, 2021, we achieved calculated billings of $396.2 million, which was 97.4% of the calculated billings target. Our non-GAAP operating margin percentage was 2.0% , which exceeded the maximum level of 1.3%. Consequently, based on their weighting, the achievement of the performance metrics for the first half of fiscal year 2022 generated a combined payout percentage of 104.9% of the target annual cash incentive award opportunity for that six-month period, determined as follows:

First Half of Fiscal Year 2022 (May 1, 2021 – October 31, 2021)
Performance Measure	Weighting	Target Performance	Actual Achievement	Achievement Percentage	Payout Percentage	Weighted Payout Percentage
Calculated Billings	80%	$406.7 million	$396.2 million	97.4%	93.6%	74.9%
Non-GAAP Operating Margin Percentage	20%	-3.7%	2.0%	N/A	150.0%	30.0%
Total Payout Percentage						104.9%
For the six-month period ended April 30, 2022, we achieved calculated billings of 550.4 million, which was 95.7% of the calculated billings target. Our non-GAAP operating margin percentage was -1.6%, which was one-tenth percentage point below the target level of -1.5%. Consequently, based on their weighting, the achievement of the performance metrics for the second half of fiscal year 2022 generated a combined payout percentage of 91.0% of the target annual cash incentive award opportunity for that six-month period, determined as follows:

Second Half of Fiscal Year 2022 (November 1, 2021 – April 30, 2022)
Performance Measure	Weighting	Target Performance	Actual Achievement	Achievement Percentage	Payout Percentage	Weighted Payout Percentage
Calculated Billings	80%	$575 million	$550.4 million	95.7%	89.2%	71.4%
Non-GAAP Operating Margin Percentage	20%	-1.5%	-1.6%	N/A	98.2%	19.6%
Total Payout Percentage						91.0%
Based on these determinations, (i) with respect to the first half of fiscal year 2022, the Compensation Committee recommended to our board of directors that Mr. Banon should receive and determined that Messrs. Kulkarni, Moorjani and Appleby should receive, and (ii) with respect to the second half of fiscal year 2022, the Compensation Committee recommended to our board of directors that Messrs. Banon and Kulkarni should receive and determined that Messrs. Moorjani and Appleby should receive, the following annual cash incentive award payouts under the Fiscal Year 2022 Bonus Plan:

Named Executive Officer	Annual Cash Incentive for First Half of Fiscal Year 2022 ($)	Annual Cash Incentive for Second Half of Fiscal Year 2022 ($)	Total Annual Cash Incentive Award for Fiscal Year 2022 ($)
Ashutosh Kulkarni	157,281	219,354	376,635
Janesh Moorjani	114,815	136,437	251,252
Shay Banon	121,360	127,368	248,728
Paul Appleby	157,281	150,000	307,281
In the case of Mr. Banon, our former CEO, the non-executive directors serving on our board of directors determined the annual cash incentive award payout for the first half of fiscal year 2022 in December 2021 and determined the annual cash incentive award payout for the second half of fiscal year 2022 in June 2022. In the case of Mr. Kulkarni, our current CEO, the non-executive directors serving on our board of directors determined the annual cash incentive award payout for the second half of fiscal year 2022 in June 2022. The annual cash incentive award payouts for Messrs. Banon, Kulkarni, Moorjani and Appleby for the first half of the fiscal year were paid in the third fiscal quarter of fiscal year 2022 and the annual cash incentive award payouts for Messrs. Banon, Kulkarni Moorjani and Appleby for the second half of the fiscal year were paid in the first fiscal quarter of fiscal year 2023.
The annual cash incentive awards paid to our Named Executive Officers for fiscal year 2022 are set forth in “Executive Compensation Tables—Fiscal 2022 Summary Compensation Table” below.
Fiscal Year 2023 Corporate Performance Metrics

In May 2022, the Compensation Committee approved new corporate performance metrics consisting of total revenue and revenue from Elastic Cloud to replace the calculated billings performance metric. These two new performance metrics, in addition to non-GAAP operating margin, will be the performance metrics applicable for fiscal year 2023.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our ordinary shares and, thereby, to align their interests with the interests of our stakeholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our shareholders. Equity awards also help us retain our Named Executive Officers in a highly competitive market and as such contribute to the long-term value creation for all our stakeholders.
Currently, we use options to purchase ordinary shares and RSU awards with time-based vesting requirements that may be settled for ordinary shares to motivate, reward and retain our Named Executive Officers for long-term increases in the value of our ordinary shares. The Compensation Committee believes that because stock options provide for an economic benefit only in the event that our stock price increases over the exercise price of the option, these awards effectively align the interests of our Named Executive Officers with the interests of our stakeholders and provide our Named Executive Officers with a significant incentive to manage our business from the perspective of a person with an equity stake in the business. In addition, because RSU awards have value to the recipient even in the absence of stock price appreciation, the Compensation Committee believes that we are able to incentivize and retain our Named Executive Officers using fewer ordinary shares than would be necessary if we used stock options exclusively to provide an equity stake in the Company. Since the value of RSU awards increases or decreases with any increase or decrease in the value of the underlying ordinary shares, RSU awards also provide incentives to our Named Executive Officers that are aligned with the interests of our stakeholders.
To date, the Compensation Committee has not applied a rigid formula in determining the size of the equity awards to be granted to our Named Executive Officers as part of our annual focal review of equity awards. Instead, in making these decisions and, in the case of our executive directors, its recommendation to our board of directors, the Compensation Committee has exercised its judgment as to the amount of the awards after considering the unvested equity holdings of each Named Executive Officer, the ability of these unvested holdings to satisfy our retention objectives, and Compensia’s recommendations based on a review of compensation practices from our peers. In addition, in granting equity awards to all of our employees, including our Named Executive Officers, the Compensation Committee considers the proportion of our total ordinary shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public technology companies with which the members of the Compensation Committee are familiar, the potential economic and voting power dilution to our shareholders in relation to the median practice of the companies in our compensation peer group and other recently-public technology companies and the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above.
Annual Equity Awards
In November 2021, as part of its annual review of our executive compensation program, and after taking into consideration a competitive market analysis prepared by Compensia and the recommendations of Mr. Banon, our then-CEO (except with respect to his own equity award), as well as the factors described in the preceding paragraph, the Compensation Committee determined that annual equity awards should be granted to Messrs. Kulkarni, Moorjani and Appleby in the form of options to purchase ordinary shares and RSU awards with time-based vesting requirements that may be settled for ordinary shares. Further, the Compensation Committee determined that the dollar value of the stock options should comprise 50% of each Named Executive Officer’s fiscal year 2022 annual equity award, and the dollar value of the RSU awards should comprise the remaining 50% of the award. Accordingly, Messrs. Kulkarni and Moorjani received an annual option to purchase ordinary shares with an award value of $2.0 million and an annual RSU award with time-based vesting requirements that may be settled for ordinary shares with an award value of $2.0 million, while Mr. Appleby received an annual option to purchase ordinary shares with an award value of $2.5 million and an annual RSU award with time-based vesting requirements that may be settled for ordinary shares with an award value of $2.5 million. Mr. Garrett informed us of his intention to resign prior to the Compensation Committee’s approval of long term incentive compensation for fiscal year 2022, and accordingly did not receive new equity awards.
In the case of Mr. Banon, our then-CEO, after taking into consideration a competitive market analysis prepared by Compensia and the factors described above, the Compensation Committee recommended to our board of directors that Mr. Banon be granted an equity award for fiscal year 2022 in the form of an option to purchase ordinary shares with an award value of $4.0 million and an RSU award with time-based vesting requirements that may be settled for ordinary shares with an award value of $4.0 million. This fiscal year 2022 annual equity award for Mr. Banon was approved by the non-executive directors serving on our board of directors in December 2021.
The annual options generally vest over four years in equal monthly installments, while the annual RSU awards generally vest over four years in equal quarterly installments, subject to continued service to us through the applicable vesting date. For more details regarding our annual equity awards, please see the section below titled “Executive Compensation Tables—Fiscal 2022 Outstanding Equity Awards as of Fiscal Year End”.
Supplemental Equity Awards
In March 2022, in order to retain key employees, and after taking into consideration a competitive market analysis prepared by Compensia and the recommendations of Mr. Kulkarni, our CEO (except with respect to his own equity award), the Compensation Committee determined that supplemental equity awards should be granted to Mr. Moorjani in the form of an option to purchase ordinary shares and an RSU award with time-based vesting requirements that may be settled for ordinary shares. Further, the Compensation Committee determined that the dollar value of the stock option should comprise 50% of Mr. Moorjani’s supplemental equity award, and the dollar value of the RSU award should comprise the remaining 50% of the award. Accordingly, Mr. Moorjani received a supplemental option to purchase ordinary shares with an award value of $2.5 million and a supplemental RSU award with time-based vesting requirements that may be settled for ordinary shares with an award value of $2.5 million.
In the case of Mr. Kulkarni, our then-CEO, after taking into consideration a competitive market analysis prepared by Compensia, the Compensation Committee recommended to our board of directors that Mr. Kulkarni be granted a supplemental equity award for fiscal year 2022 in the form of a supplemental RSU award with time-based vesting requirements that may be settled for ordinary shares with an award value of $2.0 million. This supplemental RSU award for Mr. Kulkarni was approved by the non-executive directors serving on our board of directors in March 2022.

The supplemental option generally vests over two years in equal monthly installments, while the supplemental RSU awards generally vest over two years in equal quarterly installments, subject to continued service to us through the applicable vesting date. For more details regarding our supplemental equity awards, please see the section below titled “Executive Compensation Tables—Fiscal 2022 Outstanding Equity Awards as of Fiscal Year End”.
Promotion Equity Awards for Mr. Kulkarni
In connection with the promotion of Mr. Kulkarni to CEO, which was approved by our shareholders at the March 2022 EGM, in March 2022 the Compensation Committee recommended, and the non-executive members serving on our board of directors approved, an equity award for Mr. Kulkarni, consistent with the terms of the Kulkarni Employment Letter, in the form of an option to purchase ordinary shares with an award value of $8.0 million (which was granted on March 8, 2022) and an RSU award with time-based vesting requirements that may be settled for ordinary shares with an award value of $4.0 million (which was granted on March 8, 2022). In approving these promotion equity awards, the Compensation Committee took into consideration a competitive market analysis prepared by Compensia, a review of recent equity awards granted to new CEOs at technology companies in the broader market, the annual equity award granted to Mr. Kulkarni in December 2021, as well as the importance of Mr. Kulkarni’s new role and responsibilities with the Company and the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above.
The promotion option generally vests over four years in equal monthly installments, while the promotion RSU award generally vests over four years in equal quarterly installments, subject to continued service to us through the applicable vesting date. For more details regarding our promotion equity awards, please see the section below titled “Executive Compensation Tables—Fiscal 2022 Outstanding Equity Awards as of Fiscal Year End”.
The aggregate equity awards granted to our Named Executive Officers for fiscal year 2022 were as follows:

Named Executive Officer	Stock Options (aggregate # of shares)		Stock Options (aggregate award value)	RSU Awards (aggregate # of shares)		RSU Awards (aggregate award value)	Aggregate Equity Awards (award value)
Ashutosh Kulkarni	212,865	(1)	$10.0 million	84,719	(2)	$8.0 million	$18.0 million
Janesh Moorjani	86,653	(3)	$4.5 million	43,042	(4)	$4.5 million	$9.0 million
Shay Banon	52,359	(5)	$4.0 million	26,548	(6)	$4.0 million	$8.0 million
Paul Appleby	32,724	(7)	$2.5 million	16,592	(8)	$2.5 million	$5.0 million
W.H. Baird Garrett	—		—	—		—	—
(1)Consists of (i) an annual option to purchase 26,179 ordinary shares with an award value of $2.0 million, and (ii) a promotion option to purchase 186,686 ordinary shares with an award value of $8.0 million.
(2)Consists of (i) an annual RSU award covering 13,724 ordinary shares with an award value of $2.0 million, (ii) a supplemental RSU award covering 23,815 ordinary shares with an award value of $2.0 million, and (iii) a promotion RSU award covering 47,630 shares with an award value of $4.0 million.
(3)Consists of (i) an annual option to purchase 26,179 ordinary shares with an award value of $2.0 million, and (ii) a supplemental option to purchase 60,474 ordinary shares with an award value of $2.5 million.
(4)Consists of (i) an annual RSU award covering 13,274 ordinary shares with an award value of $2.0 million, and (ii) a supplemental RSU award covering 29,768 ordinary shares with an award value of $2.5 million.
(5)Consists of an annual option to purchase 52,359 ordinary shares with an award value of $4.0 million.
(6)Consists of an annual RSU award covering 26,548 ordinary shares with an award value of $4.0 million.
(7)Consists of an annual option to purchase 32,724 ordinary shares with an award value of $2.5 million.
(8)Consists of an annual RSU award covering 16,592 ordinary shares with an award value of $2.5 million.
Health, Welfare and Retirement Benefits
Our Named Executive Officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried employees in the jurisdiction where the Named Executive Officer is located. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance and commuter benefits.
We maintain a Section 401(k) plan for our employees, including our Named Executive Officers. The Section 401(k) plan is intended to qualify under Section 401(k) of the Code, so that contributions to the plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by us, if any, will be deductible by us when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits and to have the amount of such reduction contributed to their accounts under the Section 401(k) plan. The Section 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees. Typically, we make matching contributions to the plan up to 6% of a participating employee’s eligible compensation, to a maximum match of $18,300 for calendar year 2022, $17,400 for calendar year 2021, and $17,100 for calendar year 2020. All participating employees’ interests in our matching contributions, if any, vest immediately at the time of contribution. The Section 401(k) plan also contains a Roth component.
We also maintain defined-contribution plans for employees in certain other countries.
We do not offer any retirement benefits to our executive officer located in Israel, except to the extent certain social benefits are required pursuant to Israeli labor laws or are common practice in Israel, and such social benefits are applicable to all Israeli employees. Specifically, based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, equal to the most recent monthly salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment. In addition, we make a payment of up to 7.5% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement (to the extent either the statutory severance or retirement amounts become payable to Mr. Banon, they will offset amounts otherwise payable to Mr. Banon under his employment agreement, as noted below). We generally provide all of our Israeli employees with a fixed travel allowance for commuting costs, except that we provide Mr. Banon with reimbursements for such costs, up to a maximum amount of ILS 550 per month. Also, as is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) to a savings fund designed for employee’s study and training purposes. The amounts of the above referenced benefits contributed by us to Mr. Banon in fiscal year 2022 are specified in the Fiscal 2022 Summary Compensation Table of this proxy statement.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make them more efficient and effective, and for recruitment and retention purposes. During fiscal year 2022, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee. In the case of our executive directors, the non-executive directors serving on our board of directors will approve all perquisites or other personal benefits and subject them to periodic review upon the recommendation of the Compensation Committee.
Employment Arrangements
We have entered into a written employment agreement with Mr. Banon, which was amended and restated on January 11, 2022 to reflect his transition from the role of our CEO to our CTO (the “Banon Employment Agreement”), and the Kulkarni Employment Letter with Mr. Kulkarni, which was amended on January 12, 2022, to reflect his transition from the role of our CPO to our CEO. We have entered into employment letters with each of Messrs. Moorjani, Appleby and Garrett, as well as a separation letter with Mr. Appleby. The arrangements with

Messrs. Banon and Kulkarni, our former and current CEO, respectively, including the Banon Employment Agreement and the Kulkarni Employment Letter, were approved by the non-executive directors serving on our board of directors upon recommendation of the Compensation Committee. The arrangements with each of our other Named Executive Officers, including the Appleby Separation Letter, have been approved by the Compensation Committee. We believe that these arrangements were necessary to secure the service of these individuals in a highly competitive job market.
Each of our written employment agreements and employment letters does not have a specific term, provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause) and generally set forth the Named Executive Officer’s initial base salary, target annual cash incentive opportunity, if applicable, and eligibility to participate in our standard employee benefit plans and programs.
The Banon Employment Agreement also provides that he may be eligible to receive certain severance payments and benefits in connection with certain terminations of employment with the Company, including a termination of employment in connection with a change in control of the Company, provided that such severance payments and benefits will be reduced by any statutory severance benefits required to be provided to Mr. Banon under applicable law. The amount and type of the severance payments and benefits provided under the Banon Employment Agreement, as well as the terms and conditions under which such severance payments and benefits may be provided, are identical in all material respects to the provisions regarding severance payments and benefits provided for in our change in control and severance agreements, as described under “Post-Employment Compensation” below.
For detailed descriptions of the employment arrangements with our Named Executive Officers, see “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” below.
Post-Employment Compensation
In addition to the severance provisions contained in the Banon Employment Agreement, we have entered into change in control and severance agreements with Messrs. Kulkarni and Moorjani (collectively, the severance provisions in the Banon Employment Agreement and the change in control and severance agreements are referred to as the “Severance Arrangements”). We had also entered into change in control and severance agreements with Messrs. Appleby and Garrett, but these change in control and severance agreements were terminated in connection with the separation and resignation of Mr. Appleby and Mr. Garrett, respectively. The Severance Arrangements provide for certain protections in the event of specified involuntary terminations of employment, including an involuntary termination of employment in connection with a change in control of the Company, in exchange for executing a separation agreement and release of claims in our favor that becomes effective and irrevocable and resigning from all positions the Named Executive Officer may hold as an officer or director.
The Severance Arrangements provide reasonable compensation in the form of severance pay and certain limited benefits to a Named Executive Officer if they leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation agreement and release of claims in a form and with terms acceptable to us providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We also believe that the Severance Arrangements help maintain our Named Executive Officers’ continued focus and dedication to their assigned duties to maximize stakeholder value if there is a potential transaction that could involve a change in control of the Company.
Under the Severance Arrangements, all payments and benefits in the event of a change in control of the Company are payable only if there is a connected involuntary loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
In the event of a change in control of the Company, to the extent that any of the amounts provided for under the Severance Arrangements would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, a Named Executive Officer will receive such payment as would entitle them to receive the greatest after-tax benefit, even if it means that we pay the

Named Executive Officer a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.
We do not provide any tax reimbursement payments (or “gross-ups”) on excise taxes relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our Named Executive Officers.
In addition, the Appleby Separation Letter provides that Mr. Appleby was entitled to receive certain separation benefits upon his qualifying termination on or prior to June 9, 2022, as described above under “Executive Summary – Executive Compensation Highlights – Compensation Arrangements with Mr. Appleby”. The separation benefits provided for in the Appleby Separation Letter are approximately equal in value to the benefits Mr. Appleby would have received under the change in control and severance agreement in effect prior to Mr. Appleby’s separation if Mr. Appleby experienced a qualifying termination under such change in control and severance agreement not in connection with a change in control of the Company.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” below.
Other Compensation Policies

Equity Award Grant Policy
Our equity award grant policy governs our grant of equity awards under our 2012 Plan and such other equity compensation plans as we may adopt from time to time. Pursuant to our equity award grant policy, duly authorized equity awards are granted to employees on predetermined grant dates in a manner that is consistent with the terms set forth in the policy. Consistent with our policy:
•We do not grant long-term incentive awards in anticipation of the release of material non-public information and have never had a practice of doing so.
•We have never timed and do not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation.
Compensation Recovery (“Clawback”) Policy
Pursuant to Dutch corporate law, our Remuneration Policy provides that the short-term and long-term variable remuneration of the executive and non-executive directors of the Company, whether payable in cash or equity, may be adjusted or partly or fully clawed back to the extent it was paid on the basis of incorrect information (i) underlying the targets to be achieved or (ii) regarding the circumstances on which the variable remuneration was made conditional.
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse Elastic for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy once the requirements of such policy are finalized by the SEC.
Prohibition on Hedging and Pledging of Securities
Under our Insider Trading Policy, our employees, including officers, and the members of our board of directors are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than share options, share appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company), and debt securities (such as debentures, bonds and notes). This includes any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our employees, including officers, and the members of our board of directors may not engage in short sales (that is, the sale of a security that must be borrowed to make delivery) or “sell short against the box” (that is, a sale with a delayed delivery) involving our securities.
Also, under our Insider Trading Policy, our employees, including officers, and the members of our board of directors may not pledge our securities as collateral for a loan or hold our securities in a margin account.
Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) to $1 million per individual per year, subject to certain exceptions. The regulations promulgated under Section 162(m) contain a transition rule that applies to companies that become subject to Section 162(m) by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (and, with respect to RSU awards, that are paid out before the end of the transition period) currently is not counted toward the deduction limitations of Section 162(m) if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. We currently expect our transition period to expire at our annual general meeting of shareholders to be held in 2022, although it could expire earlier in certain circumstances.
Although the Compensation Committee may consider the tax implications as one factor in making compensation decisions for our covered employees, the Compensation Committee also considers other factors in making such decisions, including ensuring that our executive compensation program supports our business strategy. Consequently, the Compensation Committee retains the discretion and flexibility to compensate our Named Executive Officers in a manner consistent with the objectives of our executive compensation program and the best interests of the Company and our shareholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit of Section 162(m). While the transition relief for newly-public companies may help to minimize the effect of the Section 162(m) deduction limit under Section 162(m) in the short-term, we expect that, going forward, some portion of our Named Executive Officers’ compensation will not be fully deductible by the Company for federal income tax purposes.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Executive Compensation Tables
Fiscal 2022 Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our Named Executive Officers for all services rendered in all capacities during the last three fiscal years during which such individuals were Named Executive Officers. The amounts reported reflect rounding, which may result in slight variations between amounts shown in the Total column and the sum of its components as reflected in the table.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Ashutosh Kulkarni	2022	530,834		—	7,122,290	9,838,736		376,635		19,575	(3)	17,888,070
Chief Executive Officer	2021	164,773		200,000	6,495,748	3,416,442		125,191		3,750	(3)	10,405,903
Janesh Moorjani	2022	432,500		—	3,961,090	4,359,393		251,252		20,100	(3)	9,024,335
Chief Financial Officer and Chief Operating Officer	2021	365,000		—	1,837,750	2,090,179		275,825		17,100	(3)	4,585,853
	2020	365,000		—	863,304	2,669,951		191,636		16,298	(3)	4,106,189
Shay Banon	2022	426,286	(4)	—	3,406,374	3,724,552		248,728	(4)	77,971	(4)(5)	7,883,912
Chief Technology Officer	2021	387,720	(6)	—	4,594,666	5,225,530		291,827	(6)	65,864	(6)(7)	10,565,607
	2020	375,000		—	—	4,872,356	(8)	196,886		—		5,444,242
Paul Appleby	2022	500,000		—	2,128,920	2,327,818		307,281		17,400	(3)	5,281,419
Former President, Worldwide Field Operations	2021	344,697		200,000	6,137,767	2,262,072		259,058		10,888	(3)	9,214,482
W.H. Baird Garrett	2022	303,147		—	—	—		—		—		303,147
Former Senior Vice President and General Counsel	2021	400,000		—	918,875	1,045,089		—		—		2,363,964
	2020	400,000		—	—	—		—		—		400,000
(1)The amounts shown represent the grant date fair value of RSU awards and options, as applicable, to settle or purchase ordinary shares granted to the Named Executive Officers for financial reporting purposes pursuant to ASC Topic 718. Such amounts do not represent the amounts paid to or realized by the Named Executive Officers. See Note 11, “Equity Incentive Plans” of the Notes to our consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal year 2022 regarding assumptions underlying valuation of equity awards.
(2)Except as otherwise indicated, the amounts reported represent the amounts earned based upon achievement of certain performance goals under our Bonus Plan. The terms of the Bonus Plan are summarized under “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentives.”
(3)The amount disclosed represents Elastic’s contributions made under our Section 401(k) plan.
(4)Amounts have been reported on an as-converted basis from ILS to U.S. dollars (“USD”) based on a spot currency exchange rate of 1 ILS=USD$0.2991 as of our fiscal year end, April 30, 2022.
(5)The listed amount is the sum of the following amounts: (i) contributions by Elastic of $35,510 in ILS to a severance fund under a Section 14 Arrangement pursuant to Israeli Severance Pay Law, (ii) contributions by Elastic of $27,973 in ILS to a pension and manager’s insurance fund pursuant to Israeli labor laws, and (iii) contributions by Elastic of $14,488 in ILS to an education savings fund.
(6)A portion of each listed amount was paid in ILS in connection with Mr. Banon’s transfer of employment to Israel in March 2021 and has been reported on an as-converted basis from ILS to U.S. dollars (“USD”) based on a spot currency exchange rate of 1 ILS=USD$0.3081 as of our fiscal year end, April 30, 2021. With respect to Salary, $50,220 was paid in ILS. With respect to Non-Equity Incentive Plan Compensation, $149,285 was paid in ILS. With respect to All Other Compensation, $8,174 was paid in ILS (see also footnote (7) below).
(7)The listed amount is the sum of the following amounts: (i) Cash payout of $57,690 in USD to Mr. Banon for earned and unused paid time off in accordance with applicable laws upon his relocation from the United States to Israel, (ii) contributions by Elastic of $4,184 in ILS to a severance fund under a Section 14 Arrangement pursuant to Israeli Severance Pay Law, (iii) contributions by Elastic of $3,264 in ILS to a pension and manager’s insurance fund pursuant to Israeli labor laws, and (iv) contributions by Elastic of $726 in ILS to an education savings fund.
(8)Mr. Banon declined to accept this option award in order to provide the Company with greater flexibility for additional grants to our other employees as awards for exceptional performance and future leadership. Accordingly, this option award was cancelled in August 2019.

Fiscal 2022 Grants of Plan-Based Awards
The following table provides information concerning each grant of an award made during fiscal year 2022 for each of our Named Executive Officers under any plan, other than Mr. Garrett who did not receive any awards in fiscal year 2022. See “Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.” This information supplements the information about these awards set forth in the Fiscal 2022 Summary Compensation Table above.

				Estimated possible payouts under non-equity incentive plan awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Approval Date	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)
Ashutosh Kulkarni			Annual Cash	195,205	390,411	585,616
	11/29/2021	12/8/2021	RSUs				13,274			1,703,187
	3/7/2022	3/8/2022	RSUs				71,445			5,419,103
	11/29/2021	12/8/2021	Options					26,179	128.31	1,862,241
	3/7/2022	3/8/2022	Options					186,686	75.85	7,976,495
Janesh Moorjani			Annual Cash	129,750	259,500	389,250
	11/29/2021	12/8/2021	RSUs				13,274			1,703,187
	3/7/2022	3/8/2022	RSUs				29,768			2,257,903
	11/29/2021	12/8/2021	Options					26,179	128.31	1,862,241
	3/7/2022	3/8/2022	Options					60,474	75.85	2,497,153
Shay Banon			Annual Cash	127,886	255,772	383,657
	11/29/2021	12/8/2021	RSUs				26,548			3,406,374
	11/29/2021	12/8/2021	Options					52,359	128.31	3,724,552
Paul Appleby			Annual Cash	150,000	300,000	450,000
	11/29/2021	12/8/2021	RSUs				16,592			2,128,920
	11/29/2021	12/8/2021	Options					32,724	128.31	2,327,818
W.H. Baird Garrett (5)
(1)Reflects threshold, target and maximum potential payments for awards under the Fiscal Year 2022 Bonus Plan described in the section above entitled “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentives.” Under these awards, the Named Executive Officers (other than Mr. Garrett) were eligible to receive a cash payout subject to the achievement of pre-established corporate performance metrics.
(2)All RSU awards and stock options were granted pursuant to the 2012 Plan.
(3)The exercise price of the stock options is equal to the closing market price of our ordinary shares on the date of grant.
(4)The amounts shown represent the grant date fair value of the RSU awards and options to purchase shares of ordinary shares granted to the Named Executive Officers for financial reporting purposes pursuant to ASC Topic 718. Such amounts do not represent the amounts paid to or realized by the Named Executive Officers. See Note 11, “Equity Incentive Plans” of the Notes to our consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal year 2022 regarding assumptions underlying valuation of equity awards.
(5)Mr. Garrett announced his intention to resign prior to when annual equity awards were granted to our Named Executive Officers for the fiscal year 2022. Accordingly, Mr. Garrett received no equity awards in fiscal year 2022.

Fiscal 2022 Outstanding Equity Awards as of Fiscal Year End
The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of April 30, 2022:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Ashutosh Kulkarni	3/8/2022	(2)	11,667	175,019	75.85	03/07/2032
	12/8/2021	(3)	2,181	23,998	128.31	12/07/2031
	3/8/2021	(4)	1,776	4,786	111.20	03/07/2031
	2/9/2021	(5)	9,816	21,599	166.43	02/08/2031
	3/8/2022	(6)					71,445	5,439,822
	12/8/2021	(7)					12,445	947,562
	3/8/2021	(8)					43,812	3,335,846
Janesh Moorjani	3/8/2022	(9)	2,519	57,955	75.85	03/07/2032
	12/8/2021	(3)	2,181	23,998	128.31	12/07/2031
	12/8/2020	(10)	8,322	16,646	145.83	12/07/2030
	6/8/2019	(11)	4,773	52,512	81.39	06/07/2029
	4/2/2018	(12)	9,016	18,750	13.07	04/01/2028
	9/7/2017	(13)	58,931	—	10.15	09/06/2027
	3/8/2022	(14)					29,768	2,266,536
	12/8/2021	(7)					12,445	947,562
	12/8/2020	(15)					9,452	719,675
	6/8/2019	(16)					10,607	807,617
Shay Banon	12/8/2021	(3)	4,363	47,996	128.31	12/07/2031
	12/8/2020	(10)	20,807	41,614	145.83	12/07/2030
	4/2/2018	(17)	108,334	—	13.07	04/02/2028
	9/7/2017	(18)	18,007	—	10.15	09/06/2027
	12/8/2021	(7)					24,889	1,895,048
	12/8/2020	(15)					23,631	1,799,264
Paul Appleby	12/8/2021	(3)	2,727	29,997	128.31	12/07/2031
	9/8/2020	(19)	15,884	24,245	99.78	09/07/2030
	12/8/2021	(7)					15,555	1,184,358
	9/8/2020	(20)					38,446	2,927,278
W.H. Baird Garrett (21)
(1)The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by the applicable named executive officer by the closing market price of our ordinary shares on April 30, 2022, which was $76.14.
(2)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on February 11, 2022, subject to continued service to us through the applicable vesting date.
(3)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on January 8, 2022, subject to continued service to us through the applicable vesting date.
(4)One-fourth of the ordinary shares subject to the option vest on March 8, 2022, and 1/48th of the ordinary shares subject to the option vest monthly thereafter, subject to continued service to us through the applicable vesting date.
(5)One-fourth of the ordinary shares subject to the option vest on January 4, 2022, and 1/48th of the ordinary shares subject to the option vest monthly thereafter, subject to continued service to us through the applicable vesting date.
(6)The ordinary shares subject to the award of RSUs vest as follows: (i) 47,630 ordinary shares subject to the award of RSUs vest in sixteen equal quarterly installments beginning on June 8, 2022 and (ii) 23,815 ordinary shares subject to the award of RSUs vest in eight equal quarterly installments beginning on June 8, 2022, in each case subject to continued service to us through the applicable vesting date.
(7)The ordinary shares subject to the award of RSUs vest in sixteen quarterly installments beginning on March 8, 2022, subject to continued service to us through the applicable vesting date.
(8)One-fourth of the ordinary shares subject to the award of RSUs vest on March 8, 2021, and one-eighth of the ordinary shares subject to the award vest in six equal semiannual installments thereafter, subject to continued service to us through the applicable vesting date.
(9)The ordinary shares subject to the option vest in 24 equal monthly installments beginning on April 8, 2022, subject to continued service to us through the applicable vesting date.

(10)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on January 8, 2021, subject to continued service to us through the applicable vesting date.
(11)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on January 8, 2022, subject to continued service to us through the applicable vesting date.
(12)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on November 1, 2019, subject to continued service to us through the applicable vesting date.
(13)The option was subject to an early option exercise provision and was immediately exercisable. One-fourth of the ordinary shares subject to the option vested on August 28, 2018, and 1/48th of the ordinary shares subject to the option vested monthly thereafter. The option became fully vested on August 28, 2021.
(14)The ordinary shares subject to the award of RSUs vest in eight equal quarterly installments beginning on June 8, 2022, in each case subject to continued service to us through the applicable vesting date.
(15)The ordinary shares subject to the award of RSUs vest in eight equal semiannual installments beginning on June 8, 2021, subject to continued service to us through the applicable vesting date.
(16)The ordinary shares subject to the award of RSUs vest in eight equal semiannual installments beginning on June 8, 2022, subject to continued service to us through the applicable vesting date.
(17)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on May 2, 2018, subject to continued service to us through the applicable vesting date. The option became fully vested on April 2, 2022.
(18)The ordinary shares subject to the option vested in 48 equal monthly installments beginning on May 1, 2017, subject to continued service to us through the applicable vesting date. The option became fully vested on April 1, 2021.
(19)One-fourth of the ordinary shares subject to the option vest on September 8, 2021, and 1/48th of the ordinary shares subject to the option vest monthly thereafter, subject to continued service to us through the applicable vesting date.
(20)One-fourth of the ordinary shares subject to the award of RSUs vest on September 8, 2021, and one-eighth of the ordinary shares subject to the award vest in six equal semiannual installments thereafter, subject to continued service to us through the applicable vesting date.
(21)Mr. Garrett did not hold any outstanding equity awards as of April 30, 2022.
Fiscal 2022 Stock Option Exercises and Stock Vested Table
The following table presents, for each of our Named Executive Officers, the number of ordinary shares acquired and the related value realized upon the exercise of stock options and the vesting of RSUs during fiscal year 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ashutosh Kulkarni	0	0	15,432	1,170,517
Janesh Moorjani	18,217	2,090,176	3,979	475,734
Shay Banon	0	0	9,535	1,158,103
Paul Appleby	0	0	24,104	3,158,485
W.H. Baird Garrett	102,859	9,409,603	1,575	206,425
(1)The value realized on exercise is calculated as the difference between the market value of our ordinary shares underlying the options on the date of exercise and the applicable exercise price of those options.
(2)The value realized upon vesting is calculated by multiplying the number of ordinary shares released upon vesting of the RSUs by the market value of such ordinary shares on the vesting date.
Named Executive Officer Employment Letters
Shay Banon
We have entered into an employment agreement with Shay Banon, our CTO. Pursuant to Mr. Banon’s employment agreement, Mr. Banon will continue to serve as our at-will employee and as an executive director, with such membership on our board of directors subject to our articles of association, Board Rules, and any required shareholder approvals.
Mr. Banon’s employment agreement provides that his salary will be subject to review and may be increased (but not decreased) based upon the Company’s normal performance review practices, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit plans maintained from time to time for senior executives based in the United States.
Pursuant to the employment agreement of Mr. Banon, Mr. Banon may be eligible to receive certain severance payments and benefits. The amount and type of the severance payments and benefits provided under Mr. Banon’s employment agreement, as well as the terms and conditions under which such severance payments and benefits may be provided, are identical in all material respects to the provisions regarding severance payments and benefits provided for in our change in control severance agreements, as described below under the heading “Executive Officer Change in Control and Severance Agreements.” Mr. Banon is also eligible to receive any statutory severance benefits required to be provided by applicable law, and the severance payments and benefits provided in his employment agreement will be offset by the amount of any such statutory severance benefits.
Employment Letters with Messrs. Kulkarni and Moorjani
We have entered into an employment letter with each of Ashutosh Kulkarni and Janesh Moorjani. The employment letters do not have a specific term and provide that employment is “at-will.” Each of those employment letters provides for annual base salary and the opportunity to earn annual bonus incentive compensation. In accordance with the employment letters, the Company may modify salaries and/or incentive compensation opportunities from time to time as it deems necessary.
Executive Officer Change in Control and Severance Agreements
We have entered into change in control and severance agreements with each of Ashutosh Kulkarni and Janesh Moorjani. Additionally, as noted above, we have entered into an employment agreement with Mr. Banon that contains severance provisions that are identical in all material respects to those contained in the change in control and severance agreements (provided that the severance payments and benefits Mr. Banon receives under his employment agreement will be offset by any statutory severance benefits required to be provided to Mr. Banon under applicable law). Pursuant to each executive’s severance agreement, if we terminate the employment of the executive other than for “cause” (excluding by reason of the executive’s death or disability) or the executive resigns for “good reason” (as such terms are defined in the executive’s severance agreement), and, within 60 days following the executive’s termination, the executive executes a separation agreement and release of claims in our favor that becomes effective and irrevocable and resigns from all positions the executive may hold as an officer or director, the executive is entitled to receive (i) a lump sum payment equal to 6 months of the executive’s annual base salary, (ii) a lump sum payment equal to 50% of the executive’s annual target performance bonus as in effect for the fiscal year in which the termination occurs, and (iii) we will pay the premiums for coverage under “COBRA” for the executive and the executive’s dependents, if any, for up to 12 months following the executive’s termination of employment.
Pursuant to each executive’s severance agreement, if, within the 3 month period prior to or the 12 month period following a “change in control” (as defined in the executive’s severance agreement), the employment of the executive is terminated under the circumstances described in the above paragraph and, within 60 days following his termination, the executive executes a separation agreement and release of claims in our favor that becomes effective and irrevocable and resigns from all positions he may hold as an officer or director, the executive is entitled to receive (i) a lump sum payment equal to 12 months of the executive’s annual base salary, (ii) a lump sum payment equal to 100% of the executive’s annual target performance bonus as in effect for the fiscal year in which the termination occurs, (iii) we will pay the premiums for coverage under COBRA for the executive and the executive’s dependents, if any, for up to 12 months following the executive’s termination of employment, and (iv) vesting acceleration of 100% of any outstanding equity awards held by the executive on the date of the executive’s termination (in the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance measured as of the date of termination or 100% of target levels).
In the event any payment to an executive pursuant to the applicable severance agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the executive will receive such payment as would entitle the executive to receive the greatest after-tax benefit, even if it means that we pay the executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Separation and Transition Agreement with Paul Appleby
We entered into the Appleby Separation Letter with Mr. Appleby on January 12, 2022. Under the Appleby Separation Letter, if Mr. Appleby remained employed with us through June 9, 2022, his scheduled separation date, or was terminated without “Cause” (as defined in the Appleby Separation Letter) prior to June 9, 2022, and Mr. Appleby executed a supplemental separation agreement that became effective and irrevocable within 60 days of his separation date, Mr. Appleby would be eligible to receive the following:
•a lump sum payment equal to $250,000, less applicable withholdings, which is equal to 6 months of Mr. Appleby’s annual base salary;
•a lump sum payment equal to $150,000, less applicable withholdings, which is equal to 50% of Mr. Appleby’s annual target bonus amount under our Bonus Plan for fiscal year 2022; and
•if Mr. Appleby timely elects continued group health plan continuation coverage under COBRA, we will pay the full amount of Mr. Appleby’s premiums on his behalf for continued coverage under our group health plans, including coverage for Mr. Appleby’s eligible dependents, for 12 months from the date Mr. Appleby or his dependents suffer a loss of health coverage under our group health plan or until such earlier date on which he becomes eligible for health coverage from another employer.
The separation benefits provided for in the Appleby Separation Letter are approximately equal in value to the benefits Mr. Appleby would have received under his change in control and severance agreement with the Company in effect prior to Mr. Appleby’s separation on January 12, 2022 if Mr. Appleby experienced a qualifying termination under such change in control and severance agreement not in connection with a change in control of the Company.
Other than being permitted to continue vesting with respect to Mr. Appleby’s outstanding and unvested equity awards through the period he remained employed with us through his scheduled separation date, June 9, 2022, Mr. Appleby did not receive any accelerated or additional vesting with respect to his outstanding and unvested equity awards. Mr. Appleby’s remaining outstanding and unvested equity awards were forfeited as of his actual separation date on June 9, 2022.
Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our Named Executive Officers would be entitled under the arrangements set forth in, with respect to Messrs. Kulkarni and Moorjani, their change in control and severance agreements, with respect to Mr. Appleby, the Appleby Separation Agreement and, with respect to Mr. Banon, his employment agreement, assuming their employment was terminated as of April 30, 2022, including in connection with a change in control as of April 30, 2022. The amounts reported reflect rounding, which may result in slight variations between amounts shown in the Total column and the sum of its components as reflected in the table.

Name	Termination Reason	Base Salary ($)	Bonus ($)	Accelerated Vesting of Equity Awards ($)(1)	Continuation of Insurance Coverage ($)(2)	Total ($)
Ashutosh Kulkarni	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	600,000	600,000	9,773,986	21,302	10,995,288
	Termination Without Cause or Resignation for Good Reason	300,000	300,000	—	21,302	621,302
Janesh Moorjani	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	500,000	300,000	5,940,760	17,333	6,758,093
	Termination Without Cause or Resignation for Good Reason	250,000	150,000	—	17,333	417,333
Shay Banon	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	466,764	280,058	3,694,313	5,795	4,446,930
	Termination Without Cause or Resignation for Good Reason	233,382	140,029	—	5,795	379,206
Paul Appleby	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	250,000	150,000	—	21,302	421,302
	Termination Without Cause or Resignation for Good Reason	250,000	150,000	—	21,302	421,302
W.H. Baird Garrett (3)	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	—	—	—	—	—
	Termination Without Cause or Resignation for Good Reason	—	—	—	—	—
(1)The value of accelerated vesting of unvested RSUs is based upon the closing market price of our ordinary shares on April 30, 2022 of $76.14, multiplied by the number of unvested RSUs. The value of accelerated vesting of unvested stock options is based on the difference between the closing market price of our ordinary shares on April 30, 2022 of $76.14, and the exercise price per option multiplied by the number of unvested options.
(2)This is based on the payment of monthly COBRA premiums as of April 30, 2022 for a 12-month period.
(3)Mr. Garrett terminated employment on December 10, 2021. Mr. Garrett did not receive any severance benefits in connection with his termination of employment.
Limitation on Liability and Indemnification Matters
Our articles of association provide that we will indemnify our current and former directors against:
(i)the reasonable costs of conducting a defense against claims resulting from an act or omission in performing their duties or in performing other duties we have asked them to fulfil;
(ii)any compensation or financial penalties they owe as a result of an act or omission as referred to under (i) above;
(iii)any amounts they owe under settlements they have reasonably entered into in connection with an act or omission as referred to under (i) above;
(iv)the reasonable costs of other proceedings in which they are involved as a current or former director, except for proceedings in which they are primarily asserting their own claims; and
(v)tax damage due to reimbursements in accordance with the above, to the extent this relates to the indemnified person’s current or former position with us and/or a group company and in each case to the extent permitted by applicable law.
No indemnification shall be given to an indemnified person insofar as:
(i)it has been established in a final and non-appealable decision of the competent court or, in the event of arbitration, of an arbitrator, that the act or omission of the indemnified person can be described as deliberate (opzettelijk), willfully reckless (bewust roekeloos) or seriously culpable. In that case, the indemnified person must immediately repay the sums reimbursed by the Company, unless Dutch law provides otherwise or this would, in the given circumstances, be unacceptable according to standards of reasonableness and fairness; or
(ii)the costs or the capital losses of the indemnified person are covered by an insurance policy and the insurer has paid out these costs or capital losses; or
(iii)the indemnified person failed to notify the Company as soon as possible of the costs or the capital losses or of the circumstances that could lead to the costs or capital losses.
Our articles of association will not eliminate a director’s duty of care, and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under Dutch law. This provision also will not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.
In addition to the indemnification included in our articles of association, we have entered into and expect to continue to enter into agreements to indemnify each of our current directors, officers and some employees. With specified exceptions, these agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by, or in the right of, our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. Our directors who are affiliated with venture capital funds also have certain rights of indemnification provided by their venture capital funds and the affiliates of those funds (which we refer to as the fund indemnitors). We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions in our articles of association. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

REPORT OF THE COMPENSATION COMMITTEE
This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022.
Respectfully submitted by the members of the Compensation Committee:
Alison Gleeson (Chair)
Sohaib Abbasi
Jonathan Chadwick

CEO PAY RATIO
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our median compensated employee to that of Ashutosh Kulkarni, our current CEO, in fiscal year 2022.
The ratio presented below is a reasonable estimate calculated in a manner consistent with SEC rules and applicable guidelines. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. The pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
We identified the median employee using the following methodology:
For each member of the applicable employee population, we summed their target cash compensation and equity awards received during fiscal year 2022. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using our anticipated exchange rate for fiscal year 2022. With respect to equity awards, we determined the grant date fair value of restricted stock units and options awarded during fiscal year 2022 computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the date of grant for restricted stock units and the Black-Scholes option-pricing model for stock options.
In determining our employee population, we considered the individuals other than our CEO who were employed by us on March 1, 2022, whether employed in a full-time, part-time or temporary capacity. We did not include any contractors, agency workers or other non-employees.
After identifying the median employee, we then calculated the total fiscal year 2022 compensation for this individual using the same methodology we use to calculate the fiscal year 2022 amount reported for our CEO in the “Total” column of the Fiscal 2022 Summary Compensation Table as set forth in this proxy statement.
For our fiscal year 2022:
For fiscal year 2022, the total compensation for our CEO, Mr. Kulkarni, was $17,888,070 as reported in the “Total” column of the Fiscal 2022 Summary Compensation Table of this proxy statement. Since Mr. Kulkarni was appointed CEO effective January 11, 2022, we annualized the compensation received by Mr. Kulkarni from January 11, 2022 through April 30, 2022 (the “CEO Period”), as reported in the “Salary, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Fiscal 2022 Summary Compensation Table, and added the values of equity awards granted to Mr. Kulkarni during the CEO Period, as reported in the “Stock Awards” and “Option Awards” columns of the Fiscal 2022 Summary Compensation Table, to arrive at a value of $14,560,921, used for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. We annualized Mr. Kulkarni’s total compensation as follows:

Components from Fiscal 2022 Summary Compensation Table (“SCT”)	Actual Values from SCT for CEO Period	For CEO Pay Ratio: Annualized Values + One-Time Values	Rationale
Salary	$180,822	$600,000	Annualized salary
Option Awards	$7,976,495	$7,976,495	Not annualized; one-time grant of promotion option covering 186,686 shares
Stock Awards	$5,419,103	$5,419,103	Not annualized; one-time grant of supplemental RSU award covering 23,815 shares and promotion RSU award covering 47,630 shares
Non-Equity Incentive Plan Compensation	$219,354	$545,745	Annualized bonus equal to (i) the actual bonus earned under the Bonus Plan by Mr. Kulkarni during the second half of fiscal year 2022, which is the performance period that ended during the CEO Period, as a percentage of his target bonus over the same period, or 91%, multiplied by (ii) the percentage of Mr. Kulkarni’s target bonus for the CEO Period, or 100%, multiplied by (iii) Mr. Kulkarni’s annual salary during the CEO Period, or $600,000.
All Other Compensation	$5,899	$19,575	Annualized Company matching contributions to 401(k) Plan
Total CEO Pay		$14,560,921
The fiscal year 2022 annual total for our median employee was $227,345. Thus, the ratio of our CEO’s total fiscal year 2022 compensation to our median employee’s total fiscal year 2022 compensation was 64:1. Given Mr. Kulkarni was appointed as CEO in January 2022, and as such, received one-time long-term equity grants in fiscal year 2022 to reflect his promotion from CPO to CEO, we anticipate the ratio of his compensation to that of our median employee will decrease in the next disclosure cycle associated with our fiscal year 2023 proxy filing.
Neither the Compensation Committee nor our management used this pay ratio in making compensation decisions.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of their beneficial ownership and changes in ownership (Forms 3, 4 and 5, and any amendment thereto) with the SEC.

Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in fiscal year 2022, except that, due to administrative error a late Form 4 was filed for Mr. Garrett on December 3, 2021, with respect to one transaction that took place on November 23, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements discussed in the section titled “Executive Compensation” and “Board of Directors and Corporate Governance,” the following is a description of each transaction since May 1, 2021 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our ordinary shares, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
We are party to an investors’ rights agreement which provides, among other things, that certain holders of our ordinary shares have the right to demand that we file a registration statement or request that their shares of our ordinary shares be covered by a registration statement that we are otherwise filing.
Equity Grants to Executive Officers and Certain Directors
We have granted share options and restricted stock units to our executive officers and certain of our directors. For a description of these options and restricted stock units, see “Board of Directors and Corporate Governance—Non-Executive Director Compensation” and “Executive Compensation—Fiscal 2022 Outstanding Equity Awards as of Fiscal Year End.”
Offer Letters
We have entered into employment letters and other arrangements containing compensation, termination and change of control provisions, among others, with our executive officers.
For a description of these arrangements, see “Executive Compensation—Named Executive Officer Employment Letters.”
Indemnification Agreements
Our articles of association provide that we will indemnify our current and former directors. We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify our officers to the fullest extent permitted by Dutch law. See “Executive Compensation—Limitation on Liability and Indemnification Matters.”
Policies and Procedures for Related Party Transactions
We have a formal written policy providing that our executive officers, directors, nominees for appointment as directors, beneficial owners of more than 5% of any class of our ordinary shares and any member of the immediate family of any of the foregoing persons, is not permitted to enter into a related party transaction with us without the consent of our Audit Committee, or the board of directors, as the case may be, subject to the exceptions described below.
Our Audit Committee is authorized to review and approve or ratify any related person transactions to the extent these are not material to (i) the Company, (ii) directors or (iii) persons holding at least 10% of the shares in the Company. Related person transactions that are material to (i) the Company, (ii) directors or (iii) persons holding at least 10% of the shares in the Company will be reviewed by the Audit Committee and approved and ratified by our board of directors. The approval or ratification of a related person transaction by the board of directors requires a majority of the votes of the non-executive directors in favor of such proposal.
In approving or rejecting any such proposal, our Audit Committee or board of directors, as the case may be, is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee or board of directors, including whether the transaction is in, and not inconsistent with, the best interests of the Company and its stakeholders, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our board of directors has determined that certain transactions will not require approval, including certain employment arrangements of executive officers; director compensation; transactions with another company, where a related party’s only relationship is as an employee (other than an executive officer), non-executive director or beneficial owner of less than 10% of that company’s shares, or charitable contributions by the Company to an organization where the related party’s only relationship is as an employee (other than an executive officer) or non-executive director, in each case where the aggregate amount involved does not exceed $1,000,000 or 2% of the recipient’s consolidated gross revenues in any fiscal year; transactions where a related party’s interest arises solely from the ownership of our ordinary shares and all holders of our ordinary shares received the same benefit on a pro rata basis; and transactions available to all employees generally.
We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors, and principal shareholders and their affiliates, are approved by the Audit Committee and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of April 30, 2022 with respect to compensation plans under which our ordinary shares may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,918,071	$29.59	0
Equity compensation plans not approved by security holders(2)	—	—	—
Total	9,918,071	$29.59	0
(1)This value is calculated based on the exercise price of options outstanding under the 2012 Plan.
(2)Excludes outstanding options to acquire (i) 18,603 ordinary shares as of April 30, 2022 that were assumed in connection with our acquisition of Endgame, Inc. (“Endgame”), (ii) 35,607 ordinary shares as of April 30, 2022 that were assumed in connection with our acquisition of Build Security Ltd. (“Build”), and (iii) 11,817 ordinary shares as of April 30, 2022 that were assumed in connection with our acquisition of cmdWatch Security Inc. (“Cmd”). The weighted average exercise price of these outstanding options was $71.71, $10.31, and $9.43 as of April 30, 2022 for the options assumed in connection with the Endgame acquisition, the Build acquisition and the Cmd acquisition, respectively. In connection with the acquisitions of Endgame, Build and Cmd, we have only assumed outstanding options, and no further options may be granted under the Endgame, Inc. Amended and Restated 2010 Stock Incentive Plan, the Build Security Ltd. 2020 Share Incentive Plan, and the cmdWatch Security Inc. Stock Option Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of July 31, 2022 for:
•each person, or group of affiliated persons, who beneficially owned more than 5% of our ordinary shares;
•each of our Named Executive Officers;
•each of our current directors; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all ordinary shares that they beneficially owned, subject to applicable community property laws.
Applicable percentage ownership was based on 94,970,627 ordinary shares outstanding as of July 31, 2022. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding any ordinary shares subject to options held by the person that are currently exercisable or exercisable within 60 days of July 31, 2022 and any ordinary shares issuable to the person upon vesting of RSUs within 60 days of July 31, 2022. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Elastic N.V., 800 West El Camino Real, Suite 350, Mountain View, California 94040.

Name of Beneficial Owner	Number of Shares	%
5% Shareholders:
FMR LLC (1)	9,261,030	9.8
The Vanguard Group (2)	6,937,755	7.3
BlackRock, Inc. (3)	5,356,407	5.6
Named Executive Officers and Directors:
Ashutosh Kulkarni (4)	78,357	*
Janesh Moorjani (5)	143,497	*
Shay Banon (6)	8,314,687	8.7
Paul Appleby (7)	27,950	*
W.H. Baird Garrett (8)	67,056	*
Sohaib Abbasi	—	*
Jonathan Chadwick (9)	135,029	*
Alison Gleeson (10)	3,404	*
Shelley Leibowitz	—	*
Caryn Marooney (11)	4,816	*
Chetan Puttagunta (12)	6,487	*
Steven Schuurman (13)	9,197,000	9.7
All current executive officers and directors as a group (11 persons) (14)	17,889,408	18.7
__________________
*    Represents less than 1%.

(1)This information is as of December 31, 2021, and based solely upon the information provided by FMR LLC (“FMR”) in a Schedule 13G filed on February 9, 2022, and reporting ownership as of December 31, 2021 (the “FMR 13G”). Based on the FMR 13G, FMR has sole voting power over 3,390,636 ordinary shares, and sole dispositive power over 9,261,030 ordinary shares. Members of the Johnson family, including Abigail P.

Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”), advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, which power resides in the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR is 245 Summer Street, Boston, MA 02210.
(2)This information is as of December 31, 2021, and based solely on the information provided by The Vanguard Group (“Vanguard”) in a Schedule 13G filed on February 9, 2022, and reporting ownership as of December 31, 2021 (the “Vanguard 13G”). Based on the Vanguard 13G, Vanguard has sole dispositive power over 6,835,385 ordinary shares, shared voting power over 41,682 ordinary shares, and shared dispositive power over 102,370 ordinary shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(3)This information is as of December 31, 2021, and based solely on the information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G filed on February 3, 2022, and reporting ownership as of December 31, 2021 (the “BlackRock 13G”). Based on the BlackRock 13G, BlackRock has sole voting power over 4,995,051 ordinary shares and sole dispositive power over 5,356,407 ordinary shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(4)Consists of (i) 12,702 ordinary shares of record held by Mr. Kulkarni, (ii) 51,571 ordinary shares subject to options exercisable within 60 days of July 31, 2022, all of which will be vested as of such date, and (iii) 14,084 ordinary shares issuable upon vesting of RSUs scheduled to vest within 60 days of July 31, 2022.
(5)Consists of (i) 24,103 ordinary shares held of record by Mr. Moorjani, (ii) 114,844 ordinary shares subject to options exercisable within 60 days of July 31, 2022, all of which will be vested as of such date, and (iii) 4,550 ordinary shares issuable upon vesting of RSUs scheduled to vest within 60 days of July 31, 2022.
(6)Consists of (i) 8,149,561 ordinary shares held of record by Mr. Banon, (ii) 163,467 ordinary shares subject to options exercisable within 60 days of July 31, 2022, all of which will be vested as of such date, and (iii) 1,659 ordinary shares issuable upon vesting of RSUs scheduled to vest within 60 days of July 31, 2022.
(7)Mr. Appleby is no longer employed by the Company. According to the Company’s latest records, the reported amount consisted of (i) 6,304 ordinary shares held of record by Mr. Appleby and (ii) 21,646 ordinary shares subject to options exercisable within 60 days of July 31, 2022, all of which will be vested as of such date.
(8)Mr. Garrett is no longer employed by the Company. Consists of 67,056 ordinary shares held of record by Mr. Garrett.
(9)Consists of (i) 3,779 ordinary shares held of record by Mr. Chadwick and (ii) 131,250 ordinary shares subject to options exercisable within 60 days of July 31, 2022, all of which will be vested as of such date.
(10)Consists of 3,404 ordinary shares held of record by Ms. Gleeson.
(11)Consists of 4,816 ordinary shares held of record by Ms. Marooney.
(12)Consists of 6,487 ordinary shares held of record by Mr. Puttagunta.
(13)Consists of 9,197,000 ordinary shares held of record by CMXI B.V. (“CMXI”). Clavis Directievoering B.V. serves as the managing director of CMXI. Mr. Schuurman, the controlling shareholder of CMXI, holds sole voting and dispositive power with respect to these ordinary shares.
(14)Consists of (i) 17,401,852 ordinary shares beneficially owned by our current executive officers and directors (including director nominees), (ii) 463,483 ordinary shares subject to options exercisable within 60 days of July 31, 2022, of which all ordinary shares will be vested as of such date, and (iii) 24,073 ordinary shares issuable upon the vesting of RSUs scheduled to vest within 60 days of such date.

FUTURE SHAREHOLDER PROPOSALS
Because Elastic is a Dutch public limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and time frames apply if shareholders wish to submit a proposal for consideration by Elastic shareholders at the 2023 Annual Meeting. You may submit proposals, including recommendations of director candidates, for consideration at the 2023 Annual Meeting, as follows:
Future Shareholder Proposals for inclusion in Elastic’s proxy materials under SEC Rules
Shareholders are eligible to present proper proposals for inclusion in Elastic’s proxy statement and for consideration at the 2023 Annual Meeting by submitting their proposals in writing to Elastic’s Corporate Secretary in a timely manner.
Pursuant to U.S. federal securities laws, shareholder proposals must be received by Elastic’s Corporate Secretary no later than                          , 2023 (120 days before the anniversary date of the release of this proxy statement to shareholders) and must otherwise have complied with the requirements of Rule 14a-8 of the Exchange Act, in order to be included in the proxy statement for the 2023 Annual Meeting.
Future Shareholder Proposals to be brought at the annual general meeting under Dutch Law
Under Dutch law and Elastic’s articles of association, if a shareholder is interested in submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at the 2023 Annual Meeting, the shareholder must fulfill the requirements set forth in Dutch law and Elastic’s articles of association, including satisfying both of the following criteria:
•Elastic must receive the proposed agenda item (supported by reasons) or proposed resolution in writing no later than 60 days before the date of the 2023 Annual Meeting (which date has not yet been declared by the Company’s board of directors); and
•The number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution must equal at least 3% of Elastic’s issued share capital.
An item requested in writing by one or more shareholders and/or other persons entitled to attend the annual general meeting solely or jointly representing at least the percentage of the issued share capital as required by law shall be included in the notice of the meeting or announced in the same manner, if the Company has received the request, including the reasons, no later than on the day prescribed by law. However, the board of directors has the right not to place proposals from persons mentioned above on the agenda if the board of directors judges them to be evidently not in the interest of the Company.
Complete details regarding all requirements that must be met regarding advance notice procedure for shareholders who wish to present certain matters at an annual general meeting of shareholders can be found in our articles of association. You can obtain a copy of the relevant articles of association provisions by writing to Elastic’s Corporate Secretary at our principal executive offices at Elastic N.V., 800 West El Camino Real, Suite 350, Mountain View, California 94040 or by accessing Elastic’s filings on the SEC’s website at www.sec.gov. All notices of proposals by shareholders, whether or not requested for inclusion in Elastic’s proxy materials, should be sent to Elastic’s Corporate Secretary at our principal executive offices.

ANNUAL REPORT
A copy of our Annual Report on Form 10-K, excluding exhibits, for fiscal year 2022 accompanies this proxy statement. A printed copy of either document, excluding exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to:
Elastic N.V.
800 West El Camino Real, Suite 350
Mountain View, California 94040
Attention: Investor Relations
Email: ir@elastic.co

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
Elastic has instituted householding for shareholders of record. Certain brokerage firms may have also instituted householding for beneficial owners of shares of Elastic’s ordinary shares held through brokerage firms. If your household has multiple accounts holding shares of Elastic’s ordinary shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual report or this proxy statement. The broker will arrange for delivery of a separate copy of the annual report or this proxy statement promptly upon your request. Elastic shareholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the SEC. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.
These documents are also available, free of charge, through the Investor Relations section of our website, which is located at ir.elastic.co. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

OTHER MATTERS
Elastic knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.
THE BOARD OF DIRECTORS OF ELASTIC N.V.
Mountain View, California
                         , 2022

APPENDIX A
ELASTIC N.V.
2022 EMPLOYEE STOCK PURCHASE PLAN

1.Purpose of the Plan. The purpose of this 2022 Employee Stock Purchase Plan is to provide an opportunity for Eligible Employees of the Company and its Designated Companies to purchase Shares at a discount through voluntary Contributions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s shareholders. The Company intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Section 423 Offering”); provided, however, that the Administrator may also authorize the grant of rights under offerings of the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Administrator for such purpose (each, a “Non-423 Offering”).
2.Definitions.
(a)“Administrator” means the Board or any of its Committees or, subject to Applicable Law, a subcommittee of the Committee or one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan.
(b)“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act. The Board shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.
(c)“Applicable Law” means all applicable laws, rules, regulations and requirements, including but not limited to, the corporate laws of the Netherlands, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any country or jurisdiction where rights are, or will be, granted under the Plan or where Participants reside or provide services.
(d)“Board” means the board of directors of the Company.
(e)“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder shall include such section or regulation, any regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(f)“Committee” means the Compensation Committee of the Board or any other properly delegated committee of the Board or subcommittee of any committee of the Board. If no Compensation Committee or subcommittee thereof exists, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.
(g)“Company” means Elastic N.V., a Dutch public limited company (naamloze vennootschap), or any successor to all or substantially all of the Company’s business that adopts the Plan.
(h)“Contributions” means the amount of Eligible Pay contributed by a Participant through payroll deductions or other payments that the Administrator may permit a Participant to make to fund the exercise of rights to purchase Shares granted pursuant to the Plan.
(i)“Corporate Transaction” means the disposition of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger, or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation).
(j)“Designated Company” means any Parent, Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may designate any Parent, Subsidiary or Affiliate as a Designated Company in a Non-423 Offering. For purposes of a Section 423 Offering, only the Company and any Parent or Subsidiary may be Designated Companies; provided, however, that at any given time, a Parent or Subsidiary that is a Designated Company under a Section 423 Offering shall not be a Designated Company under a Non-423 Offering.
(k)“Eligible Employee” means any person providing services to the Company or a Designated Company in an employee-employer relationship who meets such other initial service requirement specified by the Administrator pursuant to Section 5(c)(A). For purposes of a Non-423 Offering and subject to the Administrator's sole discretion, this may include individuals who are employed or engaged by a third party agency but provide services to the Company or a Subsidiary or Affiliate, at the direction of the Company or a Subsidiary or Affiliate. For purposes of clarity, the term “Eligible Employee” shall not include the following, regardless of any subsequent reclassification as an employee by the Company or a Designated Company, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Designated Company who has entered into an independent contractor or consultant agreement with the Company or a Designated Company; (iv) any individual performing services for the Company or a Designated Company under a purchase order, a supplier agreement or any other agreement that the Company or a Designated Company enters into for services; (v) any individual classified by the Company or a Designated Company as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Designated Company; and (vii) any leased employee within the meaning of Code Section 414(n), including such persons leased from a professional employer organization, except to the extent permitted by the Administrator under a Non-423 Offering. The Administrator shall have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.
(l)“Eligible Pay” means the following amounts paid by the Company or any Parent, Subsidiary or Affiliate to the Eligible Employee (other than amounts paid after termination of employment date, even if such amounts are paid for pre-termination date services), including (i) base salary or wages (including 13th/14th month payments or similar concepts under local law, whether such payments are characterized as base salary, bonus or otherwise under local law), and (ii) any portion of such amounts voluntarily deferred or reduced by the Eligible Employee (A) under any employee benefit plan of the Company or a Parent, Subsidiary or Affiliate available to all levels of employees on a non-discriminatory basis upon satisfaction of eligibility requirements, and (B) under any deferral plan of the Company (provided such amounts would not otherwise have been excluded had they not been deferred); but excluding (iii) relocation pay, severance payments, cash allowances for a stated purpose (such as a medical or car allowance), income derived from stock options, stock appreciation rights, restricted stock units or other equity-based awards, the cost of employee benefits paid for by the Company, imputed income arising under any Company group insurance or benefit program, contributions made by the Company under any employee benefit plan, and similar items of compensation. For Eligible Employees in the U.S., Eligible Pay shall include elective amounts that are not includible in gross income of the Eligible Employee by reason of Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code. The Administrator shall have discretion to determine the application of this definition to Eligible Employees outside the U.S.
(m)“Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period occurring before the first day of each Offering Period, as prescribed by the Administrator.
(n)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor law thereto, and the regulations promulgated thereunder.

(o)“Fair Market Value” means, as of any given date, (i) the closing sales price for the Shares on the Trading Day immediately prior to the applicable date as quoted on the New York Stock Exchange or, if no sale occurred on such date, the closing price reported for the first Trading Day immediately prior to such date during which a sale occurred; or (ii) if the Shares are not traded on an exchange but are regularly quoted on a national market or other quotation system, the closing sales price on the Trading Day immediately prior to such date as quoted on such market or system, or if no sales occurred on such date, then on the Trading Day immediately prior to such date on which sales prices are reported; or (iii) in the absence of an established market for the Shares of the type described in (i) or (ii) of this Section 1(o), the fair market value established by the Administrator acting in good faith. Notwithstanding the foregoing, for income, employment or other related tax reporting purposes under U.S. federal, state, local or non-U.S. law and for such other purposes as the Company deems appropriate, the Fair Market Value shall be determined by the Company in accordance with Applicable Laws and uniform and nondiscriminatory standards adopted by it from time to time.
(p)“Non-423 Offering” has the meaning ascribed to it in Section 1.
(q)“Offering” means a Section 423 Offering or a Non-423 Offering of a right to purchase Shares under the Plan during an Offering Period as further described in Section 6. Unless otherwise determined by the Administrator, each Offering under the Plan in which Eligible Employees of one or more Designated Companies may participate shall be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan shall separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical provided that all Eligible Employees granted purchase rights in a particular Offering shall have the same rights and privileges, except as otherwise may be permitted by Code Section 423; a Non-423 Offering need not satisfy such requirements. The terms and conditions of an Offering will generally be set forth in an “Offering Document” approved by the Administrator for that Offering.
(r)“Offering Period” means the periods established in accordance with Section 6 during which rights to purchase Shares may be granted pursuant to the Plan and Shares may be purchased on one or more Purchase Dates. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 17.
(s)“Parent” means a parent corporation of the Company, whether now or hereafter existing, as “parent corporation” is defined in Section 424(e) of the Code.
(t)“Participant” means an Eligible Employee who elects to participate in the Plan.
(u)“Plan” means this Elastic N.V. 2022 Employee Stock Purchase Plan, as may be amended from time to time.
(v)“Purchase Date” means the last Trading Day of each Purchase Period (or such other Trading Day as the Administrator may determine).
(w)“Purchase Period” means a period of time within an Offering Period, as may be specified by the Administrator in accordance with Section 6, generally beginning on the first Trading Day of each Offering Period and ending on a Purchase Date. An Offering Period may consist of one or more Purchase Periods.
(x)“Purchase Price” means the purchase price at which Shares may be acquired on a Purchase Date and which shall be set by the Administrator; provided, however, that the Purchase Price for a Section 423 Offering shall not be less than eighty-five percent (85%) of the lesser of (i) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (ii) the Fair Market Value of the Shares on the Purchase Date. Unless otherwise determined by the Administrator prior to the commencement of an Offering Period, the Purchase Price shall be eighty-five percent (85%) of the lesser of (A) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (B) the Fair Market Value of the Shares on the Purchase Date.
(y)“Section 423 Offering” has the meaning ascribed to it in Section 1.

(z)“Shares” means the ordinary shares, par value €0.01 per share, of the Company, as adjusted in accordance with Section 16.
(aa)“Subsidiary” means a subsidiary corporation of the Company, whether now or hereafter existing, as “subsidiary corporation” is defined in Section 424(f) of the Code.
(ab)“Tax-Related Items” means any U.S. federal, state, and/or local taxes and/or any non-U.S. taxes (including, without limitation, income tax, social insurance contributions (or similar contributions)), payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax and any other tax or tax-related item arising in relation to the Participant’s participation in the Plan and legally applicable to a Participant, including any employer liability for which the Participant is liable pursuant to Applicable Laws or an agreement entered into under the Plan.
(ac)“Trading Day” means a day on which the principal exchange that Shares are listed on is open for trading.
(ad)“U.S.” means the United States of America.
3.Number of Reserved Shares. Subject to adjustment pursuant to Section 16 hereof, six million (6,000,000) Shares may be sold pursuant to the Plan. Such Shares may be authorized but unissued Shares or reacquired Shares. For avoidance of doubt, up to the maximum number of Shares reserved under this Section 3 may be used to satisfy purchases of Shares under Section 423 Offerings and any remaining portion of such maximum number of Shares may be used to satisfy purchases of Shares under Non-423 Offerings. For the avoidance of doubt, Shares withheld to satisfy Tax-Related Items shall not reduce the number of Shares available for sale pursuant to the Plan and shall again be made available for sale pursuant to the Plan.
4.Administration of the Plan.
(a)Committee as Administrator. The Plan shall be administered by the Committee. Notwithstanding anything in the Plan to the contrary, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board. Subject to Applicable Law, no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon, and no member of the Committee shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Committee deems necessary.
(b)Powers of the Administrator. The Administrator shall have full power and authority to administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees will participate in a Section 423 Offering or a Non-423 Offering and which Subsidiaries and Affiliates of the Company (or Parent, if applicable) will be Designated Companies participating in either a Section 423 Offering or a Non-423 Offering (within the limits of the Plan), (iii) determine the terms and conditions of any right to purchase Shares under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 16 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Purchase Price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan, and (vi) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan, including, without limitation, the adoption of any such rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as are necessary or appropriate to permit the participation in the Plan by employees who are citizens or residents in jurisdictions other than the U.S. or employed outside the U.S., as further set forth in Section 4(c) below.

(c)Non-U.S. Sub-Plans. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate local laws, customs and procedures for jurisdictions outside of the U.S., the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan shall govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423, any such Sub-Plan shall be considered part of a Non-423 Offering, and purchase rights granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (i) eligibility to participate, (ii) the definition of Eligible Pay, (iii) the dates and duration of Offering Periods or other periods during which Participants may make Contributions towards the purchase of Shares, (iv) the method of determining the Purchase Price and the discount from Fair Market Value at which Shares may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable Sub-Plan, (vi) the treatment of purchase rights upon a Corporate Transaction or a change in capitalization of the Company, (vii) the handling of payroll deductions and the methods for making Contributions by means other than payroll deductions, (viii) establishment of bank, building society or trust accounts to hold Contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures, (xiv) handling of Share issuances and (xv) withdrawal from the Plan.
(d)Binding Authority. All determinations by the Administrator in carrying out and administering the Plan and in construing and interpreting the Plan and any enrollment form or other instrument or agreement relating to the Plan shall be made in the Administrator’s sole discretion and shall be final, binding and conclusive for all purposes and upon all interested persons.
(e)Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, to one or more of the other parties comprising the “Administrator” hereunder, or to other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Administrator shall be deemed to include any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 4(e).
5.Eligible Employees.
(a)General. Any individual who is an Eligible Employee as of the commencement of an Offering Period shall be eligible to participate in the Plan, subject to the requirements of Section 7 and the limitations set forth in this Section 5.
(b)Non-U.S. Employees. An Eligible Employee who works for a Designated Company and is a citizen or resident of a jurisdiction other than the U.S. (without regard to whether such individual also is a citizen or resident of the U.S. or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Administrator has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.
(c)Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase Shares under a Section 423 Offering (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding rights to purchase capital stock possessing five percent (5%) or more of the combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Company and any Parent and Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such stock (determined at the fair market value of the shares of such stock at the time such right is granted) for each calendar year in which such purchase right is outstanding. The Administrator, in its discretion, from time to time may, prior to an Enrollment Period for all purchase rights to be granted in an Offering, determine (on a uniform and nondiscriminatory basis for Section 423 Offerings) that the definition of Eligible Employee will or will not include an individual if he or she: (A) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (B) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (C) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (D) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (E) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or who is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Section 423 Offering in an identical manner to all highly compensated individuals of the Designated Company whose employees are participating in that Offering.
6.Offering Periods. The Plan shall be implemented by consecutive or overlapping Offering Periods, as specified by the Administrator, with a new Offering Period commencing on the first Trading Day of the relevant Offering Period and terminating on the last Trading Day of the relevant Offering Period. The Offering Periods shall (a) consist of one or more Purchase Periods of a duration specified by the Administrator, and (b) be of a duration, and commence on the dates, specified by the Administrator prior to the scheduled beginning of the applicable Offering Period, provided that each Offering Period may not have a duration exceeding twenty-seven (27) months. For the avoidance of any doubt, the Administrator has authority to establish the terms that shall apply to the Offering Periods in accordance with the provisions contemplated in this Section 6 without shareholder approval. To the extent that the Administrator establishes Offering Periods with multiple Purchase Periods or overlapping Offering Periods, in each case, with a Purchase Price based (in part) on the Fair Market Value of a Share on the first Trading Day of an Offering Period, the Administrator shall have discretion to structure an Offering Period so that if the Fair Market Value of a Share on the first Trading Day of the Offering Period in which a Participant is currently enrolled is higher than the Fair Market Value of a Share on the first Trading Day of any subsequent Offering Period, the Company shall automatically enroll such Participant in the subsequent Offering Period and shall terminate his or her participation in such original Offering Period.
7.Election to Participate and Payroll Deductions. An Eligible Employee may elect to participate in an Offering under the Plan during any Enrollment Period. Any such election shall be made by completing the online enrollment process through the Company’s designated Plan broker or, to the extent specified by the Administrator, by completing and submitting an enrollment form to the Administrator during such Enrollment Period, authorizing Contributions in whole percentages from one percent (1%) to fifteen percent (15%) of the Eligible Employee’s Eligible Pay for the Purchase Period within the Offering Period to which the deduction applies. A Participant may elect to increase or decrease the rate of such Contributions during any subsequent Enrollment Period by submitting the appropriate form online (or via any method permitted by the Administrator) through the Company’s designated Plan broker or, to the extent specified by the Administrator, to the Administrator, provided that no change in Contributions shall be permitted to the extent that such change would result in total Contributions exceeding fifteen percent (15%) of the Eligible Employee’s Eligible Pay, or such other maximum amount as may be determined by the Administrator with respect to a subsequent Offering Period. During an Offering Period, unless the Administrator determines otherwise, a Participant may decrease his or her rate of Contributions applicable to such Offering Period once by submitting the appropriate form online (or via any method permitted by the Administrator) through the Company’s designated Plan broker or, to the extent specified by the Administrator, to the Administrator, by such deadline that may be established by the Administrator from time to time. A Participant also may reduce the rate of his or her Contributions to zero percent (0%) at any time during the Offering Period, provided that any such reduction shall result in the automatic withdrawal of the Participant from the Plan as provided under Section 14 hereof and the Participant shall not again be eligible to participate in the Plan until the next Enrollment Period. Once an Offering Period has commenced, a Participant may not increase his or her rate of Contributions applicable to such Offering Period. Once an Eligible Employee elects to participate in an Offering Period, then such Participant shall automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period at the same rate of Contributions as was in effect in the prior Offering Period unless the Participant elects to increase or decrease the rate of Contributions or withdraws or is deemed to withdraw from this Plan as described above in this Section 7. A Participant who is automatically enrolled in a subsequent Offering Period pursuant to this Section 7 is not required to file any additional documentation in order to continue participation in the Plan; provided, however, that participation in the subsequent Offering Period shall be governed by the terms and conditions of the Plan in effect at the beginning of such Offering Period, subject to the Participant’s right to withdraw from the Plan in accordance with Section 14 below. The Administrator has the authority to change the rules set forth in this Section 7 regarding participation in the Plan.
8.Contributions. The Company shall establish an account in the form of a bookkeeping entry for each Participant for the purpose of tracking Contributions made by each Participant during the Offering Period, and shall credit all Contributions made by each Participant to such account. The Company shall not be obligated to segregate the Contributions from the general funds of the Company or any Designated Company nor shall any interest be paid on such Contributions, unless otherwise determined by the Administrator or required by Applicable Law. All Contributions received by the Company for Shares sold by the Company on any Purchase Date pursuant to this Plan may be used for any corporate purpose.
9.Limitation on Number of Shares That an Employee May Purchase. Subject to the limitations set forth in Section 5(c) and the maximum number of Shares that may be purchased by each Participant during any Offering Period as established by the Administrator (subject to adjustment pursuant to Section 16 hereof), each Participant shall have the right to purchase as many whole Shares as may be purchased with the Contributions credited to his or her account as of the last day of the Offering Period (or such other date as the Administrator may determine) at the Purchase Price applicable to such Offering Period. Any amount remaining in a Participant’s account that was not applied to the purchase of Shares on a Purchase Date because it was not sufficient to purchase a whole Share shall be carried forward for the purchase of Shares on the following Purchase Date. However, any amounts not applied to the purchase of Shares during an Offering Period for any reason other than as described in the foregoing sentence shall not be carried forward to any subsequent Offering Period and shall instead be refunded, without interest, as soon as practicable following the Purchase Date, except as otherwise determined by the Administrator or required by Applicable Law.
10.Taxes. At the time a Participant’s purchase right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares acquired under the Plan, or at the time of any other taxable event, the Participant shall make adequate provision for any Tax-Related Items. In their sole discretion, the Company or the Designated Company that employs or engages the Participant may satisfy any obligation to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation, (b) withholding a number of Shares otherwise issuable in connection with the purchase of Shares under the Plan, (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company, (d) requiring the Participant to make a cash payment (by check or wire transfer) to the Company or another Designated Company equal to the amount of the Tax-Related Items, or (e) any other method determined by the Company that is permissible under Applicable Law. The Company will not be required to issue any Shares under the Plan until such obligations are satisfied.
11.Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Administrator. Alternatively, the Administrator may provide for Plan share accounts for each Participant to be established by the Company or by an outside entity selected by the Administrator which is not a brokerage firm. Shares purchased by a Participant pursuant to the Plan shall be held in the Participant’s brokerage or Plan share account. The Company may require that Shares be retained in such brokerage or Plan share account for a designated period of time, and/or may establish procedures to permit tracking of dispositions of Shares.
12.Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until recorded in the books of the brokerage firm selected by the Administrator or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

13.Rights Not Transferable. Rights granted under this Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during a Participant’s lifetime only by the Participant.
14.Withdrawals. A Participant may withdraw from an Offering by submitting the appropriate form online (or via any method permitted by the Administrator) through the Company’s designated Plan broker or, to the extent determined by the Administrator, to the Administrator. A notice of withdrawal must be received no later than the last day of the month immediately preceding the month of the Purchase Date or by such other deadline as may be prescribed by the Administrator. Upon receipt of such notice, automatic deductions of Contributions on behalf of the Participant shall be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such Participant shall not be eligible to participate in the Plan until the next Enrollment Period. Any Contributions credited to the account of any Participant who withdraws from an Offering according to the procedures and timing set forth in this Section 14 shall be refunded as soon as practicable without interest, except as otherwise determined by the Administrator or required by Applicable Law.
15.Termination of Employment; Leave of Absence.
(a)General. Upon a Participant ceasing to be an Eligible Employee for any reason prior to a Purchase Date, Contributions for such Participant shall be discontinued and any Contributions then credited to the Participant’s account shall be refunded as soon as practicable, without interest, except as otherwise determined by the Administrator or required by Applicable Law.
(b)Leave of Absence. Subject to the discretion of the Administrator, if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant shall continue and any Contributions credited to the Participant’s account may be used to purchase Shares as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant shall be discontinued and no other Contributions shall be permitted (unless otherwise determined by the Administrator (on a uniform and nondiscriminatory basis for Section 423 Offerings) or required by Applicable Law), but any Contributions then credited to the Participant’s account may be used to purchase Shares on the next applicable Purchase Date. Where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, for purposes of Section 423 Offerings, the employment relationship shall be deemed to have terminated three (3) months and one (1) day following the commencement of such leave, or such other period specified in Treas. Reg. § 1.421-1(h)(2) or any successor thereto.
(c)Transfer of Employment. Unless otherwise determined by the Administrator or required by Applicable Law, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Company shall not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from a Section 423 Offering to a Non-423 Offering, the exercise of the Participant’s purchase right will be qualified under the Section 423 Offering only to the extent that such exercise complies with Code Section 423. If a Participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the Participant’s purchase right will remain non-qualified under the Non-423 Offering. The Administrator may establish additional or different rules to govern transfers of employment for purposes of participation in the Plan or an Offering, consistent with the applicable requirements of Section 423 of the Code.
16.Adjustment Provisions.
(a)Changes in Capitalization. In the event of any change affecting the number, class, value, or terms of the Shares resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution (but excluding any regular cash dividend), then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall, in such manner as it may deem equitable, adjust the number and class of Shares that may be delivered under the Plan (including the numerical limits of Sections 3 and 9), the Purchase Price per Share and the number of Shares covered by each right under the Plan that has not yet been exercised. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this Section 16(a). Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a purchase right.
(b)Corporate Transaction. In the event of a Corporate Transaction, each outstanding right to purchase Shares shall be equitably adjusted and assumed or an equivalent right to purchase Shares substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a Corporate Transaction refuses to assume or substitute for the purchase right or the successor corporation is not a publicly traded corporation, the Offering Period then in progress shall be shortened by setting a New Purchase Date and shall end on the New Purchase Date. The “New Purchase Date” shall be a Trading Day determined by the Administrator, in its discretion, which occurs before the date of the consummation of the Company’s proposed Corporate Transaction. The Administrator shall notify each Participant in writing, at least ten (10) Trading Days prior to the New Purchase Date (or such other date as may be specified by the Administrator), that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless the Participant has withdrawn from the Offering prior to such date, as provided in Section 14 hereof.
17.Amendments and Termination of the Plan. The Board or the Committee may amend the Plan at any time, provided that if approval of holders of shares in the capital of the Company is required pursuant to Applicable Law, then no such amendment shall be effective unless approved by the holders of shares in the capital of the Company The Board may suspend the Plan or discontinue the Plan at any time, including shortening an Offering Period in connection with a spin-off or other similar corporate event. Upon termination of the Plan, all Contributions shall cease and all Contributions then credited to a Participant’s account shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded, without interest (unless required by Applicable Law), to Participants. For the avoidance of doubt, the Board or Committee, as applicable herein, may not delegate its authority to make amendments to or suspend the operation of the Plan pursuant to this Section 17.
18.Shareholder Approval; Effective Date; Plan Term. The Plan shall be subject to approval by holders of shares in the capital of the Company at the general meeting of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such approval shall be obtained in the manner and to the degree required under Applicable Law. The Plan shall become effective on the date that approval of the Plan, as contemplated in this Section 18, is obtained, and shall continue in effect until it expires on the tenth (10th) anniversary of the effective date of the Plan, unless terminated earlier in accordance with Section 17 hereof. Any Offering Periods that are outstanding upon the expiration of the Plan shall continue in effect in accordance with their terms through the final Purchase Period in the outstanding Offering Period.
19.Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal or regulatory requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to (i) the completion of any registration or qualification of the Shares under any local, state, federal or non-U.S. securities or exchange control law or under rulings or regulations of any governmental regulatory body, or (ii) obtaining any approval or other clearance from any local, state, federal or non-U.S. governmental agency, which registration, qualification or approval the Administrator, in its absolute discretion, deems necessary or advisable. The Company is under no obligation to register or qualify the Shares with any state or non-U.S. securities commission or other governmental body, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this Section 19, the Administrator determines that the Shares will not be issued to any Participant, any Contributions credited to such Participant’s account shall be promptly refunded, without interest (unless required by Applicable Law), to the Participant, without any liability to the Company or any of its Subsidiaries or Affiliates (or any Parent, if applicable).

20.Code Section 409A; Tax Qualification.
(a)Code Section 409A. Rights to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A of the Code and rights to purchase Shares granted under a Non-423 Offering are intended to be exempt from Section 409A of the Code pursuant to the “short-term deferral” exemption contained therein. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A of the Code.
(b)Tax Qualification. Although the Company may endeavor to (i) qualify a right to purchase Shares for favorable tax treatment under the laws of the U.S. or jurisdictions outside of the U.S. or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 20(a) hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
21.No Employment Rights. Participation in the Plan shall not be construed as giving any Participant the right to be retained as an employee of the Company, a Subsidiary, or one of its Affiliates or Parent, as applicable. Furthermore, if the Company, a Subsidiary, or an Affiliate (or Parent, if applicable) dismisses a Participant from employment, no liability or claim shall arise under the Plan.
22.Governing Law. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of U.S. federal law, this Plan shall be governed by and construed in accordance with the internal laws of the Netherlands without giving effect to the conflict of laws principles thereof.
23.Waiver of Jury Trial. Each Participant waives any right such Participant may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Plan.
24.Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.
25.Expenses. Unless otherwise set forth in the Plan or determined by the Administrator, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to Participants, shall be borne by the Company and its Subsidiaries or Affiliates (or any Parent, if applicable).

APPENDIX B
Non-GAAP Financial Measures
Reconciliations of GAAP financial measures to their respective non-GAAP financial measures are included below.
In addition to our results determined in accordance with U.S. GAAP, we believe the non-GAAP measures listed below are useful in evaluating our operating performance. We use these non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures and key metrics as analytical tools. Investors are encouraged to review the differences between GAAP financial measures and the corresponding non-GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Reconciliation of GAAP to Non-GAAP Data
(amounts in thousands, except percentages)
(Unaudited)

	Year Ended April 30,
	2022	2021
Gross Profit Reconciliation:
GAAP gross profit	$630,180	$447,435
Stock-based compensation expense	14,831	11,929
Employer payroll taxes on employee stock transactions	1,393	1,335
Amortization of acquired intangibles	10,503	8,437
Non-GAAP gross profit	$656,907	$469,136
Gross Margin Reconciliation(1):
GAAP gross margin	73.1%	73.5%
Stock-based compensation expense	1.7%	2.0%
Employer payroll taxes on employee stock transactions	0.2%	0.2%
Amortization of acquired intangibles	1.2%	1.4%
Non-GAAP gross margin	76.2%	77.1%
Operating Loss Reconciliation:
GAAP operating loss	$(173,680)	$(129,478)
Stock-based compensation expense	141,194	93,680
Employer payroll taxes on employee stock transactions	9,961	14,376
Amortization of acquired intangibles	15,783	14,167
Acquisition-related expenses	7,632	—
Non-GAAP operating income (loss)	$890	$(7,255)
Operating Margin Reconciliation(1):
GAAP operating margin	(20.1)%	(21.3)%
Stock-based compensation expense	16.4%	15.4%
Employer payroll taxes on employee stock transactions	1.2%	2.4%
Amortization of acquired intangibles	1.8%	2.3%
Acquisition-related expenses	0.9%	0.0%
Non-GAAP operating margin	0.1%	(1.2)%
Net Loss Reconciliation:
GAAP net loss	$(203,848)	$(129,434)
Stock-based compensation expense	141,194	93,680
Employer payroll taxes on employee stock transactions	9,961	14,376
Amortization of acquired intangibles	15,783	14,167
Acquisition-related expenses	7,632	—
Income tax(2)	(1,496)	(777)
Non-GAAP net loss	$(30,774)	$(7,988)
Non-GAAP net loss per share attributable to ordinary shareholders, basic and diluted	$(0.33)	$(0.09)
Weighted-average shares used to compute net loss per share attributable to ordinary shareholders, basic and diluted	92,547,145	87,207,094
(1) Totals may not sum, due to rounding. Gross margin, operating margin, and earnings per share are calculated based upon the respective underlying, non-rounded data.
(2) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Reconciliation of GAAP to Non-GAAP Data
Adjusted Free Cash Flow
(amounts in thousands, except percentages)
(Unaudited)

	Year Ended April 30,
	2022	2021
Net cash provided by operating activities	$5,672	$22,545
Less: Purchases of property and equipment	(2,485)	(3,912)
Less: Capitalization of internal-use software	(4,932)	(317)
Add: Interest paid on long-term debt	12,452	—
Adjusted free cash flow	$10,707	$18,316
Net cash used in investing activities	$(127,271)	$(1,518)
Net cash provided by financing activities	$602,127	$77,258
Net cash provided by operating activities (as a percentage of total revenue)	1%	4%
Less: Purchases of property and equipment (as a percentage of total revenue)	—%	(1)%
Less: Capitalization of internal-use software (as a percentage of total revenue)	(1)%	—%
Add: Interest paid on long-term debt (as a percentage of total revenue)	1%	—%
Adjusted free cash flow margin	1%	3%
Non-GAAP Gross Profit and Non-GAAP Gross Margin
We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation expense, employer payroll taxes on employee stock transactions, and amortization of acquired intangible assets. We believe non-GAAP gross profit and non-GAAP gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics generally eliminate the effects of certain variables from period to period for reasons unrelated to overall operating performance.
Non-GAAP Operating Income (Loss) and Non-GAAP Operating Margin
We define non-GAAP operating income (loss) and non-GAAP operating margin as GAAP operating loss and GAAP operating margin, respectively, excluding stock-based compensation expense, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, and acquisition-related expenses. We believe non-GAAP operating income (loss) and non-GAAP operating margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics generally eliminate the effects of certain variables from period to period for reasons unrelated to overall operating performance.
Non-GAAP Net Loss Per Share
We define non-GAAP net loss per share as GAAP net loss per share, excluding stock-based compensation expense, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, acquisition-related expenses and the tax effects related to the foregoing. We believe non-GAAP net loss per share provides our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations, as this metric generally eliminates the effects of certain variables from period to period for reasons unrelated to overall operating performance.
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
Adjusted free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities adjusted for cash paid for interest less cash used for investing activities for purchases of property and equipment, and capitalized internal-use software costs.

Adjusted free cash flow margin is calculated as adjusted free cash flow divided by total revenue. Adjusted free cash flow does not represent residual cash flow available for discretionary expenditures since, among other things, we have mandatory debt service requirements.

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**ELASTIC N.V.**

**THE ELASTIC N.V. BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR IN ITEM 1 AND "FOR" ITEMS 2, 3, 4, 5, 6, 7, 8 AND 9.**

1. Appointment of the following non-executive directors, each for the applicable terms as set forth below

| Nominees: | For | Against | Abstain |
|---|---|---|---|
| 1a. Caryn Marooney for a term of one (1) year, ending at the close of the annual general meeting of 2023 | ☐ | ☐ | ☐ |
| 1b. Chetan Puttagunta for a term of two (2) years, ending at the close of the annual general meeting of 2024 | ☐ | ☐ | ☐ |
| 1c. Sohaib Abbasi for a term of three (3) years, ending at the close of the annual general meeting of 2025 | ☐ | ☐ | ☐ |
| 1d. Steven Schuurman for a term of three (3) years, ending at the close of the annual general meeting of 2025 | ☐ | ☐ | ☐ |
| 2. Adoption of Dutch Statutory Annual Accounts for fiscal year 2022 | ☐ | ☐ | ☐ |
| 3. Appointment of PricewaterhouseCoopers Accountants N.V. as the external auditor of our Dutch statutory annual accounts for fiscal year 2023 | ☐ | ☐ | ☐ |
| 4. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2023 | ☐ | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 5. Grant of full discharge of the Company's executive director from liability with respect to the performance of his duties during fiscal year 2022 | ☐ | ☐ | ☐ |
| 6. Grant of full discharge of the Company's non-executive directors from liability with respect to the performance of their duties during fiscal year 2022 | ☐ | ☐ | ☐ |
| 7. Authorization of the Board of Directors to repurchase shares in the capital of the Company | ☐ | ☐ | ☐ |
| 8. Approval of the Elastic N.V. 2022 Employee Stock Purchase Plan | ☐ | ☐ | ☐ |
| 9. Non-binding advisory vote on the compensation of the Company's named executive officers | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

| | Yes | No |
|---|---|---|
| **HOUSEHOLDING ELECTION** - Please indicate if you consent to receive certain future investor communications in a single package per household. | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:**
The Proxy Statement and Form 10-K are available at www.proxyvote.com.

D89706-P79403

**ELASTIC N.V.**
**Annual General Meeting of Shareholders**
**October 6, 2022 5:00 PM Central European Summer Time**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) any civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ELASTIC N.V. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 5:00 PM Central European Summer Time on October 6, 2022, at the Company's offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**